EXHIBIT 3

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION


In re:                                    )     Chapter 11
                                          )
VENTURE LIGHTING                          )     Case No. 03 B 05255
INTERNATIONAL, INC., et al.,              )     (Jointly Administered)
                                          )
                                 Debtors. )     Honorable A. Benjamin Goldgar



                                NOTICE OF FILING

TO:      SEE ATTACHED SERVICE LIST

         PLEASE TAKE NOTICE that on the 29th day of August, 2003, the undersigned filed the attached Disclosure Statement with Respect to First Amended Chapter 11 Plan of Reorganization dated August 15, 2003, with the Clerk of the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, a copy of which is attached hereto and is hereby served upon you.

                             CERTIFICATE OF SERVICE

         I, Jerry L. Switzer, Jr., certify that I caused the Disclosure Statement with Respect to First Amended Chapter 11 Plan of Reorganization dated August 15, 2003 to be served upon the parties on the attached Service List via Federal Express or Messenger delivery (as indicated thereon) on the 29th day of August, 2003.



                                                     ---------------------------
                                                         Jerry L. Switzer, Jr.


Jeff J. Marwil (06194504)
Jerry L. Switzer, Jr. (06210229)
Peter J. Young (06278765)
JENNER & BLOCK, LLC
One IBM Plaza
Chicago, Illinois 60611
(312) 222-9350
(312) 527-0484 (Fax)

               In re: Venture Lighting International, Inc., et al.
                               Case No. 03 B 05255

                                  SERVICE LIST
                                  ------------


Ira Bodenstein                                Securities and Exchange Commission
United States Trustee (Region 11)             Attn:  Angela D. Dodd
Attn:  Roman Sukley                           175 West Jackson Boulevard
227 West Monroe Street                        Suite 900
Suite 3350                                    Chicago, IL 60604
Chicago, IL 60606                             facsimile:  (312) 353-7398
facsimile:  312-886-5794

Robert Fishman                                Stroock & Stroock & Lavan LLP
Shaw, Gussis, Fishman, Glantz & Wolfson, LLC  Attn:  Michael J. Sage
1144 North Fulton Street                             Kris Hansen
Suite 200                                            Victor Glaser
Chicago, IL 60607                             180 Maiden Lane
facsimile:  312-541-0155                      New York, NY  10038
                                              facsimile:  212-806-6006

Michael B. Solow
Joel L. Miller
Kaye Scholer LLC
Three First National Plaza
70 West Madison Street
Suite 4100
Chicago, IL 60602
facsimile:  312-583-2360

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION


In re:                                      )     Chapter 11
                                            )
VENTURE LIGHTING                            )     Case No.  03-05255
INTERNATIONAL, INC., et al.,                )     (Jointly Administered)
                                            )
                              Debtors.      )     Honorable A. Benjamin Goldgar


                              --------------------




                              DISCLOSURE STATEMENT

                                 WITH RESPECT TO

                        FIRST AMENDED CHAPTER 11 PLAN OF
                      REORGANIZATION DATED AUGUST 15, 2003




                              --------------------

                               SUMMARY TERM SHEET

     This Summary Term Sheet provides an overview of the Recapitalization which the Debtors and Saratoga are attempting to accomplish through the Plan as described in this Disclosure Statement. The Debtors and Saratoga are seeking your consent to the Plan. The Plan reflects the terms under which the Debtors and Saratoga believe the Debtors can reorganize for the benefit of all creditors and equity security holders.

     For a complete description of the Plan and the Recapitalization, please see the Sections entitled "COMPANY BACKGROUND AND PURPOSE OF THE RECAPITALIZATION" and "THE PLAN" contained in this Disclosure Statement. In addition, you should carefully read the Section entitled "RISK FACTORS." Capitalized terms not defined herein have the meanings ascribed to such terms in the Plan attached hereto as Annex A.1

     The Plan for which the Debtors and Saratoga are seeking your consent involves the Recapitalization described below:

o Class 1(a) Claims: Miscellaneous Secured Claims. The Debtors estimate that there are approximately 2 Miscellaneous Secured Claims in the approximate aggregate amount of $508,000. Class 1(a) Miscellaneous Secured Claims are Unimpaired. Each Holder of an Allowed Class 1(a) Miscellaneous Secured Claim shall receive, in the sole discretion of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as practicable after the later of (i) the Effective Date, (ii) the date that such Miscellaneous Secured Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Claim; (B) treatment such that such Miscellaneous Secured Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

o Class 1(b) Claims: Secured Claims of GE. The Debtors estimate that there are approximately 3 GE Secured Claims in the approximate aggregate amount of $2,390,000. Class 1(b) GE Secured Claims are Impaired. The Class 1(b) GE Secured Claims shall receive nothing on the Effective Date, provided, however, on the Effective Date, or as soon thereafter as the GE Secured Claims are Allowed, GE may offset from the amounts owing by GE to the Debtors, including

--------
         1 The Plan attached hereto as Annex A is the version filed with the Bankruptcy Court on August 15, 2003. Drafts of certain Plan exhibits are being filed contemporaneously with this Disclosure Statement under a separate cover and are incorporated herein by reference. No later than one week prior to the deadline for the filing of objections to this Disclosure Statement (on or before September 19, 2003), the Debtors and Saratoga intend to file an amended Plan and amended Plan exhibits to conform to the Disclosure Statement.

     the Debtors' nondebtor affiliates, and indefeasibly retain for GE's own account, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims. If, after giving effect to the offset provided in
     Section 3.06(b) of the Plan, GE has any remaining Claims against the Debtors, such Claims of GE shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims. Except to the extent of the offset permitted under Section 3.06(b) of the Plan, nothing in Section 3.06(b) of the Plan shall be or be deemed to be a waiver or release of any claim belonging to the Debtors or their nondebtor affiliates against GE.

o Class 2 Claims: Classified Priority Claims. The Debtors estimate that there are approximately 5 Classified Priority Claims in the approximate aggregate amount of $23,500. Class 2 Classified Priority Claims are Unimpaired. To the extent that these Claims have not already been paid pursuant to prior order of the Bankruptcy Court, each Holder of an Allowed Class 2 Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Class 2 Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 2 Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

o Class 3 Claims: Old Note Claims. The Debtors estimate that there are approximately 70 Old Note Claims; the Old Indenture Trustee has filed a proof of claim on behalf of all Holders of Old Notes in the aggregate amount of $107,238,350.35. The Old Note Claims are Allowed as follows:

          (A) if Class 3 accepts the Plan pursuant to ss.1129(a)(8)(A) of the Bankruptcy Code, such Old Note Claims shall be Allowed in an aggregate amount equal to the sum of (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (A)(i) of section 3.08 of the Plan from the Petition Date to the Effective Date at the rate of 8% per annum, or

          (B) if Class 3 does not so accept the Plan, then such Old Note Claims shall be Allowed in an aggregate amount equal to (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (B)(i) of section 3.08 of the Plan from the Petition Date to the Effective Date at that rate per annum which is the greater of:

               (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt),

               (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

          Class 3 Old Note Claims are Impaired. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Note Claim as of the Distribution Record Date shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment and discharge of such Claim, a New Note in a principal amount equal to:

               (A) the unpaid principal amount of such Old Note held by such Holder plus

               (B) the amount of interest accrued but unpaid on such Old Note from March 16, 2002 to the Petition Date plus

               (C) interest on an amount equal to the sum of (A) and (B) in this sentence from the Petition Date to the Effective Date at the applicable rate as provided above in section 3.08 (A) or (B) of the Plan.

          Acceptance of the Plan by Class 3 shall, subject to consummation of the Plan, constitute a waiver by all Holders of Class 3 Old Note Claims of any and all defaults under the Old Indenture that may exist as of the Effective Date, and an agreement to instruct the Old Indenture Trustee to take all actions to effectuate the Plan.

o Class 4 Claims: ADLT General Unsecured Claims. The Debtors estimate that there are approximately 43 ADLT General Unsecured Claims in the approximate aggregate amount of $2,076,000 (certain ADLT General Unsecured Claims that have already been paid pursuant to prior order of the Bankruptcy Court are not included in this amount). The Class 4 ADLT General Unsecured Claims are Impaired. Each Holder of Class 4 ADLT General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

               (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet:
          http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

               (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

          The Holder of each Class 4 ADLT General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in Section 3.09 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Class 4 Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 4 ADLT General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date, subject to the requirement that each Holder who fails to have made its election and to have caused its fully completed election form to have been actually received by the Reorganized Debtors by 5:00 p.m. Cleveland time on the 20th Cleveland, Ohio Business Day after the Effective Date shall be conclusively deemed to have elected 85% Now Treatment.

          Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

               (1) 45 days after the Effective Date,

               (2) the date on which such Holder's Class 4 ADLT General Unsecured Claim shall have become Allowed,

               (3) the date on which such Class 4 ADLT General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

               (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 4 ADLT General Unsecured Claim,

     an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim.

          Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

               (1) the first Calendar-Quarter-End Date after the Effective Date, and

               (2) the Calendar-Quarter-End Date next following the date on which each such Class 4 ADLT General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 4 ADLT General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet:
          http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 4 ADLT General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 4 ADLT General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

          All payments to Holders of Class 4 ADLT General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

o Class 5 Claims: Subsidiary Debtor General Unsecured Claims. The Debtors estimate that there are approximately 700 Subsidiary Debtor General Unsecured Claims in the approximate aggregate amount of $2,412,000 (certain Subsidiary Debtor General Unsecured Claims that have already been paid pursuant to prior order of the Bankruptcy Court are not included in this amount). The Class 5 Subsidiary Debtor General Unsecured Claims are Impaired. Each Holder of Class 5 Subsidiary Debtor General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

               (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet:
          http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

               (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

          The Holder of each Class 5 Subsidiary Debtor General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in section 3.10 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 5 Subsidiary Debtor General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date, subject to the requirement that each Holder who fails to have made its election and to have caused its fully completed election form to have been actually received by the Reorganized Debtors by 5:00 p.m. Cleveland time on the 20th Cleveland, Ohio Business Day after the Effective Date shall be conclusively deemed to have elected 85% Now Treatment.

          Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

               (1) 45 days after the Effective Date,

               (2) the date on which such Holder's Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed,

               (3) the date on which such Class 5 Subsidiary Debtor General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

               (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 5 Subsidiary Debtor General Unsecured Claim,

     an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim.

          Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

               (1) the first Calendar-Quarter-End Date after the Effective Date, and

               (2) the Calendar-Quarter-End Date next following the date on which each such Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-

          Quarter-End Dates thereafter, until such Allowed Class 5 Subsidiary Debtor General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet:
          http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 5 Subsidiary Debtor General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 5 Subsidiary Debtor General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

          All payments to Holders of Class 5 Subsidiary Debtor General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

o Class 6 Interests: Old Preferred Stock Interests. Class 6 Preferred Interests are Impaired. There is 1 Holder of the Class 6 Preferred
     Interests: Saratoga holds Class 6 Interests in 761,250 Old Preferred Shares; such Interests of Saratoga are Allowed under the Plan. On or as soon as practicable after the Effective Date, Saratoga, the Holder of the Allowed Class 6 Preferred Interest as of the Distribution Record Date shall receive, in full satisfaction, settlement, release, extinguishment and discharge of such Preferred Interest, and upon payment in Cash to ADLT by wire transfer of immediately available funds, $18,000,000, 29,000 shares of New Preferred Stock and 1,000 shares of New Common Stock, such that the Holders of the Allowed Class 6 Preferred Interests shall have received 100% of the authorized shares of New Preferred Stock, all of which are to be outstanding on the Effective Date and held by Saratoga, 100% of the shares of New Common Stock issued and outstanding on the Effective Date and 90.8% of the Fully Diluted New Common Stock. Acceptance of the Plan by Class 6 shall, subject to consummation of the Plan, constitute an approval, as recipient of New Common Stock, of the Management Incentive Plan and the Senior Management Contracts.

o Class 7 Interests: Old Common Stock Interests. The Debtors estimate that there are approximately 6,000 Holders of Old Common Stock (23,807,347 shares issued and outstanding). Class 7 Common Interests are Impaired. If Class 7 accepts the Plan pursuant toss.1129(a)(8) of the Bankruptcy Code then, on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7

     Interest as of the Distribution Record Date (and any Holders in Class 8, other than Saratoga, electing to exercise their rights as set forth in section 3.13 of the Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, for each share of Old Common Stock held by such Holder, the sum of $0.1197 (11.97 cents) per share (based on 23,807,347 shares outstanding) payable such that the Holders of Class 7 Common Interests shall have received in the aggregate $2,850,000; provided, however, that the Cash distributions to be received by such Holders shall be reduced by the aggregate amount of Allowed Professional Claims of Professionals retained by or on behalf of the Equity Committee up to $350,000, such that, at a minimum, such Holders shall have received in the aggregate $2,500,000 (resulting in a Cash distribution of $0.105 (10.5 cents) per share of Old Common Stock (based on 23,807,347 shares outstanding)). If Class 7 does not accept the Plan pursuant toss.1129(a)(8) of the Bankruptcy Code then they will be entitled to $2,500,000, pro rata, including Saratoga, payable in quarterly installments of 25% of the amount payable to such Holder starting, with respect to each Holder of a Class 7 Interest, on the later of (i) the first Calendar-Quarter-End Date after the Effective Date and (ii) the Calendar-Quarter-End Date next following the date on which each such Old Common Stock Interest shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Old Common Stock Interest is paid in full the amount provided for in Section 3.12 of the Plan, subject to the proviso that on the 364th day after the Effective Date of the Plan, each such Holder shall receive the entire then-unpaid balance of the amount due under the Plan in respect of such Class 7 Interest, without interest. Regardless of the foregoing, Holders of Old Common Stock Interests that remain Disputed on such 364th day shall be entitled to receive 100% of the amount due on their Allowed Interest on the date of Allowance thereof. All payments to Holders of Class 7 Old Common Stock Interests shall be made in Cash unless otherwise agreed between Reorganized ADLT and the Holder of such Interest. No interest will accrue or be payable on Class 7 Old Common Stock Interests or the payments made to Holders thereof.

o Class 8 Interests: Old Other Interests. The Debtors estimate that there are approximately 830 Holders of Old Other Interests. Class 8 Interests are Impaired. Each Holder of an Old Other Interest shall have the right to exercise its options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interest, which shall become fully vested as of the date of exercise of such right notwithstanding any provision to the contrary in the contract or instrument giving rise to such Interest. To exercise such right, such Holder shall (i) mark or check off the applicable box on the Ballot cast by such Holder indicating such Holder's exercise of such right and (ii) on or before the Effective Date, pay all required consideration and otherwise satisfy all other applicable conditions in order to exercise such right. If such Holder timely exercises its right to obtain such Old Common Stock, such Holder shall be entitled to the treatment provided to Class 7 set forth in Section
     3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain such Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest.

o Class 9 Interests: Subsidiary Interests. There are 6 Holders of Subsidiary Interests. In particular, ADLT is the Holder of the Subsidiary Interests in and to VLI, ADLT Services, Ballastronix and Microsun. VLI is the Holder of the Subsidiary Interests in and to LRI and APL (ADLT is the indirect Holder of such Interests). Class 9 Interests are Unimpaired. Each Holder of an Interest in Class 9 shall retain such Interest and its respective share or shares of common stock of the Subsidiary Debtors representing such Interest, but such Holder shall receive no distribution under the Plan on account of such Interest; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors.

o A vote in favor of the Plan will be deemed to constitute, among other things, (i) your consent to the releases set forth in the Plan (provided that you so indicate your consent on your Ballot), (ii) if you are a Holder of an Old Note, your waiver of any and all defaults under the Old Indenture governing the Old Notes that may exist as of the Effective Date of the Plan, (iii) if you are a Holder of an Old Note, your agreement to instruct the Old Indenture Trustee to take all necessary actions to effectuate the Plan and (iv) your approval of the Management Incentive Plan and the Senior Management Contracts.

o With respect to each Impaired Class of Claims entitled to vote on the Plan, we must receive approval of the Plan from (i) the Holders of such Claims holding at least two-thirds (2/3) in amount of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) and (ii) more than one-half (1/2) in number of the Holders of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code). With respect to each Impaired Class of Interests entitled to vote on the Plan, we must receive approval from the Holders of such Interests holding at least two-thirds (2/3) in amount of such Interests actually voting in such Class (other than Interests held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code). See "THE PLAN--Voting on the Plan."

o If you wish to vote on the Plan, you must return your properly completed Ballot in accordance with the instructions set forth therein so that it is received by the Voting Agent prior to 5:00 p.m., Pacific time, on November 24, 2003 (the "Voting Termination Date").

o After you have cast your vote to accept or reject the Plan, you will need the approval of the Bankruptcy Court to withdraw or change your vote on the Plan.

     The confirmation and effectiveness of the Plan are subject to approval of the Bankruptcy Court. See "RISK FACTORS--Risks Related to the Plan--Risk of Non-Confirmation of the Plan." We cannot assure you that the Bankruptcy Court will approve the Plan or that it will be consummated.

                                TABLE OF CONTENTS

Section                                                                    Page
-------                                                                    ----

Solicitation of Plan Acceptances.............................................i

The Plan Solicitation.......................................................ii

IMPORTANT INFORMATION REGARDING THE PLAN.....................................x
     Where You Can Find More Information....................................xi
     Incorporation By Reference.............................................xi
     Projections............................................................ii

SUMMARY OF THE RECAPITALIZATION..............................................1
     The Company.............................................................1
     Background of the Restructuring.........................................1
     The Recapitalization....................................................2
     Board of Directors......................................................9
     Procedure for Approving the Plan.......................................10
     Expiration, Termination and Withdrawal.................................10
     Interpretation and Effect of Ballots...................................10
     Objections to the Plan and this Disclosure Statement...................11
     Solicitation of Acceptances............................................12
     Voting Procedures......................................................12
     Unimpaired Classes.....................................................13
     Voting Impaired Classes................................................13
     Summary of Distributions Under the Plan................................14
     Certain Consequences of the Plan.......................................15
         Consequences of Failure to Confirm the Plan........................15
         Consequences of the Recapitalization...............................15

     Federal Income Tax Considerations......................................15
     Description of Capital Stock and New ADLT Articles of
         Incorporation and Code of Regulations (By-Laws)....................15
     Listing and Trading of Old Notes, New Notes, Old Common Stock
         and New Common Stock...............................................15
     Voting Agent...........................................................16
     Board Recommendation...................................................16
     Selected Financial Data................................................16

RISK FACTORS................................................................19
     Risks if the Recapitalization is Not Successfully Completed............19
     Risks Related to the Plan..............................................19
         Risk of Non-Confirmation of the Plan...............................19
     Risks Related to Ownership of New Common Stock.........................20
         Other Risks Relating to the Debtors and Their Businesses...........20

CAPITALIZATION..............................................................20

BANKRUPTCY SCHEDULES OF ASSETS AND LIABILITIES..............................21

COMPANY BACKGROUND AND PURPOSE FOR THE RECAPITALIZATION.....................22
     The Company............................................................22
     Background of the Restructuring........................................22
     Our Management Team....................................................23
     Purpose of the Recapitalization........................................25

VALUATION AND PROJECTED FINANCIAL INFORMATION...............................25
     Valuation Analysis.....................................................25
     Projected Financial Information........................................25

THE PLAN....................................................................26
     Brief Explanation of Chapter 11 Reorganization.........................26

     Solicitation of Acceptances of the Plan................................27
     Voting on the Plan.....................................................29
     Classifications of Claims and Interests................................30
         Unimpaired Classes.................................................30
         Voting Impaired Classes............................................31
     Summary of Distributions Under the Plan................................31
         Administrative Claims..............................................32
         Priority Tax Claims................................................33
         DIP Facility Claim.................................................33
         Class 1(a)--Miscellaneous Secured Claims...........................34
         Class 1(b)--GE Secured Claims......................................34
         Class 2--Classified Priority Claims................................34
         Class 3--Old Note Claims...........................................35
         Class 4--ADLT General Unsecured Claims.............................36
         Class 5--Subsidiary Debtor General Unsecured Claims................37
         Class 6--Preferred Interests.......................................39
         Class 7--Common Interests..........................................39
         Class 8--Old Other Interests.......................................40
         Class 9--Subsidiary Interests......................................40
     Summary of Other Provisions of or Relating to the Plan.................41
         Preservation of Rights.............................................41
         Adoption of Senior Management Contracts............................41
         Adoption of Management Incentive Plan..............................41
         Saratoga Management Services Agreement.............................42
         Saratoga/GE Stock Purchase Agreement...............................43

         Treatment of Hellman Loan..........................................45
         Treatment of Executory Contracts and Unexpired Leases..............46
         Conditions to Effectiveness........................................48
     Board of Directors.....................................................49
     New ADLT Articles of Incorporation.....................................49
     Means for Implementation of the Plan...................................49
     Expenses and Sources of Cash to be Used in Connection with the Plan....49
     Modification of the Plan...............................................50
     Withdrawal of the Plan.................................................51
     Withdrawal of Votes on the Plan........................................51
     Confirmation of the Plan...............................................51
     Acceptance of the Plan.................................................52
     Feasibility Test.......................................................52
     Best Interests of Creditors Test; Liquidation Value....................52
     Effects of Plan Confirmation...........................................53
         Discharge..........................................................53
     Injunction.............................................................54
         Discharged Claims and Terminated Interests.........................54
         Released Claims and Interests......................................54
         Exculpation........................................................55
     Releases...............................................................55
         Releases by Debtors................................................55
         Releases by Holders of Claims and Interests........................56
         Indemnification....................................................57
         Revesting of the Debtors...........................................57

     Retention of Jurisdiction..............................................58
         Exclusive Jurisdiction of Bankruptcy Court.........................58
         Non-Exclusive Jurisdiction of Bankruptcy Court.....................59
     Alternatives to Confirmation and Consummation of the Plan..............60
         Sale of Some or All of Debtors' Business Operations................60
         Alternative Plan of Reorganization.................................60
         Liquidation Under Chapter 7........................................61

ACTIONS TAKEN DURING THE CHAPTER 11 CASES...................................61
     Operations Since Commencement of the Chapter 11 Cases..................61
     Relief Requested from the Bankruptcy Court.............................61
         Provisions for Prior Lenders.......................................61
         Treatment of Employees.............................................62
         Applications for Retention of the Debtors' Professionals...........62
         Motion to Continue Using Existing Cash Management System...........62
         Motion to Pay Critical Vendors.....................................62
         Motion to Honor Customer Programs and Practices....................63
     Committees.............................................................63

MANAGEMENT, BOARD OF DIRECTORS AND INSIDER RELATIONSHIPS....................63
     Management.............................................................63
     Board of Directors.....................................................64
     Management Incentive Plan..............................................64
     Senior Management Employment Agreements................................64
     Certain Transactions and Relationships with Insiders or
         Otherwise Related Parties..........................................65

ACCOUNTING TREATMENT OF THE RECAPITALIZATION................................67

FEDERAL INCOME TAX CONSIDERATIONS...........................................68

     Tax Consequences to the Company........................................73

SECURITIES LAW MATTERS......................................................73
     Solicitation of Acceptances of Plan....................................73
     Issuance and Resale of the New Notes, New Preferred Stock
         and New Common Stock Under a Bankruptcy Plan.......................74

DESCRIPTION OF THE OLD NOTES................................................74
     Material Terms.........................................................74

DESCRIPTION OF CAPITAL STOCK AND NEW ARTICLES OF INCORPORATION
AND CODE OF REGULATIONS (BY-LAWS)...........................................75
     Old Common Stock and New Common Stock..................................75
     Old Preferred Stock and New Preferred Stock............................75

PRICE RANGE OF OLD COMMON STOCK AND DELISTING...............................77
     Price Range of Old Common Stock........................................77
     Limited Trading Market.................................................77

IMPORTANT CONTACT INFORMATION...............................................78
     The Voting Agent.......................................................78

CONCLUSION AND RECOMMENDATION...............................................78

                      Disclosure Statement with Respect to
                 First Amended Chapter 11 Plan of Reorganization
                              Dated August 15, 2003

                        Solicitation of Plan Acceptances

         Advanced Lighting Technologies, Inc. ("ADLT") and certain of its subsidiaries (the "Subsidiary Debtors" and, together with ADLT, the "Debtors") and Saratoga Lighting Holdings LLC ("Saratoga") propose a recapitalization plan (the "Recapitalization") as described in this Disclosure Statement (the "Disclosure Statement"). The Recapitalization will be accomplished through the first amended plan of reorganization (the "Plan") under Chapter 11 ("Chapter 11") of title 11 of the United States Code (the "Bankruptcy Code"). The Recapitalization involves (A) the exchange of ADLT's $100,000,000 Senior Notes due March 15, 2008 (the "Old Notes") for approximately $114,356,000 Senior Notes due September 15, 2010 (the "New Notes"); (B) the exchange of ADLT's outstanding preferred stock (the "Old Preferred Stock") currently held by Saratoga and an $18 million Cash infusion into the Debtors by Saratoga for 100% of the shares of new preferred stock (the "New Preferred Stock") and 100% of the shares of new common stock issued as of the Effective Date (the "New Common Stock") (representing 90.8% of the Fully Diluted New Common Stock) to be issued to Saratoga; and (C) the exchange of ADLT's outstanding common stock (23,807,347 shares issued and outstanding) (the "Old Common Stock") for Cash distributions between $0.1197 (11.97 cents) and $0.105 (10.5 cents) per share (in the aggregate between $2,850,000 and $2,500,000). Certain members of the Debtors' Senior Management shall receive Management Options under the Management Incentive Program to purchase in the aggregate 9.2% of the Fully Diluted New Common Stock.

         Holders of Miscellaneous Secured Claims shall receive, at the Debtors' option, Cash equal to the amount of each such Allowed Claim or treatment such that such Claim shall be Reinstated. The Holder of the GE Secured Claims shall be entitled to off set from the amounts owing by such Holder to the Debtors, including the Debtors' nondebtor affiliates, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims; if, after giving effect to this offset, such Holder has any remaining Claims against the Debtors, such Claims shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims. Holders of Class 4 ADLT General Unsecured Claims and Class 5 Subsidiary Debtor General Unsecured Claims shall receive, at their option, either certain quarterly installments of Cash to be paid over one (1) year such that the full amount of each such Claim shall be paid in full, plus interest accruing after the Effective Date, or a single Cash distribution equal to eighty five percent (85%) of the Allowed amount of each such Claim.

         Prior to the Effective Date, Holders of Old Other Interests shall have the right to exercise their options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interests, in which event such Holders shall be entitled to the treatment provided to Class 7 under the Plan with respect to such Old Common Stock. Finally, each Holder of a Subsidiary Interest in Class 9 shall retain such Interest and its respective share or shares of common stock of the Subsidiary Debtors representing such Interest, but such Holder shall receive no distribution under the Plan on account of such Interest; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors.

         References in this Disclosure Statement to the "Company," "we," "us," "our Company" and "ourselves" refer to Advanced Lighting Technologies, Inc. and its subsidiaries unless the context clearly requires otherwise.

                              The Plan Solicitation

         Upon the terms and subject to the conditions set forth in this Disclosure Statement and in the accompanying form of ballot (the "Ballot"), the Debtors and Saratoga hereby solicit (the "Plan Solicitation") acceptances of the Plan from the Holders of Impaired Claims and Impaired Interests in the following
Classes: (a) Class 1(b) GE Secured Claims; (b) Class 3 Old Note Claims; (c) Class 4 ADLT General Unsecured Claims; (d) Class 5 Subsidiary Debtor General Unsecured Claims; (e) Class 6 Preferred Interests; (f) Class 7 Common Interests; and (g) Class 8 Old Other Interests.

Treatment of Classified Claims and Interests

         The proposed treatment of Classified Claims and Interests is as follows:

         Class 1(a) Claims: Miscellaneous Secured Claims. Class 1(a) Miscellaneous Secured Claims are Unimpaired. Each Holder of an Allowed Class 1(a) Miscellaneous Secured Claim shall receive, in the sole discretion of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as practicable after the later of (i) the Effective Date, (ii) the date that such Miscellaneous Secured Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Claim; (B) treatment such that such Miscellaneous Secured Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

         Class 1(b) Claims: Secured Claims of GE. Class 1(b) GE Secured Claims are Impaired. The Class 1(b) GE Secured Claims shall receive nothing on the Effective Date, provided, however, on the Effective Date, or as soon thereafter as the GE Secured Claims are Allowed, GE may offset from the amounts owing by GE to the Debtors, including the Debtors' nondebtor affiliates, and indefeasibly retain for GE's own account, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims. If, after giving effect to the offset provided in Section 3.06(b) of the Plan, GE has any remaining Claims against the Debtors, such Claims of GE shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims. Except to the extent of the offset permitted under Section 3.06(b) of the Plan, nothing in Section 3.06(b) of the Plan shall be or be deemed to be a waiver or release of any claim belonging to the Debtors or their nondebtor affiliates against GE.

         Class 2 Claims: Classified Priority Claims. Class 2 Classified Priority Claims are Unimpaired. To the extent that these Claims have not already been paid pursuant to prior order of the Bankruptcy Court, each Holder of an Allowed Class 2 Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Class 2 Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 2 Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

         Class 3 Claims: Old Note Claims. The Old Note Claims are Allowed as follows:

                  (A) if Class 3 accepts the Plan pursuant to ss.1129(a)(8)(A) of the Bankruptcy Code, such Old Note Claims shall be Allowed in an aggregate amount equal to the sum of (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (A)(i) of section 3.08 of the Plan from the Petition Date to the Effective Date at the rate of 8% per annum, or

                  (B) if Class 3 does not so accept the Plan, then such Old Note Claims shall be Allowed in an aggregate amount equal to (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (B)(i) of section 3.08 of the Plan from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                           (1) 1.32% (such rate being (a) the weekly average
                  1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet:
                  http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt),

                           (2) such other rate per annum as the Bankruptcy
                  Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         Class 3 Old Note Claims are Impaired. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Note Claim as of the Distribution Record

Date shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment and discharge of such Claim, a New Note in a principal amount equal to:

          (A) the unpaid principal amount of such Old Note held by such Holder plus

          (B) the amount of interest accrued but unpaid on such Old Note from March 16, 2002 to the Petition Date plus

          (C) interest on an amount equal to the sum of (A) and (B) in this sentence from the Petition Date to the Effective Date at the applicable rate as provided above in section 3.08 (A) or (B) of the Plan.

         Acceptance of the Plan by Class 3 shall, subject to consummation of the Plan, constitute a waiver by all Holders of Class 3 Old Note Claims of any and all defaults under the Old Indenture that may exist as of the Effective Date, and an agreement to instruct the Old Indenture Trustee to take all actions to effectuate the Plan.

         Class 4 Claims: ADLT General Unsecured Claims. The Class 4 ADLT General Unsecured Claims are Impaired. Each Holder of Class 4 ADLT General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                  (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

                  (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         The Holder of each Class 4 ADLT General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in Section 3.09 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Class 4 Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 4 ADLT General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date, subject to the requirement that each Holder who fails to have made its election and to have caused its fully completed election form to have been actually received by the Reorganized Debtors by 5:00 p.m. Cleveland time on the 20th Cleveland, Ohio Business Day after the Effective Date shall be conclusively deemed to have elected 85% Now Treatment.

          Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

                   (1) 45 days after the Effective Date,

                   (2) the date on which such Holder's Class 4 ADLT General Unsecured Claim shall have become Allowed,

                   (3) the date on which such Class 4 ADLT General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

                   (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 4 ADLT General Unsecured Claim,

          an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim.

          Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

                   (1) the first Calendar-Quarter-End Date after the Effective Date, and

                   (2) the Calendar-Quarter-End Date next following the date on which each such Class 4 ADLT General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 4 ADLT General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet:
          http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 4 ADLT General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 4 ADLT General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

          All payments to Holders of Class 4 ADLT General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

         Class 5 Claims: Subsidiary Debtor General Unsecured Claims. The Class 5 Subsidiary Debtor General Unsecured Claims are Impaired. Each Holder of Class 5 Subsidiary Debtor General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                  (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

                  (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         The Holder of each Class 5 Subsidiary Debtor General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in section 3.10 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 5 Subsidiary Debtor General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date, subject to the requirement that each Holder who fails to have made its election and to have caused its fully completed election form to have been actually received by the Reorganized Debtors by 5:00 p.m. Cleveland time on the 20th Cleveland, Ohio Business Day after the Effective Date shall be conclusively deemed to have elected 85% Now Treatment.

          Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

                  (1) 45 days after the Effective Date,

                  (2) the date on which such Holder's Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed,

                  (3) the date on which such Class 5 Subsidiary Debtor General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

                  (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 5 Subsidiary Debtor General Unsecured Claim, an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim.

         Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

                  (1) the first Calendar-Quarter-End Date after the Effective Date, and

                   (2) the Calendar-Quarter-End Date next following the date on which each such Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 5 Subsidiary Debtor General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet:
          http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 5 Subsidiary Debtor General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 5 Subsidiary Debtor General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

         All payments to Holders of Class 5 Subsidiary Debtor General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

         Class 6 Interests: Old Preferred Stock Interests. Class 6 Preferred Interests are Impaired. Saratoga holds Class 6 Interests in 761,250 Old Preferred Shares; such Interests of Saratoga are hereby Allowed. On or as soon as practicable after the Effective Date, Saratoga, the Holder of the Allowed Class 6 Preferred Interest as of the Distribution Record Date shall receive, in full satisfaction, settlement, release, extinguishment and discharge of such Preferred Interest, and upon payment in Cash to ADLT by wire transfer of immediately available funds, $18,000,000, 29,000 shares of New Preferred Stock and 1,000 shares of New Common Stock, such that the Holders of the Allowed Class 6

Preferred Interests shall have received 100% of the authorized shares of New Preferred Stock, all of which are to be outstanding on the Effective Date and held by Saratoga, 100% of the shares of New Common Stock issued and outstanding on the Effective Date and 90.8% of the Fully Diluted New Common Stock. Acceptance of the Plan by Class 6 shall, subject to consummation of the Plan, constitute an approval, as recipient of New Common Stock, of the Management Incentive Plan and the Senior Management Contracts.

         Class 7 Interests: Old Common Stock Interests. Class 7 Common Interests are Impaired. If Class 7 accepts the Plan pursuant to ss.1129(a)(8) of the Bankruptcy Code then, on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest as of the Distribution Record Date (and any Holders in Class 8, other than Saratoga, electing to exercise their rights as set forth in section 3.13 of the Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, for each share of Old Common Stock held by such Holder, the sum of $0.1197 (11.97 cents) per share (based on 23,807,347 shares outstanding) payable such that the Holders of Class 7 Common Interests shall have received in the aggregate $2,850,000; provided, however, that the Cash distributions to be received by such Holders shall be reduced by the aggregate amount of Allowed Professional Claims of Professionals retained by or on behalf of the Equity Committee up to $350,000, such that, at a minimum, such Holders shall have received in the aggregate $2,500,000 (resulting in a Cash distribution of $0.105 (10.5 cents) per share of Old Common Stock (based on 23,807,347 shares outstanding)). If Class 7 does not accept the Plan pursuant to ss.1129(a)(8) of the Bankruptcy Code then they will be entitled to $2,500,000, pro rata, including Saratoga, payable in quarterly installments of 25% of the amount payable to such Holder starting, with respect to each Holder of a Class 7 Interest, on the later of (i) the first Calendar-Quarter-End Date after the Effective Date and (ii) the Calendar-Quarter-End Date next following the date on which each such Old Common Stock Interest shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Old Common Stock Interest is paid in full the amount provided for in Section
3.12 of the Plan, subject to the proviso that on the 364th day after the Effective Date of the Plan, each such Holder shall receive the entire then-unpaid balance of the amount due under the Plan in respect of such Class 7 Interest, without interest. Regardless of the foregoing, Holders of Old Common Stock Interests that remain Disputed on such 364th day shall be entitled to receive 100% of the amount due on their Allowed Interest on the date of Allowance thereof. All payments to Holders of Class 7 Old Common Stock Interests shall be made in Cash unless otherwise agreed between Reorganized ADLT and the Holder of such Interest. No interest will accrue or be payable on Class 7 Old Common Stock Interests or the payments made to Holders thereof.

         Class 8 Interests: Old Other Interests. Class 8 Interests are Impaired. Each Holder of an Old Other Interest shall have the right to exercise its options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interest, which shall become fully vested as of the date of exercise of such right notwithstanding any provision to the contrary in the contract or instrument giving rise to such Interest. To exercise such right, such Holder shall (i) mark or check off the applicable box on the Ballot cast by such Holder indicating such Holder's exercise of such right and (ii) on or before the Effective Date, pay all required consideration and otherwise satisfy all other applicable conditions in order to exercise such right. If such Holder timely exercises its right to obtain such Old Common Stock, such Holder shall be entitled to the treatment provided to Class 7 set forth in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain such Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest.

         Class 9 Interests: Subsidiary Interests. Class 9 Interests are Unimpaired. Each Holder of an Interest in Class 9 shall retain such Interest and its respective share or shares of common stock of the Subsidiary Debtors representing such Interest, but such Holder shall receive no distribution under the Plan on account of such Interest; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors.

Significant Disputed Claims

         Ruud Lighting, Inc. and certain related individuals (collectively, the "Ruud Entities") filed three proofs of claim against ADLT and VLI asserting various Claims, including, without limitation, a "Contingent Warranty Claim ... [p]erhaps in excess of $50 million." The Debtors thereafter filed an objection to these Claims. The Debtors and the Ruud Entities have reached an agreement to resolve their competing claims, for which the Debtors intend to seek Bankruptcy Court approval. Under the proposed settlement, all of the Ruud Entities' Claims will be disallowed, with prejudice, in exchange for which certain promissory notes owed by the Ruud Entities to ADLT due in December, 2006 will in the aggregate be written down in amount. Additionally, the Debtors anticipate that they may object to certain other proofs of claim filed against their estates.

         Payments and other distributions to be made pursuant to the Plan will be available from the proceeds of the New Credit Facility and other funds held by the Reorganized Debtors as of the Effective Date.

--------------------------------------------------------------------------------
         THE DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., PACIFIC TIME, ON NOVEMBER 24, 2003 (THE "VOTING TERMINATION DATE"). IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE VOTING AGENT ON OR PRIOR TO THE VOTING TERMINATION DATE.
--------------------------------------------------------------------------------

                    IMPORTANT INFORMATION REGARDING THE PLAN

         ADLT's Board of Directors has unanimously approved the Plan and recommends that all Holders of Claims or Interests in Classes 1(b), 3, 4, 5, 6, 7 and 8 vote to accept the Plan. These Classes will be Impaired by the Plan and whose affirmative votes are being sought in connection with confirmation of the Plan.

         Please read this Disclosure Statement and the Plan completely and carefully. The Debtors and Saratoga believe that the Plan provides equal or greater value to you than other available alternatives and, therefore, believe that acceptance of the Plan is in your best interests and recommend that you vote to accept the Plan.

         The statements contained in this Disclosure Statement are made as of the date hereof (unless otherwise stated) and neither the delivery of this Disclosure Statement nor any cancellation or other treatment of the Old Notes, the Old Preferred Stock or the Old Common Stock, or issuance of the New Notes, the New Preferred Stock or the New Common Stock, made pursuant to the Plan will, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

         The contents of this Disclosure Statement should not be construed as legal, business, financial or tax advice. You should consult with your legal, business, financial and tax advisors as to any matters concerning this Disclosure Statement, the Plan and the transactions contemplated thereby.

         We believe that this Disclosure Statement contains information of a kind, and in sufficient detail, adequate to enable a hypothetical reasonable creditor or investor to make an informed judgment to vote whether to accept or reject the Plan.

         Other than as explicitly set forth in this Disclosure Statement (including the Annexes and Exhibits attached hereto and information incorporated herein by reference), you should not rely upon any information relating to the Debtors, the value of their assets, the nature of their liabilities or their creditors' claims.

         This Disclosure Statement is not an offer to sell the New Notes, the New Preferred Stock or the New Common Stock nor an offer to buy the Old Notes, the Old Preferred Stock or the Old Common Stock in any jurisdiction where such offer or sale is not permitted. This Disclosure Statement seeks only your consent to the Plan. The exchange of the Old Notes, the Old Preferred Stock and the Old Common Stock and the issuance of the New Notes, the New Preferred Stock and the New Common Stock pursuant to the Plan will occur only upon confirmation of the Plan by the Bankruptcy Court.

         Holders of Claims or Interests who have questions concerning the procedure for voting, who did not receive a Ballot, received a damaged Ballot, need an additional Ballot or have lost their Ballot, should contact our Voting
Agent:

                                    Bankruptcy Management Corporation
                                    1330 East Franklin Avenue
                                    P.O. Box 937
                                    El Segundo, California  90245-0937
                                    Attn:  VLI Voting Agent
                                    Telephone:  (310) 321-5555
                                    Facsimile:  (310) 640-8071

         We do not intend to solicit votes on the Plan from Holders of Unimpaired Claims or Unimpaired Interests in Classes 1(a), 2 and 9; therefore, Ballots are not being transmitted to such Holders.

Where You Can Find More Information

         We currently file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional office located at 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's Web site at http://www.sec.gov.

Incorporation By Reference

         We are incorporating by reference into this Disclosure Statement our
(a) Annual Report on Form 10-K for the fiscal year ended June 30, 2002, (b) Quarterly Report on Form 10-Q for the first fiscal quarter ended September 30, 2002, (c) Quarterly Report on Form 10-Q for the second fiscal quarter ended December 31, 2002, (d) Quarterly Report on Form 10-Q for the third fiscal quarter ended March 31, 2003 and (e) all of our filings with the SEC under Sections 13(a), 131(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from the date of filing of the last aforementioned report until the completion of the Recapitalization. The information incorporated by reference is considered to be part of this Disclosure Statement and later information that we file with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2003, will automatically update and supersede this information.

         You may obtain copies of these filings, at no cost, by writing or telephoning us at:

                                    Advanced Lighting Technologies, Inc.
                                    32000 Aurora Road
                                    Solon, Ohio 44139
                                    Attn:  Jennifer Kurowski
                                    Phone:  (440) 519-0500

Projections

         This Disclosure Statement and certain of the Annexes hereto contain projections of, among other things, future results of operations. We do not as a matter of course publicly disclose projections, but we have prepared such information in connection with the Plan solely for purposes of demonstrating that, as required by section 1129(a)(11) of the Bankruptcy Code, confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors and to assist in the preparation of a valuation analysis. This information was prepared by us and was not prepared with a view toward compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with our audited financial statements. In addition, Grant Thornton LLP, our independent auditor, has neither compiled nor examined the estimates and projections and, accordingly, does not express any opinion or any other form of assurance with respect to, assumes no responsibility for, and disclaims any association with, these estimates and projections. These estimates and projections should be read together with the information contained under the heading "RISK FACTORS" in this Disclosure Statement and the information and financial statements and related notes thereto included in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, which are incorporated by reference into this Disclosure Statement.

         The projections are based upon a number of assumptions and estimates presented with numerical specificity and considered reasonable by us when taken as a whole. These assumptions and estimates, however, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions. Projections and estimates are necessarily speculative in nature and it can be expected that the assumptions of the estimates and projections will not prove to be valid. See the information contained under the heading "RISK FACTORS" in this Disclosure Statement. Actual results will vary from the estimates used in making the projections and the variations may be material. Consequently, this Disclosure Statement should not be regarded as a representation by us or any other person of results that will actually be achieved.

                         SUMMARY OF THE RECAPITALIZATION

         This summary highlights some of the information contained elsewhere or incorporated by reference in this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which it refers before deciding whether to vote in favor of the Plan.

The Company

         ADLT was formed on May 19, 1995, and acquired ownership, primarily by merger, of affiliated companies, including the Subsidiary Debtors (other than Ballastronix), that were previously under common ownership and management. ADLT is an innovation-driven designer, manufacturer and marketer of metal halide lighting products. ADLT believes that it is the only designer and manufacturer in the world focused primarily on metal halide lighting. As a result of this unique focus, ADLT has developed substantial expertise in all aspects of metal halide lighting. ADLT believes that this focus enhances its responsiveness to customer demand and has contributed to its technologically advanced product development and manufacturing capabilities. Further information regarding ADLT and its subsidiaries is set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2002, Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2002, December 31, 2002 and March 31, 2003, and other filings with the SEC, which are incorporated by reference into this Disclosure Statement.

Background of the Restructuring

         Prior to the Petition Date, ADLT had established certain revolving credit facilities with a bank group headed by PNC Bank, N.A. (the "Prior Lenders"). These prepetition credit facilities were secured by certain liens and security interests granted by ADLT and other borrowers and guarantors upon such parties' respective assets and property.

         On or about August 21, 2002, the Prior Lenders issued a notice of default under the governing credit agreement as a result of the borrowers' breach of certain financial covenants. Thereafter, on September 16, the borrowers and the Prior Lenders entered into a forbearance agreement pursuant to which the Prior Lenders agreed to forbear from exercising their rights and remedies under the credit agreement based on the borrowers' prior financial covenant defaults. The borrowers were allowed access to their credit facilities, but not in amounts sufficient to enable ADLT to make a required $4 million interest payment to Holders of the Old Notes on September 16, 2002.

         On October 18, 2002, the borrowers and the Prior Lenders entered into an amended forbearance agreement under which the Prior Lenders agreed to continue making the prepetition credit facilities available to the borrowers, provided that, among other things, ADLT retain a financial consultant to assist in the refinance of the indebtedness owed to the Prior Lenders and an investment banker to explore a possible sale of all or a significant portion of the borrowers' assets in order to pay off the outstanding indebtedness to the Prior Lenders. Throughout the fall of 2002, the borrowers sought to refinance the obligations owing to the Prior Lenders.

         On or about January 7, 2003, the Prior Lenders declared the borrowers to be in default under the amended forbearance agreement. The Prior Lenders then advised the borrowers that

(a) no further financing would be available after February 5, 2003 outside of the Chapter 11 Cases, and (b) in no event prior to February 5, 2003 would advances under the prepetition credit facilities exceed the borrowing base thereunder. As a result, the borrowers determined that the commencement of the Chapter 11 Cases with the support of a DIP facility offered by the Prior Lenders was the surest way to preserve their businesses, assets and going concern values.

         In response to ADLT's failure to make the scheduled interest payment in September 2002, certain Holders of Old Notes formed an ad hoc committee to negotiate with ADLT to restructure its capital structure or otherwise resolve the situation. On January 22, 2003, the Old Indenture Trustee accelerated the Old Notes.

         Prior to the Petition Date, ADLT and an ad hoc committee of Holders of Old Notes engaged in restructuring negotiations. After the Petition Date, ADLT continued negotiations with the Creditors Committee, which was and is dominated by Holders of Old Notes, and GE, ADLT's former preferred shareholder. Thereafter, the Debtors reached an agreement in principle with the Creditors Committee and GE regarding the terms of a consensual joint plan and commenced working on a joint plan, disclosure statement and related plan documents. However, on August 15, 2003, GE sold its equity interests to Saratoga, which was not interested in pursuing the joint plan. On August 15, 2003, the Debtors and Saratoga, as co-Proponents, filed the Plan with the Bankruptcy Court.

The Recapitalization

         We will complete the Recapitalization in the Chapter 11 Cases through the Plan as described below. In order for us to do so, we must receive approval of the Plan from (a) with respect to each Impaired Class of Claims entitled to vote on the Plan, (i) the Holders of Claims holding at least two-thirds (2/3) in amount of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) and
(ii) more than one-half (1/2) in number of the Holders of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code); and (b) with respect to each Impaired Class of Interests entitled to vote on the Plan, we must receive approval from the Holders of such Interests holding at least two-thirds (2/3) in amount of such Interests actually voting in such Class (other than Interests held by any Holder designated pursuant to section 1126(e) of the Bankruptcy
Code). Additionally, we reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of section 1129(a)(8) thereof, on the basis that the Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, the Plan. Further the Plan must be confirmed (approved) by the Bankruptcy Court. See "THE PLAN--Voting on the Plan." If the Plan is confirmed, even if you did not vote or voted against the Plan, the Plan's proposed treatment of your Claim or Interest will be binding on you.

     The Recapitalization will consist of the following:

o Class 1(a) Claims: Miscellaneous Secured Claims. Class 1(a) Miscellaneous Secured Claims are Unimpaired. Each Holder of an Allowed Class 1(a) Miscellaneous Secured Claim shall receive, in the sole discretion of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as practicable after the later of (i) the Effective Date, (ii) the date that such Miscellaneous Secured Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Claim; (B) treatment such that such Miscellaneous Secured Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

o Class 1(b) Claims: Secured Claims of GE. Class 1(b) GE Secured Claims are Impaired. The Class 1(b) GE Secured Claims shall receive nothing on the Effective Date, provided, however, on the Effective Date, or as soon thereafter as the GE Secured Claims are Allowed, GE may offset from the amounts owing by GE to the Debtors, including the Debtors' nondebtor affiliates, and indefeasibly retain for GE's own account, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims. If, after giving effect to the offset provided in Section 3.06(b) of the Plan, GE has any remaining Claims against the Debtors, such Claims of GE shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims. Except to the extent of the offset permitted under Section 3.06(b) of the Plan, nothing in Section 3.06(b) of the Plan shall be or be deemed to be a waiver or release of any claim belonging to the Debtors or their nondebtor affiliates against GE.

o Class 2 Claims: Classified Priority Claims. Class 2 Classified Priority Claims are Unimpaired. To the extent that these Claims have not already been paid pursuant to prior order of the Bankruptcy Court, each Holder of an Allowed Class 2 Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such
     Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Class 2 Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 2 Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

o Class 3 Claims: Old Note Claims. The Old Note Claims are Allowed as follows:

          (A) if Class 3 accepts the Plan pursuant to ss.1129(a)(8)(A) of the Bankruptcy Code, such Old Note Claims shall be Allowed in an aggregate amount equal to the sum of (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (A)(i) of section 3.08 of the Plan from the Petition Date to the Effective Date at the rate of 8% per annum, or

          (B) if Class 3 does not so accept the Plan, then such Old Note Claims shall be Allowed in an aggregate amount equal to (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (B)(i) of section 3.08 of the

     Plan from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                    (1) 1.32% (such rate being (a) the weekly average 1-year
               constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt),

                    (2) such other rate per annum as the Bankruptcy Court
               determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

          Class 3 Old Note Claims are Impaired. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Note Claim as of the Distribution Record Date shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment and discharge of such Claim, a New Note in a principal amount equal to:

          (A) the unpaid principal amount of such Old Note held by such Holder plus

          (B) the amount of interest accrued but unpaid on such Old Note from March 16, 2002 to the Petition Date plus

          (C) interest on an amount equal to the sum of (A) and (B) in this sentence from the Petition Date to the Effective Date at the applicable rate as provided above in section 3.08 (A) or (B) of the Plan.

          Acceptance of the Plan by Class 3 shall, subject to consummation of the Plan, constitute a waiver by all Holders of Class 3 Old Note Claims of any and all defaults under the Old Indenture that may exist as of the Effective Date, and an agreement to instruct the Old Indenture Trustee to take all actions to effectuate the Plan.

o Class 4 Claims: ADLT General Unsecured Claims. The Class 4 ADLT General Unsecured Claims are Impaired. Each Holder of Class 4 ADLT General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

               (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet:
          http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

               (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

          The Holder of each Class 4 ADLT General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in Section 3.09 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Class 4 Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 4 ADLT General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date, subject to the requirement that each Holder who fails to have made its election and to have caused its fully completed election form to have been actually received by the Reorganized Debtors by 5:00 p.m. Cleveland time on the 20th Cleveland, Ohio Business Day after the Effective Date shall be conclusively deemed to have elected 85% Now Treatment.

          Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

               (1) 45 days after the Effective Date,

               (2) the date on which such Holder's Class 4 ADLT General Unsecured Claim shall have become Allowed,

               (3) the date on which such Class 4 ADLT General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

               (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 4 ADLT General Unsecured Claim,

          an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim.

          Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

               (1) the first Calendar-Quarter-End Date after the Effective Date, and

               (2) the Calendar-Quarter-End Date next following the date on which each such Class 4 ADLT General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 4 ADLT General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim, plus interest accrued on such portion of such Allowed

          Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 4 ADLT General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 4 ADLT General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

          All payments to Holders of Class 4 ADLT General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

o Class 5 Claims: Subsidiary Debtor General Unsecured Claims. The Class 5 Subsidiary Debtor General Unsecured Claims are Impaired. Each Holder of Class 5 Subsidiary Debtor General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

               (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet:
          http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

               (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

          The Holder of each Class 5 Subsidiary Debtor General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in section 3.10 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 5 Subsidiary Debtor General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date, subject to the requirement that each Holder who fails to have made its election and to have caused its fully completed election form to have been actually received by the Reorganized Debtors by 5:00 p.m. Cleveland time on the 20th Cleveland, Ohio Business

     Day after the Effective Date shall be conclusively deemed to have elected 85% Now Treatment.

          Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

               (1) 45 days after the Effective Date,

               (2) the date on which such Holder's Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed,

               (3) the date on which such Class 5 Subsidiary Debtor General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

               (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 5 Subsidiary Debtor General Unsecured Claim, an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim.

          Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

               (1) the first Calendar-Quarter-End Date after the Effective Date, and

               (2) the Calendar-Quarter-End Date next following the date on which each such Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 5 Subsidiary Debtor General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet:
          http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 5 Subsidiary Debtor General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 5 Subsidiary Debtor General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

          All payments to Holders of Class 5 Subsidiary Debtor General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

o Class 6 Interests: Old Preferred Stock Interests. Class 6 Preferred Interests are Impaired. Saratoga holds Class 6 Interests in 761,250 Old Preferred Shares; such Interests of Saratoga are hereby Allowed. On or as soon as practicable after the Effective Date, Saratoga, the Holder of the Allowed Class 6 Preferred Interest as of the Distribution Record Date shall receive, in full satisfaction, settlement, release, extinguishment and discharge of such Preferred Interest, and upon payment in Cash to ADLT by wire transfer of immediately available funds, $18,000,000, 29,000 shares of New Preferred Stock and 1,000 shares of New Common Stock, such that the Holders of the Allowed Class 6 Preferred Interests shall have received 100% of the authorized shares of New Preferred Stock, all of which are to be outstanding on the Effective Date and held by Saratoga, 100% of the shares of New Common Stock issued and outstanding on the Effective Date and 90.8% of the Fully Diluted New Common Stock. Acceptance of the Plan by Class 6 shall, subject to consummation of the Plan, constitute an approval, as recipient of New Common Stock, of the Management Incentive Plan and the Senior Management Contracts.

o Class 7 Interests: Old Common Stock Interests. Class 7 Common Interests are Impaired. If Class 7 accepts the Plan pursuant toss.1129(a)(8) of the Bankruptcy Code then, on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest as of the Distribution Record Date (and any Holders in Class 8, other than Saratoga, electing to exercise their rights as set forth in section 3.13 of the Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, for each share of Old Common Stock held by such Holder, the sum of $0.1197 (11.97 cents) per share (based on 23,807,347 shares outstanding) payable such that the Holders of Class 7 Common Interests shall have received in the aggregate $2,850,000; provided, however, that the Cash distributions to be received by such Holders shall be reduced by the aggregate amount of Allowed Professional Claims of Professionals retained by or on behalf of the Equity Committee up to $350,000, such that, at a minimum, such Holders shall have received in the aggregate $2,500,000 (resulting in a Cash distribution of $0.105 (10.5 cents) per share of Old Common Stock (based on 23,807,347 shares outstanding)). If Class 7 does not accept the Plan pursuant toss.1129(a)(8) of the Bankruptcy Code then they will be entitled to $2,500,000, pro rata, including Saratoga, payable in quarterly installments of 25% of the amount payable to such Holder starting, with respect to each Holder of a Class 7 Interest, on the later of (i) the first Calendar-Quarter-End Date after the Effective Date and (ii) the Calendar-Quarter-End Date next following the date on which each such Old Common Stock Interest shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Old Common Stock Interest is paid in full the amount provided for in Section
     3.12 of the Plan, subject to the proviso that on the 364th day after the Effective Date of the Plan, each such Holder shall receive the entire then-unpaid balance of the amount due under the Plan in respect of such Class 7 Interest, without interest. Regardless of the foregoing, Holders of Old Common Stock Interests that remain Disputed on such 364th day shall be entitled to receive 100% of the amount due on their Allowed Interest on the date of Allowance thereof. All payments to Holders of Class 7 Old Common Stock Interests shall be made in Cash unless otherwise agreed between Reorganized ADLT and the Holder of such Interest. No interest will accrue or be payable on Class 7 Old Common Stock Interests or the payments made to Holders thereof.

o Class 8 Interests: Old Other Interests. Class 8 Interests are Impaired. Each Holder of an Old Other Interest shall have the right to exercise its options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interest, which shall become fully vested as of the date of exercise of such right notwithstanding any provision to the contrary in the contract or instrument giving rise to such Interest. To exercise such right, such Holder shall (i) mark or check off the applicable box on the Ballot cast by such Holder indicating such Holder's exercise of such right and (ii) on or before the Effective Date, pay all required consideration and otherwise satisfy all other applicable conditions in order to exercise such right. If such Holder timely exercises its right to obtain such Old Common Stock, such Holder shall be entitled to the treatment provided to Class 7 set forth in Section
     3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain such Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest.

o Class 9 Interests: Subsidiary Interests. Class 9 Interests are Unimpaired. Each Holder of an Interest in Class 9 shall retain such Interest and its respective share or shares of common stock of the Subsidiary Debtors representing such Interest, but such Holder shall receive no distribution under the Plan on account of such Interest; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors.

Board of Directors

         From and after the Effective Date, there will be seven (7) members of Reorganized ADLT's Board of Directors: Wayne Hellman, Sabu Krishnan, Christian Oberbeck, Damon Ball, Richard Petrocelli and two individuals appointed by Saratoga in consultation with the Company's management. The Board of Directors for each of the Subsidiary Debtors shall consist of one (1) or more members to be appointed by Reorganized ADLT's Board of Directors. See "MANAGEMENT, BOARD OF DIRECTORS AND INSIDER RELATIONSHIPS--BOARD OF DIRECTORS."

Procedure for Approving the Plan

         Each Holder of an Impaired Claim or Impaired Interest entitled to vote on the Plan will receive an appropriate ballot (each a "Ballot") for the purpose of voting to accept or reject the Plan. Each such Holder that wishes to vote on the Plan must (i) complete and execute its Ballot, (ii) check the box indicating whether it votes in favor of or against the Plan, (iii) check the box indicating whether it consents to the releases in the Plan, (iv) with respect to Holders of Class 8 Old Other Interests, check the box indicating whether each such Holder intends to exercise its existing options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interests, and (v) return such Ballot in accordance with the instructions contained therein so that it is received by the Voting Agent on or prior to the Voting Termination Date. The Distribution Record Date for determining the Holders of Claims or Interests entitled to (i) receive this Disclosure Statement, the Plan, a Ballot and other solicitation materials, (ii) vote on the Plan and (iii) receive distributions under the Plan is October 1, 2003. For a discussion on voting on the Plan, see "THE PLAN--Voting on the Plan."

Expiration, Termination and Withdrawal

         The solicitation of your consent to the Plan will expire at 5:00 p.m., Pacific time on November 24, 2003 (the "Voting Termination Date"). Your consent must be in writing on the Ballot and received by the Voting Agent no later than the Voting Termination Date. Pursuant to Rule 3018 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), once you have voted to accept or reject the Plan, you will need the approval of the Bankruptcy Court to withdraw or change such acceptance or rejection.

Interpretation and Effect of Ballots

         The Debtors and Saratoga will decide any and all questions affecting the validity of any Ballot submitted in connection with this Disclosure Statement whose decision will be final and binding. The Debtors and Saratoga may reject any Ballots that are not in proper form or that their counsel believes would be unlawful or were submitted in bad faith. It is important that all eligible Holders of Impaired Claims or Impaired Interests vote because, under the Bankruptcy Code, for purposes of determining whether the requisite acceptances of a particular Class have been received, only Holders in such Class who actually vote will be counted. Accordingly, failure by a Holder to submit a duly completed and signed Ballot will be deemed to constitute an abstention by such Holder with respect to the vote on the Plan. Abstentions will not be counted as votes for or against the Plan. Any Ballot which is otherwise properly completed and executed except that it does not indicate an acceptance or rejection of the Plan will be deemed to be an acceptance of the Plan.

Objections to the Plan and this Disclosure Statement

         If confirmed by the Bankruptcy Court, the Plan will be binding upon all Holders of Claims and Interests regardless of whether they have voted to accept the Plan. The Bankruptcy Court has set a deadline for the filing of objections to confirmation of the Plan (the "Confirmation Hearing Objection Deadline") for November 24, 2003. Any objection to confirmation of the Plan must be in writing, and

o state the name and address of the objecting party and the amount of its Claim or the nature of its Interest held or asserted by it against the Debtors,

o    state with particularity the basis and nature of each objection, and

o be filed with the Clerk of the Bankruptcy Court, together with proof of service thereof, and served upon the counsel for the Debtors and the other parties identified in the notice of the Confirmation Hearing accompanying this Disclosure Statement, so as to be received no later than the Confirmation Hearing Objection Deadline.

Only timely filed and served objections to confirmation of the Plan will be considered by the Bankruptcy Court. Such objections are governed by Bankruptcy Rule 9014.

         The Debtors will also seek an order from the Bankruptcy Court providing that:

o the failure of any person to file and serve timely objections to confirmation of the Plan shall preclude such person from objecting thereto; and

o the Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

Solicitation of Acceptances

         The Plan designates ten (10) Classes of Claims against, and Interests in, the Debtors. We are soliciting acceptances of the Plan from the Holders of Class 1(b) GE Secured Claims, Class 3 Old Note Claims, Class 4 ADLT General Unsecured Claims, Class 5 Subsidiary Debtor General Unsecured Claims, Class 6 Preferred Interests, Class 7 Common Interests and Class 8 Old Other Interests. All remaining Classes are or will be Unimpaired and deemed under the Bankruptcy Code to have accepted the Plan (Classes 1(a), 2 and 9). If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in Section 3.13 of the Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected the Plan in respect of such Interest (even if such Holder cast a Ballot accepting the Plan) because the Plan does not entitle the Holders of such Interests to receive or retain any property under the Plan on account of such Interests.

         Subject to consummation of the Plan, a vote in favor of the Plan will also be deemed to constitute, among other things,

o your consent to the releases set forth in the Plan (provided that you so indicate your consent on your Ballot),

o if you are a Holder of an Old Note, your waiver of any and all defaults under the Old Indenture governing the Old Notes that may exist as of the Effective Date,

o if you are a Holder of an Old Note, your agreement to instruct the Old Indenture Trustee to take all necessary actions to effectuate the Plan, and

o your approval of the Management Incentive Plan and the Senior Management Contracts.

Voting Procedures

         For the Plan to be approved by the Bankruptcy Court, the Bankruptcy Code requires, among other things, that it be accepted by (a) with respect to each Impaired Class of Claims entitled to vote on the Plan, (i) the Holders of Claims holding at least two-thirds (2/3) in amount of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) and (ii) more than one-half (1/2) in number of the Holders of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code); and (b) with respect to each Impaired Class of Interests entitled to vote on the Plan, we must receive approval from the Holders of such Interests holding at least two-thirds (2/3) in amount of such Interests actually voting in such Class (other than Interests held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code). Because only votes cast for or against the Plan are counted, a failure to vote will not be counted, and it is therefore possible that we may obtain the necessary acceptances of the Plan by the votes of (a) Holders of Claims in each Impaired Class holding substantially less than two-thirds (2/3) of the aggregate amount of such Claims and (b) substantially less than one-half (1/2) in number of all such Holders in such Class. See "THE PLAN--Voting on the Plan." We reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of section 1129(a)(8) thereof, on the basis that the Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, the Plan.

Unimpaired Classes

         The following Classes of Claims and Interests are Unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, are conclusively deemed to have accepted the Plan without the necessity of a formal solicitation of the members of such Classes:

               Class 1(a)--Miscellaneous Secured Claims

               Class 2--Classified Priority Claims

               Class 9--Subsidiary Interests

Voting Impaired Classes

         The following Classes of Claims and Interests are Impaired under the Plan, are entitled to vote on the Plan and from whom the formal solicitation of acceptances is required:

               Class 1(b)--GE Secured Claims

               Class 3--Old Note Claims

               Class 4--ADLT General Unsecured Claims

               Class 5--Subsidiary Debtor General Unsecured Claims

               Class 6--Preferred Interests

               Class 7--Common Interests

               Class 8--Old Other Interests

         If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in
Section 3.13 of the Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected the Plan in respect of such Interest (even if such Holder cast a Ballot accepting the Plan) because the Plan does not entitle the Holders of such Interests to receive or retain any property under the Plan on account of such Interests.

         Section 1129(a)(10) of the Bankruptcy Code provides that if any classes of claims are impaired under a plan, the plan cannot be confirmed unless at least one of such impaired classes of claims has voted to accept the plan (without counting any acceptance of the plan by any insiders). Accordingly, the affirmative vote of Class 1(b), Class 3, Class 4 or Class 5 is necessary for confirmation of the Plan.

         Although the Interests of the Holders of Class 6 Preferred Interests, the Holders of Class 7 Common Interests and the Holders of Class 8 Old Other Interests are Impaired under the Plan and such Holders will receive a distribution under the Plan, the requirement of section 1129(a)(10) of the Bankruptcy Code cannot be met by the affirmative vote of a class of equity interests.

Summary of Distributions Under the Plan

         All Holders of Allowed Claims will be paid in full (except that Holders of General Unsecured Claims in Classes 4 and 5 (including the Holder of the Class 1(b) GE Secured Claims, to the extent that after giving effect to the offset provided in Section 3.06(b) of the Plan, such Holder has any remaining Claims against the Debtors; such Claims shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims) may elect to receive alternative treatment) in Cash either on the Effective Date or in installments over time, plus interest accruing after the Effective Date (or on such other terms as the Holders of these Claims and we may agree) or their contractual rights will be Reinstated and any defaults cured, in accordance with section 1124(2) of the Bankruptcy Code. The Holders of the Class 7 Common Interests will have their Old Common Stock canceled and will receive Cash distributions pursuant to Section 3.12 of the Plan. If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in
Section 3.13 of the Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected the Plan in respect of such Interest (even if such Holder cast a Ballot accepting the Plan) because the Plan does not entitle the Holders of such Interests to receive or retain any property under the Plan on account of such Interests.

         On the Effective Date, Saratoga shall receive 100% of the shares of the New Preferred Stock and 100% of the shares of the New Common Stock. Saratoga's ownership percentage of the New Common Stock shall be subject to dilution in respect of the Management Options granted to certain members of Senior Management pursuant to the Management Incentive Program. The issuance of New Common Stock pursuant to the Management Options will result in percentage ownership of New Common Stock as follows:

                                                             Pro Forma Assuming
         Class                                                 Recapitalization
         -----                                               ------------------
         Saratoga .....................................               90.8%

         Certain Members of Senior Management .........                9.2%

Certain Consequences of the Plan

         Consequences of Failure to Confirm the Plan

         If we do not receive sufficient acceptances of the Plan to complete the Recapitalization, we believe that our ability to reorganize in the Chapter 11 Cases will be materially and adversely affected. In that event, we may be forced to sell some or all of our business operations, convert the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code or propose a different plan of reorganization, any of which could result in significantly less recovery for the Holders of Claims and Interests than proposed in the Plan.

         Consequences of the Recapitalization

         If the Plan is approved and the Recapitalization is completed, you will no longer have a debt claim against the Company, unless your Claim is Reinstated or you receive a New Note.

Federal Income Tax Considerations

         The Plan will have tax effects on the Holders of Claims against, or Interests in, the Debtors. The Plan will also have important tax effects on the Debtors. For a discussion of these the tax consequences of the Plan, see "FEDERAL INCOME TAX CONSIDERATIONS" below.

Description of Capital Stock and New ADLT Articles of Incorporation and Code of Regulations (By-Laws)

         The rights, privileges, preferences and voting of the New Common Stock will be substantially identical to the Old Common Stock. Each share of New Common Stock will have one vote on all matters on which stockholders are entitled or permitted to vote, including the election of directors, and will be entitled to share ratably in dividends declared by the Board of Directors out of funds legally available therefor. We do not expect to declare or pay Cash dividends to Holders of our Old Common Stock or New Common Stock in the foreseeable future. See "DESCRIPTION OF CAPITAL STOCK AND NEW ARTICLES OF INCORPORATION AND CODE OF REGULATIONS (BY-LAWS)."

         If the Plan is approved and confirmed by the Bankruptcy Court, we will cancel all shares of Old Common Stock outstanding on the Effective Date and substitute therefor certain Cash distributions as provided in the Plan. We also shall issue shares of New Preferred Stock and New Common Stock to Saratoga as well as New Common Stock to certain members of Senior Management as provided in the Management Incentive Program to be adopted pursuant to the Plan.

Listing and Trading of Old Notes, New Notes, Old Common Stock and New Common
Stock

         The Old Notes are not listed on any national or regional exchange or included in The Nasdaq Stock Market(R) ("Nasdaq"). The Old Notes trade on a limited basis in the over-the-counter market. Trading in the Old Notes is limited and, if applicable, you are encouraged to obtain current information on the market price of the Old Notes that you may hold.

         The Old Common Stock was delisted from Nasdaq on January 10, 2003 and is currently traded on the Over-the-Counter Bulletin Board under the symbol "ADLTQ.OB." See "RISK FACTORS--Risks Related to Ownership of New Common Stock." The reported closing price of the Old Common Stock on June 30, 2003 was $0.09 per share. On the Effective Date, Reorganized ADLT will deregister as a registered issuer of equity securities under ss.12(g) of the Exchange Act and will not list the New Common Stock in any public market. Periodic reporting to the Commission will be governed by the New Indenture for the New Notes and related regulations.

Voting Agent

         Bankruptcy Management Corporation will act as Voting Agent (the "Voting Agent") for the Recapitalization. All correspondence and all inquiries relating to the Recapitalization and Ballot should be sent to the Voting Agent at the address and telephone number set forth on the back cover page of this document.

Board Recommendation

         Our Board of Directors has unanimously approved the terms of the Plan and believes that it is in our best interests. The Board of Directors, as well as Saratoga, strongly urges you to vote in favor of the Plan. However, you must make your own decision as to whether to vote in favor of the Plan.

Selected Financial Data

         The following table contains certain selected financial data derived from ADLT's Condensed Consolidated Financial Statements (Unaudited) for the indicated periods as reported in our Quarterly Report on Form 10-Q for the third fiscal quarter ended March 31, 2003. ADLT's Consolidated Financial Statements include results for the Subsidiary Debtors and other subsidiaries and equity investees. This information is qualified by the more detailed Consolidated Financial Statements and Notes thereto of the Company. The selected financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in such Quarterly Report. Later financial information that we may file with the SEC will automatically update and supersede this information.

                      Advanced Lighting Technologies, Inc.

           Condensed Consolidated Statements of Operations (Unaudited)
                 (In thousands, except per share dollar amounts)

                                                 Three Months Ended        Nine Months Ended
                                                       March 31,                March 31,
                                               ---------------------      ---------------------
                                                 2003         2002          2003         2002
                                               ---------------------      ---------------------

Net sales                                      $37,469      $33,565       $109,624     $134,025
Costs and expenses
  Cost of sales                                 23,252       22,706         68,774       87,859
  Marketing and selling                          5,457        5,592         16,808       24,812
  Research and development                       2,055        1,529          6,321        6,863
  General and administrative                     2,628        3,602          8,934       11,857
  Provisions for loan impairment                     -          900          2,700        5,500
  Refinancing and non-recurring items               84            -          2,387            -
  Gain on settlement of lawsuit                      -            -              -         (554)
  Gain on sale of property                           -            -            (62)           -
  Special charges and asset impairment               -            -          6,714        9,009
  Amortization of intangible assets                 86           83            256          253
                                               -------     --------      ---------     --------
Income (loss) from operations                    3,907        (847)         (3,208)     (11,574)

Other income (expense):
  Interest expense                              (2,722)      (2,559)        (8,732)      (8,616)
  Interest income                                  140           82            415          144
  Income (loss) from investments                  (104)      (2,121)          (756)      (2,332)
  Reorganization expenses                       (3,963)           -         (3,963)           -
  Gain from sale of fixture subsidiaries             -            -              -          227
                                               -------     --------      ---------     --------

Income (loss) before income taxes,  minority
interest and cumulative effect of
accounting change                               (2,742)      (5,445)       (16,244)     (22,151)
Income tax expense                                 224          152            658          386
                                               -------      -------      ---------     --------

Income (loss) before minority interest and
cumulative effect of accounting change          (2,966)      (5,597)       (16,902)     (22,537)
Minority interest in income of
consolidated subsidiary                           (108)         (63)          (267)        (145)
                                               -------     --------      ---------     --------

Income (loss) before cumulative effect of
accounting change                               (3,074)      (5,660)       (17,169)     (22,682)
Cumulative effect of accounting change               -            -              -      (71,171)
                                               -------     --------      ---------     --------
                                                     -            -              -

Net income (loss)                              $(3,074)     $(5,660)      $(17,169)    $(98,853)
                                               -------     --------      ---------     --------

Earnings (loss) per share - basic and diluted:
  Income (loss) before cumulative effect
   of accounting change                          $(.16)       $(.27)         $(.90)      $(1.06)
  Cumulative effect of accounting change                                                  (3.04)
                                               -------    ---------      ---------     ---------
                                                     -            -             --

  Earnings (loss) per share - basic and          $(.16)       $(.27)         $(.90)      $(4.10)
   diluted:                                    -------     --------      ---------     --------
Weighted average shares outstanding:
  Basic and diluted                             23,807       23,462         23,733       23,383
                                               -------     --------      ---------     --------

                      Advanced Lighting Technologies, Inc.
      Condensed Consolidated Statement of Shareholders' Equity (Unaudited)
                        Nine Months Ended March 31, 2003
                                 (in thousands)

                                                                                 Loan and
                                                                   Accumulated    Interest                 Common
                                     Common Stock                     Other     Receivable    Retained  Shareholders'
                     Preferred    -------------------   Paid-In   Comprehensive       From    Earnings         Equity
                         Stock     Shares   Par Value    Capital  Income (Loss)    Officer   (Deficit)      (Deficit)      Total
                     ---------    --------  ---------   --------  -------------    -------   ---------      ---------      -----
Balance at
  July 1, 2002         $22,290    $23,588         $24   $214,804       $(2,940)    $(7,044)  $(201,562)        $3,282    $25,572
Net income
  (loss)                     -          -           -          -             -           -     (17,169)       (17,169)   (17,169)

Preferred shares
  accretion              2,185          -           -     (2,185)            -           -           -         (2,185)         -

Warrants to
  be issued
  to General
  Electric
  Company                    -          -          -           -             -           -           -              -          -
Reserve for
  loan impairment            -          -           -           -            -       2,700           -          2,700      2,700

Stock purchases
  by employees               -         61           -         20             -           -           -             20         20

Stock issued
  pursuant to
  employee benefit
  plan                       -        158           -         87             -           -           -             87         87

Foreign currency
translation
adjustment                   -          -           -          -           805                       -            805        805
                     ---------   --------      ------   --------     ---------    --------   ---------     ----------   --------
Balance at
March 31, 2002       $  24,475   $ 23,807      $   24   $212,726     $  (2,135)   $ (4,344)  $(218,731)    $  (12,460)  $ 12,015
                     =========   ========      ======   ========     ==========   ========   =========     ==========   ========

                                  RISK FACTORS

         Eligible Holders of Claims and Interests should consider the factors set forth below, as well as the other information set forth in this Disclosure Statement or incorporated herein by reference, prior to determining whether to vote to accept the Plan.

Risks if the Recapitalization is Not Successfully Completed

         If we do not complete the Recapitalization, we believe that our ability to reorganize in the Chapter 11 Cases will be materially and adversely affected. In that event, we may be forced to sell some or all of our business operations, convert the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code or propose a different plan of reorganization, any of which could result in significantly less recovery for the Holders of Claims and Interests than proposed in the Plan.

         We do not believe that we will be able to significantly improve our financial position without completing the Recapitalization. Thus, if we do not complete the Recapitalization through the Plan, we will have to consider other alternatives, the results of which may be significantly less favorable to Holders of Claims and Interests than the Recapitalization.

Risks Related to the Plan

         If we receive the requisite acceptances, we expect to complete the Recapitalization. Completion of the Recapitalization may entail certain risks for the Holders of Claims and Interests.

         Risk of Non-Confirmation of the Plan

         Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by a bankruptcy court that:

o the confirmation of a plan is not likely to be followed by the need for further reorganization;

o all claims and interests have been classified in compliance with the provisions of section 1122 of the Bankruptcy Code; and

o each holder of a claim or equity interest within each impaired class has voted to accept the plan or has received or retained under the plan, cash or property of a value, as of the date the plan becomes effective, that is not less than the value such holders would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

         There can be no assurance that the Bankruptcy Court will conclude that these tests and the other requirements of section 1129 of the Bankruptcy Code have been met with respect to the Plan. There also can be no assurance that modifications to the Plan would not be required for confirmation, or that such modifications would not require a resolicitation of the Plan.

         We believe that the Plan meets all of the requirements for confirmation thereof, including, in particular, that if the Plan is confirmed it will not be followed by the need for further financial reorganization of the Debtors and that the Holders of Impaired Claims and

Impaired Interests will receive value under the Plan that is greater than the value they would receive if we were liquidated under Chapter 7 of the Bankruptcy Code. See "THE PLAN--Confirmation of the Plan." However, there can be no assurance that the Bankruptcy Court will reach the same conclusions.

         The confirmation and effectiveness of the Plan are also subject to certain conditions. No assurances can be given that these conditions will be satisfied or waived or that any necessary consent will be obtained. See "THE PLAN--Summary of Other Provisions of the Plan--Conditions to Effectiveness."

         Failure of confirmation of the Plan by the Bankruptcy Court would likely result in a sale of some or all of our business operations, a conversion of the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code or the proposal of a different plan of reorganization. If we are ultimately unable to complete the Recapitalization, there is a significant likelihood that Holders of Impaired Claims and Impaired Interests would ultimately receive far less than what they would receive under the terms of the Recapitalization.

Risks Related to Ownership of New Common Stock

         Although we believe that the Holders of the New Common Stock under the Plan will be able to resell the New Common Stock without registration under the Securities Act or other federal securities laws, such Holder's ability to sell may be diminished if it is deemed to be an "underwriter" with respect to such securities within the meaning of section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines an "underwriter" for purposes of the Securities Act as including a person who is a control person of the issuer of the securities. We cannot assure that such Holders will not be deemed to be a statutory underwriter and they are advised to consult with their own counsel as to the availability of any exemptions under the Securities Act.

         Other Risks Relating to the Debtors and Their Businesses.

         There may be other risks associated with the future operation of the Debtors' businesses and related matters. Some of these risk factors are identified in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this Disclosure Statement.

                                 CAPITALIZATION

         The following consolidated balance sheet of the Debtors is contained in the Notes to the Company's Condensed Consolidated Financial Statements (Unaudited) as reported in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003. Later financial information that we may file with the SEC will automatically update and supersede this information.

          Condensed Consolidated Balance Sheet of Debtors-in-Possession (Unaudited)
          (Dollars in thousands)
          March 31, 2003

                Current assets:
                  Cash and cash equivalents                                                      $  316
                  Trade receivables, net                                                         12,331
                  Receivables from subsidiaries not in bankruptcy                                17,716
                  Inventories                                                                     9,866
                  Other                                                                             740
                                                                                               --------
                    Total current assets                                                         40,969
                Property, plant and equipment, net                                               44,573
                Receivables from related parties                                                  7,747
                Investments in affiliates                                                         9,578
                Investments in and loans to subsidiaries not in bankruptcy                       72,151
                Long-term receivables from subsidiaries not in bankruptcy                        38,088
                Other assets                                                                      2,224
                                                                                               --------
                   Total assets                                                                $215,330
                                                                                               ========
                Liabilities:
                   Liabilities not subject to compromise
                      Debt                                                                     $ 19,789
                      Payables to subsidiaries not in bankruptcy                                 13,804
                      Other                                                                      11,255
                                                                                               --------
                          Total liabilities subject to compromise                                44,848
                Liabilities subject to compromise:
                   Debt                                                                          99,232
                   Other                                                                         15,325
                                                                                               --------
                     Liabilities subject to compromise                                          114,557
                                                                                               --------
                   Total liabilities                                                            159,406
                Preferred stock                                                                  24,476
                Shareholders' equity                                                             31,449
                                                                                              ---------
                   Total liabilities and equity                                               $ 215,330
                                                                                              =========


                 BANKRUPTCY SCHEDULES OF ASSETS AND LIABILITIES

         The Debtors filed their respective schedules of assets and liabilities and consolidated statement of financial affairs with the Bankruptcy Court on March 21, 2003. These schedules and statement of financial affairs are available for review at the Office of the Clerk of the Bankruptcy Court or by contacting the Debtors' counsel. A summary of the Debtors' respective assets and liabilities is set forth below. The information set forth below is supplemented and qualified by the Global Notes and Disclaimers Regarding Schedules of Assets and Liabilities filed with the schedules and statement of financial affairs. The information set forth below also will be superseded by any amended schedules or statement of financial affairs that we may file with the Bankruptcy Court in the future.

    Debtor                 Total Assets              Total Liabilities
    ------                 ------------              -----------------

    ADLT                    $243,220,340.59           $154,794,601.16

    VLI                     $ 78,244,707.62           $130,007,703.88

    APL                     $ 56,834,756.53           $ 28,655,669.10

    Ballastronix            $    384,130.00           $ 28,661,429.00

    LRI                     $    525,074.00           $ 28,070,232.00

    Microsun                $          0.00           $ 44,236,894.00

    ADLT Services           $          0.00           $ 26,420,662.00

         To date in these Chapter 11 Cases, the Debtors have filed financial or operating reports with the United States Trustee for the months of February through June, 2003. These reports, along with all subsequent financial or operating reports filed with the United States Trustee, are incorporated herein by reference. Copies of these reports are available from the Clerk of the Bankruptcy Court.

             COMPANY BACKGROUND AND PURPOSE FOR THE RECAPITALIZATION

The Company

         ADLT was formed on May 19, 1995, and acquired ownership, primarily by merger, of affiliated companies, including the Subsidiary Debtors (other than Ballastronix), that were previously under common ownership and management. ADLT is an innovation-driven designer, manufacturer and marketer of metal halide lighting products. ADLT believes that it is the only designer and manufacturer in the world focused primarily on metal halide lighting. As a result of this unique focus, ADLT has developed substantial expertise in all aspects of metal halide lighting. ADLT believes that this focus enhances its responsiveness to customer demand and has contributed to its technologically advanced product development and manufacturing capabilities. Further information regarding ADLT and its subsidiaries is set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2002, Quarterly Reports on Form 10-Q for fiscal quarters ended September 30, 2002, December 31, 2002 and March 31, 2003, and other filings with the SEC, which are incorporated by reference into this Disclosure Statement.

Background of the Restructuring

         Prior to the Petition Date, ADLT had established certain revolving credit facilities with a bank group headed by PNC Bank, N.A. (the "Prior Lenders"). These prepetition credit facilities were secured by certain liens and security interests granted by ADLT and other borrowers and guarantors upon such parties' respective assets and property.

         On or about August 21, 2002, the Prior Lenders issued a notice of default under the governing credit agreement as a result of the borrowers' breach of certain financial covenants. Thereafter, on September 16, the borrowers and the Prior Lenders entered into a forbearance agreement pursuant to which the Prior Lenders agreed to forbear from exercising their rights and remedies under the credit agreement based on the borrowers' prior financial covenant defaults. The borrowers were allowed access to their credit facilities, but not in amounts sufficient to enable ADLT to make a required $4 million interest payment to the Holders of Old Notes on September 16, 2002.

         On October 18, 2002, the borrowers and the Prior Lenders entered into an amended forbearance agreement under which the Prior Lenders agreed to continue making the prepetition credit facilities available to the borrowers, provided that, among other things, ADLT retain a financial consultant to assist in the refinance of the indebtedness owed to the Prior Lenders and an investment banker to explore a possible sale of all or a significant portion of the borrowers' assets in order to pay off the outstanding indebtedness to the Prior Lenders. Throughout the fall of 2002, the borrowers sought to refinance the obligations owing to the Prior Lenders.

         On or about January 7, 2003, the Prior Lenders declared the borrowers to be in default under the amended forbearance agreement. The Prior Lenders then advised the borrowers that (a) no further financing would be available after February 5, 2003 outside of the Chapter 11 Cases, and (b) in no event prior to February 5, 2003 would advances under the prepetition credit facilities exceed the borrowing base thereunder. As a result, the borrowers determined that the commencement of the Chapter 11 Cases with the support of a DIP facility offered by the Prior Lenders was the surest way to preserve their businesses, assets and going concern values.

         In response to ADLT's failure to make the scheduled interest payment in September 2002, certain Holders of Old Notes formed an ad hoc committee to negotiate with ADLT to restructure its capital structure or otherwise resolve the situation. On January 22, 2003, the Old Indenture Trustee accelerated the Old Notes.

         Prior to the Petition Date, ADLT and an ad hoc committee of Holders of Old Notes engaged in restructuring negotiations. After the Petition Date, ADLT continued negotiations with the Creditors Committee, which was and is dominated by Holders of Old Notes, and GE, ADLT's former preferred shareholder. Thereafter, the Debtors reached an agreement in principle with the Creditors Committee and GE regarding the terms of a consensual joint plan and commenced working on a joint plan, disclosure statement and related plan documents. Indeed, on more than one occasion the Debtors advised the Court that the Debtors had reached an agreement with the Creditors Committee and GE and intended to seek confirmation of the joint plan. However, on August 15, 2003, GE sold its equity interests to Saratoga, which was not interested in pursuing the joint plan. On August 15, 2003, the Debtors and Saratoga, as co-Proponents, filed the Plan with the Bankruptcy Court.

Our Management Team

         Our current executive management team consists of the following individuals:

          Wayne R. Hellman is ADLT's Chief Executive Officer and serves as President of ADLT Services, Ballastronix, LRI and Microsun. He also is Chairman of ADLT's current Board of Directors and is the sole member of the Board of Directors of each of the Subsidiary Debtors. Mr. Hellman has served as the Chief Executive Officer of the Company since 1995 and as chief executive or other senior officer of each of the Company's predecessor companies since 1983. From 1968 to 1983, Mr. Hellman was employed by the lighting division ("GE Lighting") of GE. While at GE Lighting, Mr. Hellman served as Manager of Strategy Analysis for the Lighting Business Group; Manager of Engineering for the Photo Lamp Department; Halarc Project Venture Manager; Manager of Quartz Halogen Engineering and Manager of Metal Halide Engineering. As the Halarc Project Venture Manager, Mr. Hellman was given the responsibility of developing metal halide technology. He is also currently a director of Fiberstars, Inc., a manufacturer and marketer of fiber optic lighting systems. The Company owns approximately 20% of the issued and outstanding shares of Fiberstars, Inc. In 1998, Mr. Hellman married Diane Mazzola, who is director Louis S. Fisi's step-daughter.

         Steven C. Potts is the Chief Financial Officer, Treasurer and Secretary of ADLT, ADLT Services, Ballastronix, LRI and Microsun. He also serves as Vice President and Chief Financial Officer of APL and as Secretary and Treasurer of VLI. Mr. Potts has served as Chief Financial Officer and Treasurer since October, 2000. Mr. Potts served as a director of the Company from January 22, 2002 until his resignation on May 29, 2002. Before joining the Company, Mr. Potts served in several financial positions for General Dynamics, Inc., from 1975 until 1999. From 1995 to 1999, Mr. Potts served as Vice President of Finance and Controller of General Dynamics, Land Systems Division. In this position, Mr. Potts was responsible for directing financial operations and information resource management for Land Systems and played a key role in domestic and international acquisitions for General Dynamics. Mr. Potts is currently scheduled to leave the Company at or about the time his replacement joins the Company.

         Sabu Krishnan is ADLT's Chief Operating Officer. Mr. Krishnan was elected to the office of Chief Operating Officer on February 13, 2003 and serves as President of VLI. Mr. Krishnan was appointed a Director of ADLT on April 22, 2003. Mr. Krishnan joined VLI in 1995 and has served in management positions of increasing responsibility at VLI. Mr. Krishnan's primary recent responsibility has been the successful launch of the Company's Indian manufacturing operations in both lamps and power supplies.

         Leroy Bartolomei is a Vice President of ADLT and serves as President of non-debtor DSI. Mr. Bartolomei was elected as an executive officer of the Company on January 22, 2002. Mr. Bartolomei has been President of DSI since its formation in 1985. Prior to that, Mr. Bartolomei was employed by Optical Coating Laboratory, Inc., where his last position was Senior Vice President of Operations. Mr. Bartolomei holds several patents for thin film components and processing.

         James L. Schoolenberg is a Vice President of ADLT and serves as Chief Executive Officer and President of APL. Mr. Schoolenberg was elected as an executive officer of the Company on January 22, 2002. Mr. Schoolenberg joined APL in 1975 and has served as President and Chief Executive Officer of APL since 1994. He holds a Bachelor of Arts degree with majors in Physics and Chemistry. Prior to joining APL, Mr. Schoolenberg was a faculty member of the Physics Department at Western Michigan University. Mr. Schoolenberg was responsible for the development of numerous new techniques and procedures improving the efficiency of production runs and the quality of APL's metal halide products.

         Wayne Platt is an Executive Vice President of ADLT. Mr. Platt was elected as an executive officer of the Company on January 22, 2002. Mr. Platt joined VLI in 1998, and previously served as President of VLI. From 1996 to 1997, he served as Vice President of Manufacturing and Engineering of Sylvania Lighting International in Geneva, Switzerland. Prior to that, he served for eight years as Plant Manager of the High Intensity Discharge division of Osram Sylvania in New Hampshire.

Purpose of the Recapitalization

         The Recapitalization and the Plan is based on the restructuring agreement between the Debtors and Saratoga. We believe that the proposed Recapitalization most fairly provides for all creditors and equity security holder constituencies. Upon completion of the Recapitalization, we believe that we will be able to grow our businesses and provide enhanced value for our stockholders.

                  VALUATION AND PROJECTED FINANCIAL INFORMATION

Valuation Analysis

         To assist Holders of Claims and Interests in determining whether to accept (or reject) the Plan, our financial advisor, Brown Gibbons Lang & Company Securities, Inc. ("BGL"), has prepared a valuation analysis of the Debtors and the value, if any, of the Class 7 and Class 8 Interests (the "Equity Valuation").

         In preparing the Equity Valuation, BGL relied on, among other things, the financial projections prepared by our management and reviewed by our other financial advisor, The Parkland Group, Inc. ("Parkland"). BGL's valuation assumes that the operating results projected by us will be achieved in all material respects, including revenue growth, improvements in operating margins, earnings and cash flow, improvement in techniques for managing working capital, expenses and other elements. Certain projected results may differ materially from our historical operations results, and no assurance can be given that the projected results will be achieved.

         In the Equity Valuation, BGL has concluded that, in its opinion, the Holders of Claims and Interests will receive under the Plan property of a value as of the Effective Date of the Plan, equal to or greater than the value of such Claim or Interest. Among other things, BGL has concluded that the value of the Interests of Class 7 (Holders of Old Common Stock) and Class 8 (Holders of Old Other Interests) is zero.

Projected Financial Information

         Our management has prepared and Parkland has reviewed financial projections that may be helpful to the Holders of Impaired Claims and Impaired Interests in deciding whether to accept or reject the Plan. These financial projections, and the assumptions upon which they are based, are contained in Annex B to this Disclosure Statement.

         WE CAUTION THAT NO REPRESENTATION CAN BE MADE CONCERNING THE ACCURACY OF THE PROJECTED FINANCIAL INFORMATION OR THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. MANY OF THE ASSUMPTIONS ON WHICH THESE PROJECTIONS ARE BASED ARE SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES. IT IS LIKELY THAT SOME ASSUMPTIONS WILL NOT MATERIALIZE BECAUSE OF UNANTICIPATED EVENTS AND CIRCUMSTANCES. ACCORDINGLY, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD ARE

LIKELY TO VARY FROM THE PROJECTED RESULTS. THE VARIATIONS MAY BE MATERIAL, ADVERSE OR POSITIVE.

                                    THE PLAN

         We are soliciting acceptances of the Plan so that we may complete the Recapitalization through the Debtors' bankruptcy proceedings. To complete the Recapitalization through the Plan, we must receive acceptances of the Plan from
(a) with respect to each Impaired Class of Claims entitled to vote on the Plan,
(i) the Holders of Claims holding at least two-thirds (2/3) in amount of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) and (ii) more than one-half (1/2) in number of the Holders of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code); and (b) with respect to each Impaired Class of Interests entitled to vote on the Plan, we must receive approval from the Holders of such Interests holding at least two-thirds (2/3) in amount of such Interests actually voting in such Class (other than Interests held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) (the "Requisite Acceptances"). Because only those Holders who vote to accept or reject the Plan will be counted for purposes of determining acceptance or rejection of the Plan, the Plan could be approved by the affirmative vote of (a) Holders holding significantly less than two-thirds (2/3) of the aggregate amount of Claims in each Class and (b) significantly less than one-half (1/2) in number of the Holders in such Class. See "--Brief Explanation of Chapter 11 Reorganization," below. We reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of section 1129(a)(8) thereof, on the basis that the Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, the Plan.

         A COPY OF THE PLAN IS ATTACHED TO THIS DISCLOSURE STATEMENT AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE PLAN. YOU SHOULD CAREFULLY READ THE PLAN IN ITS ENTIRETY FOR A FULL UNDERSTANDING OF ITS TERMS.

Brief Explanation of Chapter 11 Reorganization

         Chapter 11 of the Bankruptcy Code is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the distribution of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or to enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

         Approval and confirmation of a plan of reorganization by a bankruptcy court is the principal objective of a Chapter 11 case. In general, a Chapter 11 plan of reorganization:

o    divides claims and equity interests into separate classes;

o    specifies the property that each class is to receive under the plan; and

o contains other provisions necessary or desirable for the reorganization of the debtor.

         In general, there are two forms of treatment that may be provided to a holder of a claim or equity interest under a chapter 11 plan of reorganization -- "unimpaired" treatment and "impaired" treatment. Unimpaired treatment means that the legal, equitable and contractual rights of a holder of a claim or equity interest are unchanged under the plan. Impaired treatment means that the legal, equitable or contractual rights of a holder of a claim or equity interest are somehow changed under the plan and can include situations where a holder of a claim or equity interest does not receive or retain any property under a plan.

         In Chapter 11, the right to vote on a plan of reorganization is determined by the treatment that a particular holder of a claim or equity interest receives under the plan. If the holder of a claim or equity interest is unimpaired under a plan, the holder is deemed to accept the plan and it is therefore unnecessary to solicit such holder's vote on the plan. Similarly, it is not necessary to solicit a vote from a holder of a claim or equity interest who is not entitled to receive or retain any property under a plan and such holder is deemed to reject the plan under the Bankruptcy Code. However, if an impaired holder of a claim or equity interest is entitled to receive property under the plan, then such holder is not deemed to automatically accept or reject the plan.

         Chapter 11 of the Bankruptcy Code, however, does not require each holder of a claim or equity interest in a voting class to vote in favor of a plan of reorganization in order for a bankruptcy court to confirm the plan. Instead, in order for a particular class to accept a plan, acceptances must be received:

o if such class is a class of claims against a debtor, from the holders of claims constituting at least two-thirds (2/3) in amount of the allowed claims actually voted in such class and more than one-half (1/2) in number of the holders of allowed claims in such class, or

o if such class is a class of equity interests in a debtor, from the holders of at least two-thirds (2/3) in amount of the allowed equity interests in such class of equity interests that have actually voted to accept or reject the plan.

         In addition to the voting requirements described above, the bankruptcy court must also find that the plan of reorganization meets a number of statutory tests before the court may confirm (approve) the plan of reorganization. Many of these tests are designed to protect the interests of holders of claims or equity interests who do not vote to accept the plan of reorganization but who will nonetheless be bound by the plan's provisions if it is confirmed by the bankruptcy court. See "--Confirmation of the Plan," "--Feasibility Test" and "--Best Interests of Creditors Test; Liquidation Value," below.

Solicitation of Acceptances of the Plan

         Under the Plan, Class 1(a) (Miscellaneous Secured Claims), Class 2 (Classified Priority Claims) and 9 (Subsidiary Interests) are Unimpaired. Accordingly, as discussed above, such

Classes are deemed to have accepted the Plan and the solicitation of votes on the Plan from the Holders in such Classes is not necessary. As such, we will not solicit any votes on the Plan from any Holders in these Classes. The Holders of Claims or Interests in Class 1(b) (GE Secured Claims), Class 3 (Old Note Claims), Class 4 (ADLT General Unsecured Claims), Class 5 (Subsidiary Debtor General Unsecured Claims), Class 6 (Preferred Interests), Class 7 (Common Interests) and Class 8 (Old Other Interests) are not deemed to have automatically accepted or rejected the Plan and are Impaired and entitled to receive property under the Plan. We intend to seek to solicit acceptances of the Plan from these Classes of Claims and Interests. If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in Section 3.13 of the Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected the Plan in respect of such Interest (even if such Holder cast a Ballot accepting the Plan) because the Plan does not entitle the Holders of such Interests to receive or retain any property under the Plan on account of such Interests.

         Subject to the occurrence of the Effective Date, a vote in favor of the Plan will be deemed to constitute, among other things, (a) your consent to the releases set forth in the Plan (provided that you so indicate your consent on your Ballot), (b) if you are a Holder of an Old Note, your waiver of any and all defaults under the Old Indenture governing the Old Notes that may exist as of the Effective Date, (c) if you are a Holder of an Old Note, your agreement to instruct the Old Indenture Trustee to take all necessary actions to effectuate the Plan and (d) your consent to the Management Incentive Plan and the Senior Management Contracts.

         Section 1125(a) of the Bankruptcy Code defines "adequate information" as information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of a company and the condition of such company's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or equity interests of the relevant class to make an informed judgment about the plan of reorganization. To the extent the solicitation of votes on the Plan is deemed to constitute an offer of the New Notes, the New Preferred Stock or the New Common Stock, we are relying on section 3(a)(9) of the Securities Act of 1933 as amended (the "Securities Act") and similar provisions under state securities laws to exempt such offer from registration under the Securities Act and applicable state securities laws. Although the solicitation of votes under the Plan is not governed by Regulation 14A promulgated under the Exchange Act, we have nevertheless included in this Disclosure Statement the material information that would be required in a Regulation 14A solicitation. We believe that this Disclosure Statement contains adequate information for Holders to cast an informed vote to accept or reject the Plan and that this Disclosure Statement and the solicitation of acceptances comply with applicable provisions of the Bankruptcy Code (including sections 1125(a) and 1126(b)), the Bankruptcy Rules (including Rule 3018) and non-bankruptcy law, to the extent applicable. We also believe that properly executed Ballots comply with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules concerning plan acceptances.

         This Disclosure Statement, together with the Plan, is being transmitted to all known Holders of Class 1(b) GE Secured Claims, Class 3 Old Note Claims, Class 4 ADLT General

Unsecured Claims, Class 5 Subsidiary Debtor General Unsecured Claims, Class 6 Preferred Interests, Class 7 Common Interests and Class 8 Old Other Interests.

         IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT, EACH HOLDER OF CLAIMS OR INTERESTS WILL RECEIVE THE SAME CONSIDERATION AS OTHER HOLDERS OF CLAIMS OR INTERESTS IN SUCH HOLDER'S CLASS (UNLESS, IF APPLICABLE, SUCH HOLDER ELECTS LESSER, ALTERNATIVE TREATMENT), WHETHER OR NOT SUCH HOLDER VOTED TO ACCEPT THE PLAN. MOREOVER, UPON CONFIRMATION, THE PLAN WILL BE BINDING UPON ALL HOLDERS OF CLAIMS AND INTERESTS REGARDLESS OF WHETHER OR NOT SUCH HOLDERS VOTED TO ACCEPT THE PLAN.

Voting on the Plan

         As more fully described above, only certain impaired classes of claims and equity interests are entitled to vote on a plan of reorganization. The Plan designates ten (10) separate Classes of Claims and Interests. We are soliciting the votes of Class 1(b) (GE Secured Claims), Class 3 (Old Note Claims), Class 4 (ADLT General Unsecured Claims), Class 5 (Subsidiary Debtor General Unsecured Claims), Class 6 (Preferred Interests), Class 7 (Common Interests) and Class 8 (Old Other Interests). We are not soliciting the vote of any of the remaining three (3) Classes because such Classes are Unimpaired and deemed to accept the Plan.

         The solicitation of acceptances of the Plan will expire on November 24, 2003. Acceptances and rejections of the Plan may not be revoked or changed without permission of the Bankruptcy Court upon a showing of cause, as provided in Bankruptcy Rule 3018(a).

         As previously stated, the Plan must be accepted by (a) with respect to each Impaired Class of Claims entitled to vote on the Plan, (i) the Holders of Claims holding at least two-thirds (2/3) in amount of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) and (ii) more than one-half (1/2) in number of the Holders of such Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code); and (b) with respect to each Impaired Class of Interests entitled to vote on the Plan, we must receive approval from the Holders of such Interests holding at least two-thirds (2/3) in amount of such Interests actually voting in such Class (other than Interests held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code). Because only those Holders who vote to accept or reject the Plan will be counted for purposes of determining acceptance or rejection of the Plan, the Plan could be approved by the affirmative vote of (a) Holders holding significantly less than two-thirds (2/3) of the aggregate amount of Claims in each Class and (b) significantly less than one-half (1/2) in number of the Holders in such Class. We reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of section 1129(a)(8) thereof, on the basis that the Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, the Plan.

         The Debtors and Saratoga reserve the right to amend the terms of the Plan or waive any conditions thereto in accordance with the terms of the Plan if and to the extent the Debtors and Saratoga, acting jointly, determine that such amendments or waivers are necessary or desirable in order to consummate the Plan. As provided in the Plan, we will give Holders of Claims and Interests notice of such amendments or waivers as may be required by applicable law. The Debtors and Saratoga further reserve the right to use acceptances of the Plan to confirm any amendment of the Plan so long as such amendment does not materially and adversely affect the rights of the Class of Holders of Claims or Interests under the Plan whose acceptances we seek to use.

Classifications of Claims and Interests

         Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims against and equity interests in a debtor. Under section 1122 of the Bankruptcy Code, a plan must classify each right to payment against the debtor and each right to an equitable remedy for breach of performance which gives rise to a right to payment (collectively, a "Claim") and any interest in the debtor represented by an equity security (an "Interest") into a category or class (a "Class") that contains substantially similar Claims and Interests. The Plan divides the Claims of known creditors and the Interests of stockholders into Classes and sets forth the treatment offered each Class. See "--Summary of Distributions Under the Plan" below. We believe we have classified all Claims and Interests in compliance with the provisions of section 1123, but it is possible that a Holder of a Claim or Interest may challenge our classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, it is our present intention, to the extent permitted by the Bankruptcy Code and the provisions of the Plan, to make modifications of the classification of Claims or Interests that are required by the Bankruptcy Court for confirmation.

         Unimpaired Classes

         The following Classes of Claims and Interests are Unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, are conclusively deemed to have accepted the Plan:

                       Class 1(a)--Miscellaneous Secured Claims
                       Class 2--Classified Priority Claims
                       Class 9--Subsidiary Interests

         Voting Impaired Classes

         The Plan classifies Class 1(b) (GE Secured Claims), Class 3 (Old Note Claims), Class 4 (ADLT General Unsecured Claims), Class 5 (Subsidiary Debtor General Unsecured Claims), Class 6 (Preferred Interests), Class 7 (Common Interests) and Class 8 (Old Other Interests) as Impaired Classes that will receive a distribution under the Plan that are entitled to vote to accept or reject the Plan. If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in
Section 3.13 of the Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected the Plan in respect of such Interest (even if such Holder cast a Ballot accepting the Plan) because the Plan does not entitle the Holders of such Interests to receive or retain any property under the Plan on account of such Interests.

Summary of Distributions Under the Plan

          Only Claims and Interests (i) as to which our liability and the amount thereof are agreed to by us and the Holder of such Claim or Interest, (ii) as to which our liability and the amount thereof are determined by Final Order of a court of competent jurisdiction, (iii) which have been expressly Allowed in a liquidated amount under the provisions of the Plan (but only to the extent so Allowed), (iv) which is a Professional Claim for which a fee award amount has been approved by Final Order of the Bankruptcy Court, (v) which is in an amount and of the classification and type as set forth in our books and records or (vi) which is, in the case of an Interest (Old Preferred Stock, Old Common Stock and Old Other Interests) or any portion thereof only, held of record as set forth in the books and records maintained by us or on our behalf as of the Distribution Record Date ("Allowed Claims" and "Allowed Interests" respectively) are entitled to receive distributions under the Plan; provided, however, that Holders of Class 8 Old Other Interests exercising their rights to acquire Old Common Stock pursuant to the terms of Section 3.13 of the Plan shall be considered to be Holders of Old Common Stock as of the Distribution Record Date for purposes of receiving distributions under Class 7 pursuant to Section 3.12 of the Plan.

         The distributions to be made under the Plan to the Holders of Allowed Claims or Allowed Interests are in full satisfaction of any and all Claims and Causes of Action of such Holders in respect of the Allowed Claims or Allowed Interests. After the Effective Date, the Holders of Allowed Claims shall not be entitled to enforce any rights in respect of our agreements or documents giving rise to such Claims other than to enforce their right to receive the distributions to be made to such Holders under the provisions of the Plan; provided, however, that to the extent that Holders of Claims shall be entitled to receive treatment such that their Claims are Reinstated, the agreements and documents giving rise to such Claims shall not be canceled but shall remain in full force and effect. Holders of Claims that we dispute shall continue to have the right to seek to enforce such Claims after the Effective Date under the agreements, instruments, documents or other legal bases giving rise to such Claims, and we will continue to have the right to defend ourselves against such Claims, defenses or setoffs accordingly and to assert any Claims that we or our subsidiaries may have against such Holders.

         The following describes the Plan's classification of Claims against and Interests in the Debtors and the treatment that Holders of Allowed Claims and Allowed Interests will receive under the Plan, unless they were to agree to accept less favorable treatment by settlement or otherwise.

         If the Plan is confirmed by the Bankruptcy Court, each Holder of a Claim or Interest will receive the same treatment as the other Holders of the same Class of Claims or Interests (unless, if applicable, such Holder elects lesser, alternative treatment), whether or not such Holder voted to accept the Plan. Such treatment will be in full satisfaction, release and discharge of such Holder's respective Claim or Interest, except as provided in the Plan. Upon confirmation of the Plan, Claims and Interests will be modified as, and to the extent, set forth in the Plan. Upon confirmation, the Plan will be binding on all of our creditors and stockholders regardless of whether such creditors or stockholders voted to accept the Plan.

         The following summary of the proposed distributions under the Plan does not purport to be complete and is subject to, and qualified in its entirety by, the Plan.

         Administrative Claims

         Administrative Claims are Claims constituting a cost or expense of administration of the Chapter 11 Cases under section 503(b) of the Bankruptcy Code. Administrative Claims include, without limitation, any actual and necessary expenses of preserving our estate, any actual and necessary costs and expenses of operating our business, any indebtedness or obligations incurred or assumed by us as debtors-in-possession in connection with the conduct of our businesses, cure claims arising from the assumption of executory contracts or unexpired leases, any allowances of compensation or reimbursement of expenses for Professionals, to the extent allowed by Final Order under sections 330 and/or 503(b) of the Bankruptcy Code, and fees or charges assessed under section 1930 of Title 28 of the United States Code.

         In general, to the extent that these Claims have not already been paid pursuant to prior order of the Bankruptcy Court or applicable law, each Holder of an Administrative Claim that is an Allowed Claim against us will be paid in full, in Cash, on the Effective Date of the Plan (or as soon as practicable after any such Administrative Claim becomes an Allowed Claim if the date of allowance is later than the Effective Date), or will be paid upon such other terms as may be mutually agreed upon.

         Payments to Professionals retained in the Chapter 11 Cases by us or the Committees for compensation and reimbursement of expenses and all payments to reimburse expenses of members of such Committees will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules relating to the payment of interim and final compensation and expenses, as such procedures have been modified by order of the Bankruptcy Court. The Bankruptcy Court will review and determine all requests for compensation and reimbursement of expenses. We estimate that the Administrative Claims of Professionals will approximate $20,395,000. See "Expenses and Sources of Cash to be Used in Connection with the Plan."

         Further, pursuant to an order entered by the Bankruptcy Court on February 6, 2003, Intercompany Claims generated by and among the Debtors and/or ADLT's non-debtor subsidiaries were granted superpriority status under section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject and subordinate to the priorities, liens, claims and security interests that may be granted under any order granted in these Chapter 11 Cases, and the Debtors were granted authority to pay such Intercompany Claims, in the Debtors' business discretion, in the ordinary course of the Debtors' businesses without further order of the Bankruptcy Court.

         Finally, we will pay in Cash on the Effective Date of the Plan, the reasonable (i) fees and expenses of the Old Indenture Trustee under the Old Indenture and (ii) legal fees incurred by the Old Indenture Trustee in connection with the Chapter 11 Cases. However, if we dispute any such amounts, then relief will be sought from the Bankruptcy Court with respect to such Disputed amounts.

         In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for the payment of compensation to creditors and other persons making a "substantial contribution" to a Chapter 11 case and to attorneys for, and other professional advisors to, such persons. Although we are currently unaware of any entities that may seek compensation under the substantial contribution doctrine, one or more entities could file applications with the Bankruptcy Court for allowances of compensation and reimbursement of expenses for substantial contribution. We cannot estimate the amounts that such entities may seek for such compensation. Requests for compensation and reimbursement of expenses under this "substantial contribution" standard must be approved by the Bankruptcy Court after a hearing on notice, at which we and other parties in interest may participate, and, if appropriate, object to the allowance of any compensation or reimbursement of expenses.

         Priority Tax Claims

         Certain Claims for unpaid taxes are entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (the "Priority Tax Claims"). Pursuant to the Plan, as required by section 1129(a)(9)(c) of the Bankruptcy Code, each Holder of a Priority Tax Claim that is an Allowed Claim will be paid, at our election either, (i) on the later of the Effective Date and the first business day following the date such Priority Tax Claim is Allowed,
(ii) over a period not to exceed six (6) years from the date such Priority Tax Claim was assessed, in equal quarterly installments of principal plus interest accruing after the Effective Date thereon at the rate defined in 28 U.S.C. ss. 1961 or such other rate as shall be fixed by the Bankruptcy Court or (iii) on such other terms and conditions as may be agreed upon in writing by the Holder of such Priority Tax Claim and us or as the Bankruptcy Court may order. We estimate that the Priority Tax Claims will approximate $248,000.

         DIP Facility Claim

         The DIP Facility Claim consists of the Claim of the Bank Group, as debtor-in-possession lenders (collectively, the "DIP Lenders") under the DIP Facility. Borrowings under the DIP Facility are secured by security interests in substantially all of our assets and those of our subsidiaries. On the later of
(i) the Effective Date, (ii) the date on which the DIP Facility Claim becomes Allowed and (iii) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holders of the DIP Facility Claim, the Holders of the Allowed DIP Facility Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim: (A) Cash equal to the unpaid portion of such Allowed DIP Facility Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holders of such Claim and the Debtors or the Reorganized Debtors, as the case may be, including, without limitation, Reinstatement of such Claim, or as the Bankruptcy Court may order. We estimate that the DIP Facility Claim will approximate $26,519,000. The DIP Facility will be replaced as of the Effective Date by the New Credit Facility.

         Class 1(a)--Miscellaneous Secured Claims

         Pursuant to the Plan, each Holder of an Allowed Class 1(a) Miscellaneous Secured Claim shall receive, in the sole discretion of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as practicable after the later of (i) the Effective Date, (ii) the date that such Miscellaneous Secured Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Claim; (B) treatment such that such Miscellaneous Secured Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order. We estimate that the Miscellaneous Secured Claims will approximate $508,000.

         Class 1(b)--GE Secured Claims

         Pursuant to the Plan, the Class 1(b) GE Secured Claims shall receive nothing on the Effective Date, provided, however, on the Effective Date, or as soon thereafter as the GE Secured Claims are Allowed, GE may offset from the amounts owing by GE to the Debtors, including the Debtors' nondebtor affiliates, and indefeasibly retain for GE's own account, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims. If, after giving effect to the offset provided in Section 3.06(b) of the Plan, GE has any remaining Claims against the Debtors, such Claims of GE shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims. Except to the extent of the offset permitted under Section 3.06(b) of the Plan, nothing in Section 3.06(b) of the Plan shall be or be deemed to be a waiver or release of any claim belonging to the Debtors or their nondebtor affiliates against GE. We estimate that the GE Secured Claims will approximate $2,390,000.

         Class 2--Classified Priority Claims

         Priority Claims in Class 2 comprise Claims against the Debtors that are entitled to priority in distribution under section 507(a) or (b) of the Bankruptcy Code. These include employment related Claims for wages, salaries or commissions earned within 90 days prior to the bankruptcy filing, or Claims for contributions to an employee benefit plan arising from services rendered within 180 days before the bankruptcy filing, in each case subject to a statutory cap as to amount. To the extent that these Claims have not already been paid pursuant to prior order of the Bankruptcy Court, each Holder of an Allowed Class 2 Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Class 2 Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 2 Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order. We estimate that the Classified Priority Claims will approximate $23,500.

         Class 3--Old Note Claims

         Class 3 consists of the Old Note Claims. Class 3 Old Note Claims are Impaired. The Old Indenture Trustee has filed a proof of claim on behalf of all Holders of Old Notes in the aggregate amount of $107,238,350.35. The Old Note Claims will be Allowed under the Plan as follows:

                  (A) if Class 3 accepts the Plan pursuant to ss.1129(a)(8)(A) of the Bankruptcy Code, such Old Note Claims shall be Allowed in an aggregate amount equal to the sum of (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (A)(i) of section 3.08 of the Plan from the Petition Date to the Effective Date at the rate of 8% per annum, or

                  (B) if Class 3 does not so accept the Plan, then such Old Note Claims shall be Allowed in an aggregate amount equal to (i) $107,145,205 (being the sum of $100,000,000 plus interest at 8% from March 16, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (B)(i) of section 3.08 of the Plan from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                          (1) 1.32% (such rate being (a) the weekly average
                 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet:
                 http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt),

                          (2) such other rate per annum as the Bankruptcy
                 Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         Class 3 Old Note Claims are Impaired. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Note Claim as of the Distribution Record Date shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment and discharge of such Claim, a New Note in a principal amount equal to:

                   (A) the unpaid principal amount of such Old Note held by such Holder plus

                   (B) the amount of interest accrued but unpaid on such Old Note from March 16, 2002 to the Petition Date plus

                   (C) interest on an amount equal to the sum of (A) and (B) in this sentence from the Petition Date to the Effective Date at the applicable rate as provided above in section 3.08 (A) or (B) of the Plan.

         Acceptance of the Plan by Class 3 shall, subject to consummation of the Plan, constitute a waiver by all Holders of Class 3 Old Note Claims of any and all defaults under the Old Indenture that may exist as of the Effective Date, and an agreement to instruct the Old Indenture Trustee to take all actions to effectuate the Plan.

         Class 4--ADLT General Unsecured Claims

         Class 4 consists of all unsecured Claims against ADLT (and not the Subsidiary Debtors) that are not specifically included in other Classes under the Plan. We estimate that ADLT General Unsecured Claims will approximate $2,076,000 (certain ADLT General Unsecured Claims that have already been paid pursuant to prior order of the Bankruptcy Court are not included in this amount). Each Holder of Class 4 ADLT General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                  (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

                   (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         The Holder of each Class 4 ADLT General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in Section 3.09 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Class 4 Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 4 ADLT General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date, subject to the requirement that each Holder who fails to have made its election and to have caused its fully completed election form to have been actually received by the Reorganized Debtors by 5:00 p.m. Cleveland time on the 20th Cleveland, Ohio Business Day after the Effective Date shall be conclusively deemed to have elected 85% Now Treatment.

         Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

                    (1) 45 days after the Effective Date,

                    (2) the date on which such Holder's Class 4 ADLT General
               Unsecured Claim shall have become Allowed,

                    (3) the date on which such Class 4 ADLT General Unsecured
               Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

                    (4) such other date agreed to by the Debtors or the
               Reorganized Debtors, as the case may be, and the Holder of such Class 4 ADLT General Unsecured Claim, an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim.

          Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

                   (1) the first Calendar-Quarter-End Date after the Effective Date, and

                   (2) the Calendar-Quarter-End Date next following the date on which each such Class 4 ADLT General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 4 ADLT General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet:
          http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt, with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 4 ADLT General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 4 ADLT General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

         All payments to Holders of Class 4 ADLT General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

                  Class 5--Subsidiary Debtor General Unsecured Claims

         Class 5 includes all unsecured Claims against the Subsidiary Debtors (and not ADLT) that are not specifically included in other Classes under the Plan. We estimate that Class 5 Subsidiary Debtor General Unsecured Claims will approximate $2,412,000 (certain Subsidiary Debtor General Unsecured Claims that have already been paid pursuant to prior order of the Bankruptcy Court are not included in this amount). The Class 5 Subsidiary Debtor General Unsecured Claims are Impaired. Each Holder of Class 5 Subsidiary Debtor General

Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

                  (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

                  (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

         The Holder of each Class 5 Subsidiary Debtor General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in section 3.10 of the Plan. Such election shall be exercised by each such Holder (including Holders of Disputed Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 5 Subsidiary Debtor General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date, subject to the requirement that each Holder who fails to have made its election and to have caused its fully completed election form to have been actually received by the Reorganized Debtors by 5:00 p.m. Cleveland time on the 20th Cleveland, Ohio Business Day after the Effective Date shall be conclusively deemed to have elected 85% Now Treatment.

         Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

                  (1) 45 days after the Effective Date,

                  (2) the date on which such Holder's Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed,

                  (3) the date on which such Class 5 Subsidiary Debtor General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

                  (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 5 Subsidiary Debtor General Unsecured Claim, an amount in Cash equal to 85% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim.

         Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

                    (1) the first Calendar-Quarter-End Date after the Effective
               Date, and

                    (2) the Calendar-Quarter-End Date next following the date on which each such Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 5 Subsidiary Debtor General Unsecured Claim is paid in full, an amount in Cash equal to 25% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim, plus interest accrued on such portion of such Allowed Claim from the Effective Date through the date of such payment calculated at a rate (a) equal to the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the end of the calendar week in which the Effective Date occurs, and (b) as specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet:
               http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt, with the further understanding that on the 364th day after the Effective Date of the Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 5 Subsidiary Debtor General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 5 Subsidiary Debtor General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

          All payments to Holders of Class 5 Subsidiary Debtor General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

         Class 6--Preferred Interests

         Class 6 comprises our Old Preferred Stock (761,250 shares issued and outstanding) and any contingent, disputed or unliquidated Claims related thereto or in connection therewith. Saratoga holds Class 6 Interests in 761,250 Old Preferred Shares; such Interests of Saratoga are Allowed under the Plan. On or as soon as practicable after the Effective Date, Saratoga, the Holder of the Allowed Class 6 Preferred Interest as of the Distribution Record Date shall receive, in full satisfaction, settlement, release, extinguishment and discharge of such Preferred Interest, and upon payment in Cash to ADLT by wire transfer of immediately available funds, $18,000,000, 29,000 shares of New Preferred Stock and 1,000 shares of New Common Stock, such that the Holders of the Allowed Class 6 Preferred Interests shall have received 100% of the authorized shares of New Preferred Stock, all of which are to be outstanding on the Effective Date and held by Saratoga, 100% of the shares of New Common Stock issued and outstanding on the Effective Date and 90.8% of the Fully Diluted New Common Stock. Acceptance of the Plan by Class 6 shall, subject to consummation of the Plan, constitute an approval, as recipient of New Common Stock, of the Management Incentive Plan and the Senior Management Contracts.

         Class 7--Common Interests

         Class 7 comprises our Old Common Stock (23,807,347 shares issued and outstanding) and any contingent, disputed or unliquidated Claims related thereto or in connection therewith. Class 7 Common Interests are Impaired. If Class 7 accepts the Plan pursuant to ss.1129(a)(8) of the Bankruptcy Code then, on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest as of the Distribution Record Date (and any Holders in Class 8, other than Saratoga, electing to exercise their rights as set forth in section 3.13 of the Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, for each share of Old Common Stock held by such Holder, the sum of $0.1197 (11.97 cents) per share (based on 23,807,347 shares outstanding) payable such that the Holders of Class 7 Common Interests shall have received in the aggregate $2,850,000; provided, however, that the Cash distributions to be received by such Holders shall be reduced by the aggregate amount of Allowed Professional Claims of Professionals retained by or on behalf of the Equity Committee up to $350,000, such that, at a minimum, such Holders shall have received in the aggregate $2,500,000 (resulting in a Cash distribution of $0.105 (10.5 cents) per share of Old Common Stock (based on 23,807,347 shares outstanding)). If Class 7 does not accept the Plan pursuant to ss.1129(a)(8) of the Bankruptcy Code then they will be entitled to $2,500,000, pro rata, including Saratoga, payable in quarterly installments of 25% of the amount payable to such Holder starting, with respect to each Holder of a Class 7 Interest, on the later of (i) the first Calendar-Quarter-End Date after the Effective Date and (ii) the Calendar-Quarter-End Date next following the date on which each such Old Common Stock Interest shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Old Common Stock Interest is paid in full the amount provided for in Section
3.12 of the Plan, subject to the proviso that on the 364th day after the Effective Date of the Plan, each such Holder shall receive the entire then-unpaid balance of the amount due under the Plan in respect of such Class 7 Interest, without interest. Regardless of the foregoing, Holders of Old Common Stock Interests that remain Disputed on such 364th day shall be entitled to receive 100% of the amount due on their Allowed Interest on the date of Allowance thereof. All payments to Holders of Class 7 Old Common Stock Interests shall be made in Cash unless otherwise agreed between Reorganized ADLT and the Holder of such Interest. No interest will accrue or be payable on Class 7 Old Common Stock Interests or the payments made to Holders thereof.

         Class 8--Old Other Interests

         Class 8 comprises all other Interests in ADLT, including, without limitation, holders of options, warrants, conversion privileges or other legal or contractual rights to acquire our Old Common Stock or other Old Other Interests. We estimate that there are approximately 830 Old Other Interests. Each Holder of an Old Other Interest shall have the right to exercise its options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interest, which shall become fully vested as of the date of exercise of such right notwithstanding any provision to the contrary in the contract or instrument giving rise to such Interest. To exercise such right, such Holder shall (i) mark or check off the applicable box on the Ballot cast by such Holder indicating such Holder's exercise of such right and (ii) on or before the Effective Date, pay all required consideration and otherwise satisfy all other applicable conditions in order to exercise such right. If such Holder timely exercises its right to obtain such Old Common Stock, such Holder shall be entitled to the treatment provided to Class 7 set forth in Section 3.12 of the Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain such Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under the Plan on account of such Interest.

         Class 9--Subsidiary Interests

         Class 9 comprises all authorized, issued and outstanding Interests in any of the Subsidiary Debtors. Class 9 Interests are Unimpaired and the Holders thereof are deemed to have accepted the Plan. Each Holder of an Interest in Class 9 shall retain such Interest and its respective share or shares of common stock of the Subsidiary Debtors representing such Interest, but such Holder shall receive no distribution under the Plan on account of such Interest; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors.

Summary of Other Provisions of or Relating to the Plan

         Preservation of Rights

         Except to the extent that any Claim is Allowed in an amount set forth in the Plan, nothing shall affect, prejudice, diminish or impair our rights and legal and equitable defenses to contest or defend ourselves against any Claims or Interests in any lawful manner or forum or to contest the right of any Holder of a Claim or Interest to setoff or recoup against any asserted Claims or Interests, any amounts owed by such Holders to us or any of our subsidiaries. The distributions provided for in Article III of the Plan shall at all times be subject to section 502(d) of the Bankruptcy Code, which provides that no claim of a creditor shall be allowed unless such creditor has paid in full any amount owed to the debtor, or has turned over any property belonging to the debtor.

         Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Claim or Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest, as applicable. With respect to any Claim or Interest that is disputed, all payments or distributions shall be made pursuant to the Plan as soon as practicable after the date on which such Claim or Interest becomes an Allowed Claim or Allowed Interest, as applicable.

         Objections to Claims or Interests, or complaints or motions to subordinate or estimate Claims or Interests, shall be filed with the Bankruptcy Court, and served on the Holders of such Claims or Interests to which objection is made, no later than one-hundred twenty (120) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.

         Administrative Claims arising, accruing and/or incurred by the Debtors on and after the Petition Date (other than Professional Claims of Professionals retained in the Chapter 11 Cases) shall be filed with the Bankruptcy Court no later than forty five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Any such Administrative Claims filed after this bar date shall be deemed Disallowed in full.

         Adoption of Senior Management Contracts.

         On the Effective Date, the Reorganized Company will enter into the Senior Management Contracts with certain members of Senior Management. Copies of the Senior Management Contracts are annexed as Exhibits F-1 to F-__ to the Plan.

         Adoption of Management Incentive Plan.

         On the Effective Date, the Reorganized Company will adopt the Management Incentive Plan and issue the Management Options in accordance therewith whereby certain members of

Senior Management will be entitled to purchase 9.2% of the Fully Diluted New Common Stock. A copy of the Management Incentive Plan is annexed as Exhibit A to the Plan.

          Saratoga Management Services Agreement

          On the Effective Date, the Reorganized Company and Saratoga Management Company, LLC ("SMC"), a Saratoga affiliate, will enter into a management services agreement whereby the Reorganized Company shall (i) make an annual payment of $600,000 in the aggregate to SMC in consideration for SMC providing management-consulting services to and on behalf of the Reorganized Company (plus 0.5% of the aggregate amount of cash (and the fair market value of other property as reasonably determined by the Reorganized Company's Board of Directors) received by the Reorganized Company after the Effective Date in connection with issuances of the Reorganized Company's equity securities), (ii) pay to SMC an advisory fee equal to one percent (1%) of the enterprise value of the Reorganized Company as of the Effective Date and (iii) pay to SMC advisory and/or structuring fees in connection with any significant business transactions. The management-consulting fee will be payable provided that there is no default under the New Indenture relating to the New Notes. Upon any such default and during the continuation of such default under the New Indenture, the management-consulting fee shall accrue but not be payable until such default is cured. The advisory fee shall be earned as of the Effective Date and shall be payable from the cash proceeds of the sale(s) of certain non-core assets of the Reorganized Company (the specific assets have not yet been determined), which such sale(s) is expected to take place within the first year of the Effective Date. A copy of the Saratoga Management Services Agreement is annexed as Exhibit E to the Plan.

         Saratoga/GE Stock Purchase Agreement

         On or about August 15, 2003, Saratoga and GE entered into a certain Stock Purchase Agreement dated as of August 15, 2003 (the "Saratoga/GE Stock Purchase Agreement") pursuant to which Saratoga purchased all of GE's Old Preferred Stock and Old Common Stock in ADLT. Pursuant to the Saratoga/GE Stock Purchase Agreement, if at any time ADLT shall have confirmed a chapter 11 plan of reorganization and the same shall have become effective, and Saratoga and/or any one or more of its affiliates shall have the right, directly or indirectly, to elect a majority of the members of the Board of Directors of ADLT or any one or more of its successors, then promptly thereafter Saratoga shall cause ADLT to offer GE (and keep such offer open for at least 30 days), the rebate program described on Schedule B annexed to the Saratoga/GE Stock Purchase Agreement. If ADLT shall fail to offer GE such rebate program, then Saratoga shall be liable to GE for $3,000,000 which Saratoga and GE agree is a reasonable estimate of the actual damage GE would suffer if the rebate program is not offered. Schedule B to the Saratoga/GE Stock Purchase Agreement provides that "[o]n or promptly after the Effective Date, the Reorganized Debtors shall offer to General Electric Company and its subsidiaries and affiliates (collectively herein, "GE") (and keep such offer open for at least 30 days) an incremental sales incentive plan, pursuant to which GE could earn a 10% rebate (up to a maximum of $13 million in the aggregate) on future purchases from the Reorganized Debtors and its affiliates, excluding APL. To earn its rebate, GE must make annual purchases (in the aggregate not to exceed $130 million) from the Reorganized Debtors and their affiliates, excluding APL, in excess of the aggregate purchases GE made from the Debtors, including its nondebtor affiliates, but excluding APL, in ADLT's 2003 fiscal year. In no event shall there by any rebate in any year on the amount of purchases equaling the total purchases by GE from the Debtors, including its affiliates and subsidiaries, but excluding APL, in ADLT's 2003 fiscal year."

         Pursuant to the Saratoga/GE Stock Purchase Agreement, Saratoga shall use its commercially reasonable efforts to have ADLT and APL assume in the Chapter 11 Cases the following agreements: (i) the Lamp Materials Purchase Agreement entered into as of September 30, 1999, between GE, acting through its GE Lighting business, and APL and ADLT, (ii) the Know How and Patent License and Technical Assistance Agreement dated as of September 30, 1999, between APL, ADLT and GE, acting through its GE Lighting business, and (iii) the Consignment Agreement entered into as of January 4, 1999, between APL and GE Lighting.

         Pursuant to the Saratoga/GE Stock Purchase Agreement, effective automatically at any time that ADLT shall have confirmed a chapter 11 plan of reorganization and the same shall have become effective, and Saratoga and/or any one or more of its affiliates shall have the right, directly or indirectly, to elect a majority of the members of the Board of Directors of ADLT and any one or more of its successors, GE waives compliance by ADLT with Section 13 of the Lamp Materials Purchase Agreement entered into as of September 30, 1999, if but only if ADLT, in lieu of compliance with such Section 13, complies with the substituted provisions set forth on Schedule A annexed to the Saratoga/GE Stock Purchase Agreement, the same as if the language of such Schedule A had been added to the agreement by amendment. Schedule A to the Saratoga/GE Stock Purchase Agreement provides as follows:

          (a) In the event that ADLT desires to sell all or substantially all of Seller [APL] (whether as an asset, stock transfer, or otherwise) to a third party lighting products competitor of Purchaser [GE] (a "Sale") then, in addition to the rights specified in Section 12, ADLT shall give notice (an "Offer Notice") to Purchaser that ADLT desires to engage in such a Sale. The Offer Notice shall identify (i) whether ADLT is proposing to sell assets in addition to that of Seller as part of the Sale, (ii) the price (the "Offer Price") that ADLT proposes to be paid for all of the assets being sold, including Seller (the "Offered Assets") and (iii) any other material terms sought by ADLT.

          (b) The giving of an Offer Notice shall constitute an offer (the "Offer") by ADLT to sell the Offered Assets to Purchaser for cash at the Offer Price and on the other terms set forth in the Offer Notice. The Purchaser shall have a 60-day period (the "Offer Period") in which to accept such Offer by giving a notice of acceptance to ADLT prior to the expiration of such Offer Period. If the Purchaser fails to notify ADLT prior to the expiration of the Offer Period, the Purchaser shall be deemed to have declined such Offer.

          (c) If the Purchaser elects to purchase the Offered Assets, the Purchaser shall purchase and pay, by bank or certified check (in immediately available funds), the Offer Price within 20 business days after the date on which the Offer was accepted; provided that, if the transaction is subject to any prior regulatory approval, the time period during which such transaction may be consummated shall be extended until the expiration of five business days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 60 days.

          (d) Upon the earlier to occur of i) rejection of the Offer by the Purchaser, ii) the expiration of the Offer Period without the Purchaser electing to purchase all of the Offered Assets and iii) the failure to obtain any required consent or regulatory approval for the transaction within 60 days of full acceptance of the Offer, ADLT shall have a one year period during which to effect a Sale of the Offered Assets on the same in all respects material to Purchaser or more favorable (as to ADLT) terms and conditions as were set forth in the Offer Notice at a price not less than the Offer Price; provided that, if such Sale is subject to regulatory approval, such one year period shall be extended until the expiration of five business days after all such approvals shall have been received.

          (e) If ADLT does not consummate a Sale of the Offered Assets in accordance with the foregoing time limitations, then the right of ADLT to effect such a Sale pursuant to this Section 13(d) shall terminate and ADLT shall again comply with the procedures set forth in this
          Section 13 with respect to any proposed Sale of the Offered Assets.

         Pursuant to the Saratoga/GE Stock Purchase Agreement, Saratoga shall use its reasonable commercial efforts to ensure that ADLT's trade payables to GE are handled in accordance with Schedule C annexed to such agreement, which shall be incorporated into ADLT's plan of reorganization to be submitted and approval of which will be sought from the Bankruptcy Court. Schedule C to the Saratoga/GE Stock Purchase Agreement provides as follows:

                  Section 3.06. (b) Class 1(b) Claims: Secured Claims of GE. The Class 1(b) GE Secured Claims shall receive nothing on the Effective Date, provided, however, on the Effective Date, or as soon thereafter as the GE Secured Claims are Allowed, GE may offset from the amounts owing by GE to the Debtors, including the Debtors' nondebtor affiliates, and indefeasibly retain for GE's own account, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims. If, after giving effect to the offset provided in this Section 3.06(b), GE has any remaining Claims against the Debtors, such Claims of GE shall be treated as Class 5 Subsidiary Debtor General Unsecured Claims. Except to the extent of the offset permitted under this
          Section 3.06(b), nothing in this Section 3.06(b) shall be or be deemed to be a waiver or release of any claim belonging to the Debtors or their nondebtor affiliates against GE.

          Treatment of Hellman Loan

          Beginning in October 1998, ADLT made a series of loans to Hellman so that he could avoid forced liquidation of a substantial block of his ADLT stock (approximately 10% of the then-outstanding ADLT stock) which secured certain personal margin loans from Prudential Securities, Inc. ("Prudential"). Due to a decline in the ADLT stock price in October 1998, Hellman received a margin call from Prudential which he was not financially able to meet. ADLT agreed to advance funds to Hellman to cover the margin call because, among other reasons, a forced liquidation of Hellman's ADLT stock would impair shareholder value and would have a devastating effect on Hellman's personal finances which in turn could adversely affect Hellman's performance in his critical position as Chairman of the Board and CEO of ADLT. ADLT and Hellman thereafter amended the Hellman Loan Documents several times to, among other things, extend the maturity date and advance additional funds to Hellman to cover subsequent margin calls triggered by further declines in the ADLT stock price. In addition to the reasons referenced above, ADLT determined that the additional loans were in the shareholders' best interests because the liquidation of Hellman's stock would impair ADLT's ability to take advantage of certain tax benefits and would trigger certain obligations owed to GE.

         As of June 30, 2003, Hellman owed ADLT approximately $15,647,000, consisting of principal of approximately $12,789,000 and interest of approximately $2,858,000. The Hellman Loan matures on July 31, 2007. Under the Hellman Loan Documents, ADLT has a security interest in substantially all of Hellman's personal assets, including residences in Ohio and Florida. Hellman also is obligated to prepay the Loan with proceeds from any settlement of his claims against Prudential.

         As part of the reorganization, ADLT, along with Saratoga, believe it is appropriate to resolve the Hellman Loan under the Plan. These parties, along with Hellman, have agreed in principle, subject to formal documentation and Court approval, that pursuant to section 1123(b)(3)(A) of the Bankruptcy Code, the Hellman Loan Documents shall be modified to reduce the amount of the outstanding indebtedness owed by Hellman to $_________________ ("Designated Amount"), which is the approximate amount of Hellman's personal net worth as of the Effective Date. Additionally, on or before the Effective Date, the proceeds from Hellman's settlement with Prudential of approximately $_______ will be paid over to ADLT for application to the Hellman Loan (such funds shall be applied prior to the reduction of the Hellman Loan amount to Hellman's net worth). Other than reducing the amount of the Hellman Loan as set forth above, the Hellman Loan Documents shall otherwise remain in full force and effect.

         Hellman is in the process of providing ADLT with a personal financial statement and certain backup documents, which ADLT is in the process of reviewing. ADLT also is in the process of completing its own investigation regarding Hellman's assets and liabilities.

         ADLT believes that the treatment of the Hellman Loan under the Plan is fair and equitable and in the best interests of creditors. In reaching this decision, ADLT considered several factors, including: (i) the likely difficulty in collection; (ii) the probability of success in any litigation challenging the enforceability of the Hellman Loan Documents; (iii) the complexity of such litigation, including attendant expense, inconvenience and delay; and (iv) the paramount interest of creditors. First, in terms of difficulty of collection, Hellman has informed ADLT that, based on the advice of his personal bankruptcy counsel, unless the Hellman Loan is forgiven beyond his net worth, he will file personal bankruptcy prior to the Effective Date so as to discharge that portion of the Hellman Loan. Second, with respect to the probability of success, Hellman and his counsel have challenged whether the Hellman Loan Documents are legally unenforceable. Although ADLT believes that Hellman's purported defenses to the Loan lack merit, there is some risk that Hellman might prevail on such defenses. Third, ADLT would likely incur substantial attorneys' fees and expenses in any action to collect the Hellman Loan, including litigating the enforceability of the Hellman Loan Documents and Hellman's defenses thereto.

         Additionally, the foregoing treatment of the Hellman Loan is generally consistent with ADLT's treatment of the Hellman Loan in its books and records. In particular, ADLT has continuously written down the value of the Hellman Loan to reflect ADLT's assessment of the degree to which the Loan is impaired (i.e., the extent to which Hellman's personal assets are insufficient to repay the
Loan). The proposed treatment of the Hellman Loan under the Plan conforms to the reality of the circumstances.

         Finally, it is critical to note that the reduction of the Hellman Loan does not constitute compensation to Hellman for, among other things, services performed on behalf of ADLT or to be performed by Hellman on behalf of Reorganized ADLT, which might otherwise be taxable. Rather, the write-down of the Hellman Loan is based solely on ADLT's assessment of the collectibility of the Loan and the other factors set forth above. Accordingly, ADLT does not believe that the treatment of the Hellman Loan under the Plan will trigger any tax consequences for ADLT or Reorganized ADLT (as the case may be). The tax treatment and consequences of the modification of the Hellman Loan are not confidential. See also "--Senior Management Employment Agreements" below.

         Treatment of Executory Contracts and Unexpired Leases

         On the Effective Date, all executory contracts and unexpired leases that exist between the Debtors and any person shall be deemed assumed in accordance with the provisions and requirements of section 365 of the Bankruptcy Code if such contracts:

o    have not terminated or expired pursuant to their own terms;

o have not previously been assumed, assumed and assigned or rejected pursuant to an order of the Bankruptcy Court on or prior to the Confirmation Date;

o are not the subject of pending motions to assume, assume and assign or reject as of the Confirmation Date; or

o    are not listed on the Schedule of Rejected Contracts.

         Notwithstanding any other provisions of Section 6.01 of the Plan, (a) that certain Lamp Materials Purchase Agreement entered into by and between APL, ADLT and GE, as of September 30, 1999, as amended by letter agreement dated October 4, 1999, (b) that certain Patent and Technical Assistance Agreement entered into by and among APL, ADLT and GE, as of September 30, 1999, and (c) that certain Consignment Agreement entered into as of January 4, 1999 between APL and GE (collectively, the "GE Contracts"), are deemed assumed under Section
6.01 of the Plan, and GE waives any and all defaults, claims for such defaults and rights to assert the need for adequate assurance of future performance under 11 U.S.C. ss. 365(b)(1)(A), (B) and (C) with respect to such GE Contracts.

         The Debtors shall have the right, subject to the consent of Saratoga, at any time prior to the Confirmation Date, to amend the Schedule of Rejected Contracts upon notice to the other party to such contract or lease:

o to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to the Plan; or

o to add any executory contract or unexpired lease to the Schedule of Rejected Contracts, thus providing for its rejection pursuant to the Plan.

         The Confirmation Order (except as otherwise provided therein) shall constitute an order of the Bankruptcy Court approving such assumptions. Each contract or lease assumed will be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Assumption of a contract or lease does not constitute our admission that such contract or lease is an executory contract or unexpired lease. All executory contracts and unexpired leases that are assumed will be assumed under their present terms or upon such terms as are agreed to between us and the other party to the executory contract or unexpired lease. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include:

o all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease; and

o all executory contracts or unexpired leases appurtenant to the premises, including all other interests in real estate related to such premises, unless any of the interests has been rejected pursuant to an order of the Bankruptcy Court.

         If an executory contract or unexpired lease is rejected, the other party to the agreement may file a Claim for damages incurred by reason of the rejection. (In the case of rejection of leases of real property or of employment agreements, damage Claims are subject to certain limitations imposed by the Bankruptcy Code.) In order to assume an executory contract or unexpired lease, we must first cure any existing defaults pursuant to section 365(b) of the Bankruptcy Code. If an executory contract or unexpired lease is assumed, we have a duty to perform our contractual obligations according to the terms of the agreement. Failure to perform these obligations once the lease or executory contract is assumed would result in a Claim for damages which ordinarily would be entitled to priority treatment as an administrative expense. See "--Summary of Distributions Under the Plan-Administrative Claims" above.

         Conditions to Effectiveness

         The Plan shall not be consummated and the Effective Date shall not occur unless and until the following conditions have occurred or have been duly waived (if waivable) pursuant to the terms of the Plan:

o the Confirmation Order shall have been entered and shall have become a Final Order and such order shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction;

o all Plan Documents required to be executed or delivered under the Plan on or prior to the Effective Date shall be in a form that is reasonably acceptable to the Debtors and Saratoga;

o all Plan Documents required to be executed or delivered under the Plan on or prior to the Effective Date shall have been executed and delivered by the parties thereto;

o the Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to enter into, implement, and consummate the Plan Documents, contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with the Plan;

o the New ADLT Articles of Incorporation shall have been filed with the Ohio Secretary of State in accordance with Ohio law;

o all authorizations, consents and regulatory approvals required, if any, in connection with the Plan's effectiveness shall have been obtained;

o    the New Credit Facility shall have become effective;

o the New Indenture and all related documents shall have been entered into by the parties thereto;

o the Saratoga Management Services Agreement shall have been entered into by the parties thereto;

o the Senior Management Contracts shall have been entered into by the parties thereto;

o the Management Incentive Plan shall have been adopted by ADLT and the Management Options to be issued on the Effective Date thereunder shall have been issued;

o no order of a court shall have been entered and shall remain in effect restraining the Debtors or Saratoga from consummating the Plan; and

o an Indenture for the New Notes shall have been qualified by the Commission under the Trust Indenture Act of 1939, as amended.

         Failure to satisfy these conditions would likely result in our inability to complete the Recapitalization and consummate the Plan. See "RISK FACTORS--Risks Related to the Plan." Additionally, the Confirmation Order shall contain a finding of fact that the Reorganized Debtors, the Creditors Committee, GE and each of their Professionals acted in good faith within the meaning of and with respect to the actions described in section 1125(e) of the Bankruptcy Code and are therefore not liable for the violation of any applicable law, rule or regulation governing such actions.

Board of Directors

         From and after the Effective Date, there will be seven (7) members of Reorganized ADLT's Board of Directors: Wayne Hellman, Sabu Krishnan, Christian Oberbeck, Damon Ball, Richard Petrocelli and two individuals appointed by Saratoga in consultation with the Company's management. The Board of Directors for each of the Subsidiary Debtors shall consist of one (1) or more members to be appointed by Reorganized ADLT's Board of Directors. See "MANAGEMENT, BOARD OF DIRECTORS AND INSIDER RELATIONSHIPS--Board of Directors."

New ADLT Articles of Incorporation

         The New ADLT Articles of Incorporation shall satisfy the provisions of the Plan and the Bankruptcy Code and shall include or provide for, without limitation, (a) authorization to issue the New Notes, the New Common Stock and the New Preferred Stock and (b) a prohibition on the issuance of nonvoting equity securities to the extent, and only to the extent, required by section 1123(a)(6) of the Bankruptcy Code. A copy of the New ADLT Articles of Incorporation is annexed as Exhibit B to the Plan.

Means for Implementation of the Plan

         The Effective Date of the Plan is the Business Day that is no more than ten (10) Business Days in New York, N.Y. following the date on which all conditions to consummation set forth in Article IX of the Plan have been satisfied or, if capable of being duly and expressly waived, any conditions to the occurrence of consummation set forth in the Plan have been satisfied or waived; provided, however, that the Effective Date may be extended upon the written approval of each of the Debtors and Saratoga.

         On the Effective Date, we are authorized to and shall issue the New Notes, the New Preferred Stock and the New Common Stock and to take such other actions, including making certain cash payments, as are contemplated by the Plan. Such actions shall include, without limitation, transfer to the Disbursing Agent of the New Notes, the New Preferred Stock and the New Common Stock distributable to certain Holders of Allowed Claims or Allowed Interests under the Plan.

Expenses and Sources of Cash to be Used in Connection with the Plan

         The following table reflects the professional fees and expenses that we have incurred or expect to incur with respect to the Chapter 11 Cases. Such fees and expenses have a statutory priority over any Class of Claims or Interests entitled to vote on the Plan. We believe that the available cash and cash generated by operations, together with the proceeds from the New Credit

Facility, will be sufficient to cover all of our cash obligations as of the Effective Date and that we will thereafter have sufficient working capital to meet our obligations as they become due. See "Risk Factors" and "Accounting Treatment of the Recapitalization" below.

Debtors' legal fees and expenses....................................$ 6,681,000
Debtors' financial advisor fees and expenses .......................$ 5,558,000
Debtors' accounting fees and expenses ..............................$   744,000
Creditors Committee's professional fees and expenses................$ 3,492,000
Equity Committee's professional fees and expenses...................$ 1,168,000
Saratoga's legal fees and expenses..................................$   900,000
United States Trustee's fees........................................$    67,000
Bank Group's professional fees and expenses.........................$ 1,381,000
Prior Lenders' professional fees and expenses.......................$   404,000
                                                                    -----------
         TOTAL .....................................................$20,395,000

Modification of the Plan

         The Debtors and Saratoga, acting jointly, may alter, amend or modify the Plan, including all exhibits to the Plan, in accordance with section 1127 of the Bankruptcy Code or as otherwise permitted at any time prior to the date of confirmation (the "Confirmation Date") without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court or Bankruptcy Code may otherwise require. Prior to confirmation, a plan may be modified provided that the plan, as modified, does not violate sections 1122 (governing classification of claims and interests) and 1123 (setting forth certain plan requirements) of the Bankruptcy Code. The potential impact of any amendment, modification or supplement on the Holders of Claims and Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the Classes of Claims and Interests or a change in the relative rights of such Classes. However, if any of the terms of the Plan are amended, modified or supplemented in a manner determined by us or the Bankruptcy Court to constitute a material adverse change, we will promptly disclose any such amendment, modification or supplement in a manner reasonably calculated to inform the Holders adversely affected thereby, and, if and to the extent required by the Bankruptcy Court, resolicit acceptances.

         After the Confirmation Date and prior to substantial consummation of the Plan, and in accordance with the provisions of section 1127(b) of the Bankruptcy Code and the Bankruptcy Rules, the Debtors and Saratoga and any party in interest may, so long as the treatment of Holders of Claims or Interests under the Plan is not adversely affected, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, this Disclosure Statement or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of the Plan; provided, however, prior notice of such proceedings shall be served in accordance with Bankruptcy Rules 2002 and 9014.

Withdrawal of the Plan

         The Debtors and Saratoga, acting jointly, reserve the right, at any time prior to Confirmation of the Plan, to revoke and withdraw the Plan. If the Plan is revoked or withdrawn or if the Confirmation Date does not occur, the Plan shall be null and void and have no force and effect. In such event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any claims by the Debtors or Saratoga or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors, Saratoga or any Person in any further proceedings involving the Debtors.

Withdrawal of Votes on the Plan

         Once the acceptance or rejection of any Holder of an Impaired Claim or Impaired Interest entitled to vote on the Plan has been transmitted to the Voting Agent in accordance herewith, such acceptance or rejection may only be withdrawn or modified for cause shown by such Holder to the Bankruptcy Court upon notice and a hearing.

Confirmation of the Plan

         Parties in interest, including all Holders of Claims and Interests, will receive notice of the date and time fixed by the Bankruptcy Court for the Confirmation Hearing. The Bankruptcy Court will also establish procedures for solicitation and confirmation of the Plan.

         For the Plan to be confirmed, the Bankruptcy Code requires the Bankruptcy Court to determine that the Plan complies with the requirements of section 1129 of the Bankruptcy Code. The confirmation requirements of section 1129 include, among other things, that:

o the Plan be accepted by at least one Class of Impaired Claims without considering the votes of "insiders;"

o the Plan is feasible (that is, there is a reasonable probability that we will be able to perform our obligations under the Plan and continue to operate our business without further financial reorganization or liquidation) (see "-Feasibility Test," below); and

o the Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code, which requires that, with respect to each Impaired Class, each Holder of a Claim or an Interest either (i) accepts the Plan or (ii) receives at least as much pursuant to the Plan as such Holder would receive in a liquidation under Chapter 7 of the Bankruptcy Code.

         There are several other confirmation standards that we must demonstrate, including, without limitation, that:

o    the Plan is proposed in good faith;

o    the Plan and its proponents comply with the Bankruptcy Code;

o payments for services in or in connection with the Chapter 11 Cases or the Plan are approved by or subject to Bankruptcy Court approval;

o our management, officers, directors or trustees have been disclosed, as well as their compensation, and their continuation in office is consistent with the interests of creditors, stockholders and public policy;

o    all statutory fees have been or will be paid; and

o there is a continuation of retiree health benefits at certain levels as provided under section 1114 of the Bankruptcy Code.

         Although we believe that we will meet each of these tests, as well as the other requirements of section 1129 of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion and confirm the Plan. See "RISK FACTORS--Risks Related to the Plan."

Acceptance of the Plan

         Under section 1129(a)(10) of the Bankruptcy Code, if a class of claims is impaired under a plan, a condition to confirmation is that such plan must be accepted by holders of at least one class of "impaired" claims without considering the votes of "insiders" within the meaning of the Bankruptcy Code. The Impaired Classes of Claims under the Plan are Class 1(b) (GE Secured Claims), Class 3 (Old Note Claims), Class 4 (ADLT General Unsecured Claims) and Class 5 (Subsidiary Debtor General Unsecured Claims). Accordingly, at least one of these Classes must accept the Plan in order for the requirement of section 1129(a)(10) to be met.

Feasibility Test

         The Bankruptcy Code also requires that, to confirm a plan of reorganization, the bankruptcy court must find that confirmation of such plan is feasible, meaning that it is not likely to be followed by liquidation or the need for further financial reorganization of the debtor (the "Feasibility Test"). For the Plan to meet the Feasibility Test, the Bankruptcy Court must find that we will possess the resources and working capital necessary to provide all creditors with the treatment specified in the Plan and to continue to operate our businesses upon and after the consummation of the Plan. Based on the projections and other financial information set forth in Annex B, we believe the Plan satisfies the Feasibility Test.

Best Interests of Creditors Test; Liquidation Value

         In addition, the Bankruptcy Code requires that, to confirm a plan of reorganization, each holder of a claim or equity interest in an impaired class must either:

o    accept the plan; or

o receive or retain under the plan cash or property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code (the "Best Interests" test).

         To calculate what holders of each impaired class of claims or equity interests would receive in a Chapter 7 liquidation, the bankruptcy court must determine the "liquidation value"
of the debtor, which would consist primarily of the net proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee. The proceeds from a Chapter 7 liquidation that would be available to all unsecured claims would be reduced or diluted by:

o secured claims to the extent of the value of the collateral securing such claims;

o the costs and expenses of liquidation, including the costs incurred to sell the assets;

o the administrative expenses of the Chapter 7 cases, including the fees of a trustee, counsel, financial advisors, accountants and other professionals;

o additional contingent claims and losses arising during the operation of our business in Chapter 7;

o    priority claims arising in the Chapter 7 and prior Chapter 11 cases; and

o administrative expenses and claims in the prior Chapter 11 cases, including the fees of counsel, financial advisors, accountants and other professionals.

         Based on the information set forth in the Liquidation Analysis attached as Annex C hereto, we believe that Confirmation of the Plan will provide each Holder of a Claim or Interest in Classes 1(b) and 3-8 with an equal or greater recovery than it would receive if the Company were liquidated under Chapter 7 of the Bankruptcy Code. In our view, a Chapter 7 liquidation involves additional uncertainty not fully reflected in the Liquidation Analysis with respect to both timing and amount of payments to Holders of such Claims and Interests. We believe that the Plan provides as much certainty as is possible regarding these matters.

         Accordingly, we believe that the Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code.

Effects of Plan Confirmation

         Discharge

         Except as otherwise provided in the Bankruptcy Code, the Plan or the Confirmation Order, subject to the occurrence of the Effective Date, the provisions of the Plan shall be binding on us, our subsidiaries and our creditors and equity security holders, regardless of whether the Claims or Interests of any such creditor or equity security holder is Impaired under the Plan, and regardless of whether any such creditor or equity security holder has accepted the Plan. Furthermore, except as otherwise provided in the Bankruptcy Code, the Plan or the Confirmation Order, subject to the occurrence of the Effective Date, we and our subsidiaries shall retain all of our property free and clear of all Claims and Interests of creditors and equity security holders, and we and our subsidiaries shall be discharged and forever released from any debt that arose before the Confirmation Date, regardless of whether (i) a proof of claim has been filed or deemed filed in respect of such debt, (ii) any Claim in respect of such debt has been Allowed under section 502 of the Bankruptcy Code, or (iii) the Holder of any Claim in respect of such debt has accepted the Plan. In addition, subject to the occurrence of the Effective Date, confirmation of the Plan shall terminate all rights and Interests of the Holders of our Old Preferred Stock (Class 6), Old Common Stock (Class 7) and Old Other Interests (Class 8).

Injunction

         Discharged Claims and Terminated Interests

         Except as otherwise expressly provided for in the Plan or the Confirmation Order and to the fullest extent authorized or provided by the Bankruptcy Code, including sections 524 and 1141 thereof, the entry of the Confirmation Order shall, provided that the Effective Date occurs, permanently enjoin all persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is Impaired or terminated pursuant to the terms of the Plan from taking any of the following actions against us or our property on account of any such discharged Claims, debts or liabilities or such terminated Interests or rights:

o commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind;

o enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order;

o creating, perfecting or enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind;

o asserting any setoff, offset, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to us; and

o proceeding in any manner in any place whatsoever, including employing any process, that does not conform to or comply with or is inconsistent with the provisions of the Plan.

         Released Claims and Interests

         As of the Effective Date of the Plan, the Confirmation Order shall constitute an injunction permanently enjoining any Person that has held, currently holds or may hold a Claim, Interest, demand, debt, right, Cause of Action or liability that is released pursuant to Section 11.04 of the Plan from enforcing or attempting to enforce any such Claim, Interest, demand, debt, right, Cause of Action or liability against (i) us and our subsidiaries, both before and after the Recapitalization, (ii) our agents and Professionals, (iii) any of our and our subsidiaries' directors, officers or employees who continue in such positions subsequent to the Effective Date or (iv) any of our and our subsidiaries' former directors, officers or employees, or any of our or their respective property, based on, arising from or relating to, in whole or in part, any act, omission, or other occurrence taking place on or prior to the Effective Date with respect to or in any way relating to the Chapter 11 Cases, all of which claims, demands, debts, rights, Causes of Action or liabilities will be deemed released on the Effective Date; provided, however, that with respect to the former directors, officers and employees of the Debtors, this injunction shall apply only to the enforcement of Claims, demands, debts, rights, Causes of Action or liabilities with respect to which such former directors, officers and employees would be entitled to indemnification from us or our subsidiaries under contract or law; provided further, however, that this injunction shall not apply to (a) any Claims Creditors may assert under the Plan to enforce their rights thereunder to the extent permitted by the Bankruptcy Code or (b) any Claims Creditors or other third parties may have against each other, which claims are not related to us or our subsidiaries, it being understood, however, that any defenses, offsets or counterclaims of any kind or nature whatsoever which we may have or assert in respect of any of the claims of the type described in (a) or (b) of this proviso are fully preserved.

         Exculpation

         None of the Debtors, the Reorganized Debtors, the Creditors Committee, their respective Professionals, Saratoga or the Exculpated Persons shall have or incur any liability to any Person, including, without limitation, any Holder of a Claim or Interest or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates or any of their successors or assigns, for any act taken or omission made in good faith in connection with, relating to, or arising out of, the Chapter 11 Cases, Filing, negotiating, prosecuting, administrating, formulating, implementing, confirming or consummating the Plan or the Property to be distributed under the Plan, including all pre-petition and post-petition activities leading to the promulgation and confirmation of the Plan, this Disclosure Statement (including any information provided or statement made in this Disclosure Statement or omitted therefrom), or any contract, instrument, release or other agreement or document created in connection with or related to the Plan or the administration of the Debtors or these Chapter 11 Cases.

         "Exculpated Persons" means (i) the directors, officers and employees of the Debtors in each of the Chapter 11 Cases as of the Petition Date or that have become officers, directors or employees thereafter but prior to the Effective Date, (ii) the Debtors' agents and Professionals, (iii) the members of the Creditors Committee, (iv) the Creditors Committee's Professionals, (v) GE, (vi) Saratoga and (vii) the respective Affiliates, current and former officers, directors, employees, agents, stockholders, managers, advisors and professionals (including the current and former officers, directors, employees, agents, members, stockholders and professionals of the exculpated professionals) of the foregoing exculpated persons identified in subclause (ii) above; provided, however, that the foregoing exculpated parties identified in subclasses (i) through (vii) above shall be exculpated only for liabilities arising out of actions taken in such capacity.

Releases

         Releases by Debtors

         Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in the Plan or the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their individual capacities and as debtors-in-possession, shall be deemed to have forever released, waived and discharged (i) the agents and Professionals of the Debtors, (ii) the directors, officers and employees of the Debtors who continue in such positions subsequent to the Effective Date, (iii) the former directors, officers and employees of the Debtors, (iv) the members of the Creditors Committee and its Professionals, (v) GE and (vi) Saratoga, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtors or the Reorganized Debtors to enforce the

Plan, the Plan Documents, contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases or the Plan; provided, however, that no person identified in subclauses
(i)-(vi) above shall be released or discharged from any Claims, obligations, suits, judgments, debts or Causes of Action arising out of or in connection with indebtedness for money borrowed by any such person from the Debtors, or for goods, services or other consideration provided to such person by the Debtors pursuant to contract or otherwise, unless otherwise expressly provided for elsewhere in the Plan; and provided, further, however that the persons identified in subclause (iii) above shall be released under Section 11.04(a) of the Plan only for claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities with respect to which such persons would be entitled to indemnification from the Debtors or the Reorganized Debtors under contract or law.

           Releases by Holders of Claims and Interests

         Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in the Plan or the Confirmation Order, to the fullest extent permitted under applicable law, in consideration for the obligations of the Persons set forth below under the Plan and, if applicable, the cash, securities, contracts, releases and other agreements or documents to be delivered in connection with the Plan, each Holder (as well as any trustee or agent on behalf of each such Holder) of a Claim or an Interest and any Affiliate of any such Holder shall be deemed to have forever waived, released and discharged (i) the Debtors, (ii) the Reorganized Debtors,
(iii) the agents and Professionals of the Debtors, (iv) the directors, officers and employees of the Debtors who continue in such positions subsequent to the Effective Date, (v) the former directors, officers and employees of the Debtors,
(vi) Saratoga, and (vii) the members of the Creditors Committee and its Professionals from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date relating to the Debtors, the Reorganized Debtors or any Affiliate of the Debtors, the Chapter 11 Cases or the Plan, and/or which may have directly or indirectly impacted or harmed in any way the value of any Claim against or Interest in the Debtors or their Affiliates; provided, however, that the persons identified in subclause (v) above shall be released under Section 11.04(b) of the Plan only for claims, obligations, suits, judgments, damages, rights Causes of Action and liabilities with respect to which such persons would be entitled to indemnification from the Debtors or the Reorganized Debtors under contract or law; provided further, that such waiver, release and discharge shall be effective as to the above-named released parties (other than the Debtors and the Reorganized Debtors) only if such Holder affirmatively marked or checked off the applicable box on the Ballot cast by such Holder indicating such Holder's agreement to grant such waiver, release and discharge; if such Holder did not cast a

Ballot or did not mark or check off the applicable box on its Ballot, such Holder shall not be deemed to have granted such waiver, release and discharge as to such non-Debtor parties.

         Indemnification

         To the extent not inconsistent with the Plan or the Confirmation Order and to the fullest extent permitted by applicable law, including, without limitation, the extent provided in our constituent documents, contracts (including, without limitation, any indemnification agreement), statutory law or common law, we will indemnify, defend, hold harmless and reimburse the Exculpated Persons from and against any and all losses, claims, Causes of Action, damages, fees, expenses, liabilities and actions:

o for any act taken or omission made in good faith in connection with or in any way related to negotiating, formulating, implementing, filing, confirming or consummating the Plan, this Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with the Plan or the administration of the Chapter 11 Cases; or

o for any act or omission in connection with or arising out of the administration of the Plan or the property to be distributed under the Plan or our operations or activities.

         Any Claims of any such Exculpated Persons against us on account of such indemnification obligations shall be unaltered and Unimpaired within the meaning of section 1124 of the Bankruptcy Code, but none of the Debtors shall have any obligation to indemnify any Exculpated Persons for any acts or omissions that constitute gross negligence or willful misconduct as such is finally determined by the Bankruptcy Court. Such indemnification obligations shall survive unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

           Revesting of the Debtors

         Subject to the provisions of the Plan and the Confirmation Order, the Debtors will continue to exist after the Effective Date as the Reorganized Debtors, with all applicable corporate powers; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors. The property of their respective estates will revest in each of the Debtors on the Effective Date. From and after the Effective Date, we will be able to operate our businesses and use, acquire and dispose of property and compromise or settle any Claims or Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, other than those restrictions expressly imposed by the Plan and the Confirmation Order. As of the Effective Date, all of the property of the Debtors and their subsidiaries will be free and clear of all Claims and Interests, except as expressly provided in the Plan. Without limiting the foregoing, the Reorganized Debtors will be able to pay the charges that we incur after the Effective Date for professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court. Additionally, the Company is currently analyzing whether after the Effective Date, certain non-debtor subsidiaries of ADLT, which the Company determines are non-essential, should be liquidated and/or dissolved.

Retention of Jurisdiction

         Exclusive Jurisdiction of Bankruptcy Court

         Notwithstanding the entry of the Confirmation Order, after the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction of all matters arising out of, arising in or related to, the Chapter 11 Cases to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

o classify or establish the priority or secured or unsecured status of any Claim or Interest (whether filed before or after the Effective Date and whether or not contingent, disputed or unliquidated) or resolve any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan;

o grant or deny any applications for allowance of compensation or reimbursement of expenses pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code or otherwise provided for in the Plan, for periods ending on or before the Effective Date;

o determine and resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any of the Debtors is a party or with respect to which any of us may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

o ensure that all payments due under the Plan and performance of the provisions of the Plan are accomplished as provided therein and resolve any issues relating to distributions to holders of Allowed Claims, or Allowed Interests pursuant to the provisions of the Plan;

o construe, take any action and issue such orders, prior to and following the Confirmation Date and consistent with section 1142 of the Bankruptcy Code, as may be necessary for the enforcement, implementation, execution and consummation of the Plan and all Plan Documents, contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, including, without limitation, this Disclosure Statement and the Confirmation Order, for the maintenance of the integrity of the Plan and our protection in accordance with sections 524 and 1141 of the Bankruptcy Code following consummation;

o determine and resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, implementation or enforcement of the Plan (and all Exhibits thereto) or the Confirmation Order, including the indemnification and injunction provisions set forth in and contemplated by the Plan or the Confirmation Order, or any entity's rights arising under or obligations incurred in connection therewith;

o hear any application of any of the Debtors or the Reorganized Debtors, as the case may be, and/or Saratoga to modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code and Section
     13.04 of the Plan or modify this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any bankruptcy court order, the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or, the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code and the Plan;

o issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

o enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

o determine any other matters that may arise in connection with or relating to the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan;

o determine such other matters and for such other purposes as may be provided in the Confirmation Order;

o hear and determine any other matters related to the Plan and not inconsistent with Chapter 11 of the Bankruptcy Code;

o    continue to enforce the automatic stay through the Effective Date;

o hear and determine (i) disputes arising in connection with the interpretation, implementation or enforcement of the Plan or (ii) issues presented or arising under the Plan, including disputes among holders and arising under the Plan Documents, or other agreements, documents or instruments executed in connection with the Plan;

o enter a final decree closing the Chapter 11 Cases or converting them into Chapter 7 cases; and

o determine and resolve any and all controversies relating to the rights and obligations of the Old Indenture Trustee, the Voting Agent and the Disbursing Agent in connection with the Chapter 11 Cases, including, without limitation, any dispute arising in connection with the payment of the reasonable fees and expenses of the Old Indenture Trustee, the Voting Agent and the Disbursing Agent in connection with their duties in the Chapter 11 Cases.

         Non-Exclusive Jurisdiction of Bankruptcy Court

         Following the Effective Date, the Bankruptcy Court will retain non-exclusive jurisdiction of the Chapter 11 Cases to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

o allow, disallow, determine, liquidate or estimate any Claim or Interest, including the compromise, settlement and resolution of any request for payment of any Claim, the resolution of any objections to the allowance of Claims or Interests and to hear and determine any other issue presented by or arising under the Plan, including during the pendency of any appeal relating to any objection to such Claim or Interest (to the extent permitted under applicable law);

o    recover all our assets and property, wherever located;

o hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes and tax benefits and similar or related matters with respect to the Debtors and their respective estates arising prior to the Effective Date or relating to the period of administration of the Chapter 11 Cases, including, without limitation, matters concerning federal, state and local taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

o hear and determine any motions, applications, adversary proceedings, contested matters and other litigated matters pending on, filed or commenced after the Effective Date that may be commenced by us thereafter, including proceedings with respect to our rights to recover property under sections 542, 543 or 553 of the Bankruptcy Code, or to bring any Avoidance Action, or to otherwise collect to recover on account of any claim or Cause of Action that we may have; and

o    hear any other matter not inconsistent with the Bankruptcy Code.

     Alternatives to Confirmation and Consummation of the Plan

         If the Plan is not confirmed by the Bankruptcy Court and consummated, the alternatives to the Plan include a sale of some or all of our business operations, a proposal of an alternative plan of reorganization or a liquidation under Chapter 11 or Chapter 7 of the Bankruptcy Code.

         Sale of Some or All of Debtors' Business Operations

         If the Plan is not confirmed, some or all of the Debtors' business operations might be sold. We believe that the Plan, as described herein, enables Holders of Claims and Interests to realize more value than any such sale(s).

         Alternative Plan of Reorganization

         If the Plan is not confirmed, the Debtors, or if our exclusive period in which to file a plan of reorganization has expired, any other party in interest, could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of our business or a sale or orderly liquidation of our business. With respect to an alternative plan, we have explored various other alternatives in connection with the extensive process involved in the formulation and development of the Plan. We believe that the Plan, as described herein, enables holders of Claims and Interests to realize the most value under the circumstances.


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


         Liquidation Under Chapter 7

         If no plan of reorganization can be confirmed (and the sale(s) of the Company's business divisions do not occur), the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate our assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recovery of Holders of Claims and Interests is set forth under "-Best Interests of Creditors Test; Liquidation Value," above. We believe that Holders of Impaired Claims and Impaired Interests would realize a greater recovery under the Plan than would be realized under a Chapter 7 liquidation.

                    ACTIONS TAKEN DURING THE CHAPTER 11 CASES

Operations Since Commencement of the Chapter 11 Cases

         From and after the Petition Date, the Debtors have continued to operate their respective businesses and manage their respective properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

         We do not expect the Chapter 11 Cases to be protracted. To expedite our emergence from Chapter 11, we have sought and obtained, among other things, the relief detailed below from the Bankruptcy Court. We believe that this relief has facilitated and will continue to facilitate the orderly administration of the Chapter 11 Cases.

Relief Requested from the Bankruptcy Court

         Provisions for Prior Lenders

         We previously were a party to a certain credit agreement with the Prior Lenders, which prior to the Petition Date provided us with certain revolving credit facilities and other financial accommodations. Borrowings under the prepetition credit facilities were secured by security interests in substantially all of our assets and those of certain of our subsidiaries. As of the Petition Date, the outstanding loan balance under the prepetition credit facilities was approximately $27 million. Pursuant to (a) the Final Order Authorizing Debtors-in-Possession to Enter Into Post-Petition Credit Agreement, Obtain Post-Petition Financing Pursuant to Section 364 of the Bankruptcy Code, Provide Adequate Protection and Grant Liens, Security Interests and Superpriority Claims entered by the Bankruptcy Court on March 13, 2003 (the "Prior DIP Order") and (b) the Final Order Pursuant to Bankruptcy Code Section 364(c) and Bankruptcy Rule 4001 (i) Authorizing Debtors to Obtain Permanent Post-Petition Financing, Granting Senior Liens and Priority Administrative Expense Status, Modifying the Automatic Stay, and Authorizing Debtors to Enter Into Agreements with Foothill Capital Corporation, as Agent, and (ii) Authorizing Repayment of Pre-Petition and Post-Petition Secured Debt Owing to PNC Bank, as Existing Agent entered by the Bankruptcy Court on June 25, 2003 (the "Final DIP Order"), the prepetition claims of the Prior Lenders under the prepetition credit facilities have been paid in full.

         Pursuant to the Prior DIP Order, the Debtors obtained debtor-in-possession financing from the Prior Lenders. Pursuant to the Final DIP Order, the debtor-in-possession financing


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


provided by the Prior Lenders has been repaid in full and replaced by the DIP Facility provided by the Bank Group. Among other things, the Debtors replaced the debtor-in-possession financing provided by the Prior Lenders with the DIP Facility provided by the Bank Group in order to eliminate sale covenants in the Prior DIP Order requiring the Debtors to sell their businesses pursuant to a schedule concluding July 30, 2003. Neither the Debtors nor the Committees believed that a sale of the Debtors' businesses was in the best interests of the Debtors' estates, creditors or equity securityholders.

         Treatment of Employees

         To ensure the continuity of our work force and to further accommodate the unimpaired treatment of employee benefits, the Debtors sought and obtained approval of the Bankruptcy Court to honor payroll checks outstanding as of the date of filing (or to issue replacement checks), to permit employees to utilize their paid vacation time which was accrued (so long as they remain our employees), to continue paying medical benefits under the applicable health plans and to pay severance to terminated employees under certain circumstances, all in accordance with our existing procedures. Employee Claims and benefits not paid or honored, as the case may be, prior to the consummation of the Plan will be paid or honored in full as soon as practicable on or after the Effective Date or as soon thereafter as such payment or other obligation becomes due or performable.

         Applications for Retention of the Debtors' Professionals

         The Debtors sought and obtained Bankruptcy Court authority to retain and employ certain professionals to represent and assist us in connection with the Chapter 11 Cases. Some of these professionals have been intimately involved with the negotiation and development of the Plan and include, among others: (i) Jenner & Block, LLC, as our Chapter 11 counsel; (ii) Cowden, Humphrey, Nagorney & Lovett, Co. LPA, as our special corporate and securities counsel; (iii) Brown, Gibbons, Lang & Company Securities, Inc., as our investment bankers and financial consultants; and (iv) The Parkland Group, Inc., as our financial consultants.

         Motion to Continue Using Existing Cash Management System

         Because of the administrative hardship that any operating changes would have been imposed on the Debtors, we sought and obtained Bankruptcy Court authority to, among other things, continue using our existing cash management system, bank accounts and business forms and to follow our internal investment and deposit guidelines. Continued use of the existing cash management system has facilitated our smooth and orderly transition into Chapter 11, has minimized the disruption to our businesses while in Chapter 11 and, we believe, will expedite our emergence from Chapter 11.

         Motion to Pay Critical Vendors

         Because of the critical importance of certain goods and services to our continued business operations, we sought and obtained Bankruptcy Court authority, but not the obligation, to pay the prepetition claims of certain critical vendors. The authority to pay these claims has facilitated our smooth and orderly transition into Chapter 11 and has minimized the disruption to our businesses while in Chapter 11.


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


         Motion to Honor Customer Programs and Practices

         We sought and obtained Bankruptcy Court authority to honor the Debtors' prepetition warranty and rebate programs in favor of customers. The authority to continue these programs and practices has helped maintain good relations with customers and, thus, has minimized the disruption to our businesses while in Chapter 11.

Committees

         In accordance with section 1102(a) of the Bankruptcy Code, the U.S. Trustee has appointed the Creditors Committee and the Equity Committee in the Chapter 11 Cases. Under the Plan, the duties and powers of these Committees will terminate on the Effective Date of the Plan.

            MANAGEMENT, BOARD OF DIRECTORS AND INSIDER RELATIONSHIPS

Management

         Our executive officers will continue to serve after confirmation of the Plan and completion of the Recapitalization (except as otherwise noted below). These individuals are:

                   Wayne R. Hellman--Chief Executive Officer (ADLT); President (ADLT Services, Ballastronix, LRI and Microsun). On of the Effective Date, his annual salary will be $______________, plus bonus and benefits.

                   Steven C. Potts--Chief Financial Officer, Treasurer & Secretary (ADLT, ADLT Services, Ballastronix, LRI and Microsun); Vice President and Chief Financial Officer (APL); Secretary and Treasurer
          (VLI). Mr. Potts' current annual salary is $190,000, plus benefits. Mr. Potts is currently scheduled to leave the Company at or about the time his replacement joins the Company.

                   Sabu Krishnan--Chief Operating Officer (ADLT) and President
          (VLI). On the Effective Date, his annual salary will be $_________________, plus bonus and benefits.

                   Leroy Bartolomei--Vice President (ADLT) and President (non-debtor DSI). On of the Effective Date, his annual salary will be $___________, plus bonus and benefits.

                   James L. Schoolenberg--Vice President (ADLT); Chief Executive Officer and President (APL). On of the Effective Date, his annual salary will be $______________, plus bonus and benefits.

                   Wayne Platt--Executive Vice President (ADLT). On of the Effective Date, his annual salary will be $________________, plus bonus and benefits.

         Brief biographies of these individuals are set forth under "COMPANY BACKGROUND AND PURPOSE FOR THE RECAPITALIZATION--Our Management Team."


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


Board of Directors

         Except as noted below, during the Chapter 11 Cases Wayne R. Hellman, Francis H. Beam, John E. Breen, Theodore Filson, Louis S. Fisi, John Gonzalez, James Mohn and A. Gordon Tunstall continued as the members of ADLT's Board of Directors; Sabu Krishnan was appointed to the Board on April 22, 2003. On August 15, 2003, when Saratoga purchased GE's equity interests in and to ADLT, Messrs. Breen and Mohn (GE's designees to the Board) resigned. Upon such resignations, the remaining Board members nominated Saratoga representatives Christian Oberbeck and Damon Ball to fill these Board vacancies subject to their acceptance thereof. As of the date hereof, Messrs. Oberbeck and Ball had not yet accepted these positions on the Board.

         From and after the Effective Date, there will be seven (7) members of Reorganized ADLT's Board of Directors: Wayne Hellman, Sabu Krishnan, Christian Oberbeck, Damon Ball, Richard Petrocelli and two individuals appointed by Saratoga in consultation with the Company's management. [The identities and/or biographies of Reorganized ADLT's Board members will be set forth in the final version of this Disclosure Statement filed with the Bankruptcy Court.]

         During the Chapter 11 Cases, Wayne R. Hellman has continued as the sole member of each of the Subsidiary Debtors' respective Board of Directors. The Board of Directors for each of the Subsidiary Debtors shall consist of one (1) or more members to be appointed by Reorganized ADLT's Board of Directors.

Management Incentive Plan

         On the Effective Date, the Reorganized Company will adopt and implement the Management Incentive Plan (the 2003 Equity Incentive Plan of Advanced Lighting Technologies, Inc.) under which the Management Options will become effective and will vest, while the recipient continues in our employ, in four annual installments. Under the Management Incentive Plan, certain members of Senior Management will be entitled to receive Management Options to purchase in the aggregate 9.2% of the Fully Diluted New Common Stock, as follows: [The percentages of New Common Stock or other incentives to be issued to members of Senior Management will be set forth in the final version of this Disclosure Statement filed with the Bankruptcy Court.]

         The terms and conditions of the Management Incentive Plan are set forth on Exhibit A to the Plan.

Senior Management Employment Agreements

         On the Effective Date, we will enter into new employment agreements with certain members of Senior Management, consisting of Wayne R. Hellman, Sabu Krishnan, James L. Schoolenberg, Leroy Bartolomei, Wayne Platt and the individual appointed as the new chief financial officer (to replace Steven Potts) of ADLT or Reorganized ADLT (as the case may be). The Senior Management Contracts will provide for the employment of such executives commencing on and after the Effective Date of the Plan. The Senior Management Contracts are attached as Exhibits F-1 to F-__ to the Plan. Terms of these contracts include, without

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


limitation, the following: [The monetary and certain other terms of the Senior Management Contracts will be set forth in the final versions of this Disclosure Statement and the contracts themselves filed with the Bankruptcy Court.]

         The Reorganized Company will implement a retention bonus program pursuant to which Wayne Hellman will receive a retention bonus payable in two equal installments on July 1, 2004 and July 1, 2005. [The amount of the retention bonus to be paid to Hellman will be set forth in the final version of this Disclosure Statement filed with the Bankruptcy Court.] See "Summary of Other Provisions of or Relating to the Plan; Treatment of Hellman Loan" above.

Certain Transactions and Relationships with Insiders or Otherwise Related
Parties2

         Pursuant to an agreement dated October 8, 1998, as amended, between ADLT and its Chairman and Chief Executive Officer, Wayne R. Hellman, ADLT has a loan recorded for approximately $14,144,000 to Mr. Hellman, including principal of approximately $12,789,000 and accrued interest as of June 30, 2001; subsequent accrued interest of $1,503,000 as of June 30, 2003 has not been recorded due to the uncertainty of Mr. Hellman's available assets to repay the loan. The proceeds of the loan were used by Mr. Hellman to reduce the principal balance outstanding of margin loan accounts. In connection with the loan, ADLT obtained Mr. Hellman's agreement to an extension of his employment agreement to December 31, 2003. The margin loans have been fully repaid and the loan agreement prohibits Mr. Hellman from encumbering his ADLT shares in any manner without the consent of ADLT. On July 26, 2002, ADLT and Mr. Hellman executed an amendment to the loan documents, implementing the agreement in principle, reached in January 2002, to extend the maturity of the loan to July 31, 2007. Under the terms of the amendment, Mr. Hellman was required to sell certain assets in an orderly manner to maximize the net proceeds to be used to pay a portion of the loan. In addition, Mr. Hellman agreed to apply any after-tax cash bonuses earned from ADLT toward repayment of the loan. The loan may be accelerated if Mr. Hellman ceases to be employed by ADLT as a result of his voluntary resignation or termination for cause. Pursuant to the Plan, Reorganized ADLT will forgive the Hellman Loan to the Designated Amount (as defined above).

         The Company had sales to GE (materials, lamps and lamp components) totaling approximately $5,903,000 in fiscal year 2002, approximately $7,575,000 in fiscal year 2001 and approximately $7,869,000 in fiscal year 2000. The Company purchased lamps and raw materials from GE totaling approximately $3,353,000 in fiscal year 2002, approximately $9,396,000 in fiscal year 2001 and approximately $13,928,000 in fiscal year 2000. Included in the balance sheet caption of trade receivables are receivables from GE in the approximately amount of $2,060,000 at June 30, 2002 and approximately $1,942,000 at June 30, 2001.
Included in the balance sheet caption of trade payables are payables to GE of approximately $1,962,000 at June 30, 2002 and approximately $3,318,000 at June 30, 2001.

         The Company had fiscal year 2002 sales to Ruud Lighting, Inc. (primarily lamps and power supplies) totaling approximately $4,134,000 subsequent to ADLT's sale of Ruud Lighting


-----------------------
         2 Nothing herein shall be or be deemed to be an admission that GE was or is an insider of the Debtors, and all claims and defenses of the Debtors in connection therewith are hereby specifically preserved.

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


in December 2001. The Company purchased fixtures from Ruud Lighting totaling approximately $1,500,000 during the same period. Included in the balance sheet caption of trade receivables are receivables from Ruud Lighting in the amount of approximately $1,350,000 at June 30, 2002. Included in the balance sheet caption of trade payables are payables to Ruud Lighting of approximately $927,000 at June 30, 2002.

         During May 1998, the Company began to charter airplanes from an unrelated company. This unrelated company leased the airplanes from an affiliate of the Company owned by certain officers of the Company. These officers guaranteed the repayment of approximately $6,400,000 of indebtedness incurred by the affiliate to purchase the airplanes. The airplanes have been sold and no further costs related thereto are being incurred. Fees paid by the Company under these arrangements were approximately $56,000 in fiscal year 2001 and approximately $474,000 in fiscal year 2000.

         The Company incurred fees for consulting services to two directors of the Company and to a consulting firm owned by another director of the Company. Fees paid by the Company under these arrangements totaled approximately $400,000 in fiscal year 2002, $201,000 in fiscal year 2001 and $203,000 in fiscal year 2000.

         The Company sold lamps and lamp components to an overseas company aggregating approximately $1,373,000 in fiscal year 2001 and approximately $1,194,00 in fiscal year 2000. The Company purchased lamps from this overseas company aggregating approximately $1,377,000 in fiscal year 2001 and approximately $1,108,000 in fiscal year 2000. An executive officer and director of the overseas company was a director of the Company from January 1996 until January 2001.

         During fiscal year 1996, one of the Company's subsidiaries sold the assets of its non-lamp product line to an affiliate of the Company owned principally by certain officers of the Company for an amount equal to the carrying amount of such assets as of June 30, 1995. As of June 30, 2002 and 2001, the Company had an 8.5% note from the affiliate for $220,000 related to the sale of the assets of the non-lamp product line which is recorded as a long-term receivable from related parties in the consolidated balance sheet. Total principal and accrued interest at June 30, 2002 was approximately $322,000.

         The foregoing information relating to transactions and relationships with insiders or otherwise related parties was derived from the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002. This information is amended and superseded by information contained in our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2002, December 31, 2002 and March 31, 2003, and such later information that we may file with the SEC.

         Additionally, in connection with certain consulting services provided to the Company in 2002 relating to potential refinancing, the Company paid consulting fees of approximately $580,000 to Tunstall Consulting, Inc., which is owned and/or controlled by the Company's director, A. Gordon Tunstall.

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


                  ACCOUNTING TREATMENT OF THE RECAPITALIZATION

         Pursuant to the AICPA's Statement of Position No. 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code ("SOP 90-7"), fresh-start reporting is adopted by a company undergoing a reorganization under chapter 11 of the Bankruptcy Code, when the holders of existing voting securities immediately before confirmation of the plan receive less than 50% of the voting securities of the emerging entity and the emerging entity's reorganization value is less than the total of its post-petition liabilities and allowed claims. The Recapitalization may require the Company to adopt fresh-start reporting under SOP 90-7 on the basis that holders of Old Common Stock immediately before the Recapitalization will receive less than 50% of the New Common Stock to be issued in the Recapitalization (in fact, such holders will not receive any New Common Stock) and that the Company's estimated reorganization value for purposes of SOP 90-7 (the approximate fair value of the entity before considering liabilities) may be less than the Company's post-petition liabilities and Allowed Claims.

         Fresh-start reporting would require the Company to restate its assets and liabilities to reflect their reorganization value, which approximates fair value at the date of the reorganization. In so restating, SOP 90-7 would require the Company to allocate its reorganization value to its assets based upon their fair values in accordance with the procedures specified by Accounting Principles Board (APB) Opinion No. 16, Business Combinations (as superseded by Statement of Financial Accounting Standards No. 141, Business Combinations), for transactions reported on the purchase method. Any amount of the reorganization value that exceeds the amounts allocable to the specific tangible and the identifiable intangible assets would be allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets" ("Excess Reorganization Value"). This Excess Reorganization Value would be evaluated for impairment at least annually and whenever there is an impairment indicator using the fair value guidelines of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Each liability existing on the date the Plan is confirmed by the Bankruptcy Court, other than deferred taxes, would be stated at the present value of the amounts to be paid, determined using an appropriate discount rate. Deferred taxes would be reported in accordance with GAAP. However, any benefits derived from preconfirmation net operating losses will first reduce the Excess Reorganization Value and other intangibles until exhausted and thereafter be reported as a direct addition to additional paid-in capital. Finally, any accounting principle changes required to be adopted in the financial statements of the Company within the twelve months following the adoption of fresh-start reporting must be adopted at the time fresh-start reporting is adopted.

         At the present time, it cannot be determined with certainty whether the Company's estimated reorganization value for purposes of SOP 90-7 will be less than the Company's post-petition liabilities and Allowed Claims. However, fresh-start reporting, if required, should not have a material adverse effect on the Company's cash flows and, accordingly, should not impact either the Feasibility Test or the valuation analysis.

         If the Company's estimated reorganization value for purposes of SOP 90-7 is greater than the post-petition liabilities and Allowed Claims, the accounting for the issuance of equity interests to settle payables would be accounted for under the provisions of Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. Under these provisions, equity interests issued in settlement of the Company's
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


obligations would be accounted for at their fair value. The difference between the fair value of the equity interests granted and the carrying amount of the obligations settled, if any, would be recognized as a gain on the restructuring of the obligations. Additionally, if fresh-start reporting is not applicable, the carrying amount of assets and liabilities continue to be reflected at their historical cost. Accounting for a transaction under these circumstances should not have a material adverse effect on the Company's cash flows and, accordingly, should not impact either the Feasibility Test or the valuation analysis.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of certain material federal income tax consequences of the transactions to be accomplished through the Plan is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The following summary is not binding on the Internal Revenue Service ("IRS") and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. We have not and will not request any opinion of counsel or ruling from the IRS regarding any of the tax matters described. Accordingly, no assurance can be given that the IRS will not challenge certain of the tax positions described herein or that such a challenge would not be successful.

         This discussion is for general information only and does not address all of the possible federal income tax consequences to the Debtors or to any Holder, and does not address any state, local or foreign tax consequences of the transactions contemplated in the Plan. Certain taxpayers are subject to special treatment under the federal income tax laws, including non-U.S. persons, dealers in securities, insurance companies, financial institutions, banks, tax-exempt entities, persons who hold securities as a part of a straddle, hedge, constructive sale, or synthetic security transaction, and persons who are subject to the alternative minimum tax or whose "functional currency" is not the U.S. dollar. The discussion below does not apply to any such persons subject to special treatment under the federal income tax laws; the discussion below applies only to U.S. taxpayers who hold stock or notes as capital assets within the meaning of Code Section 1221.

         THE FOLLOWING DISCUSSION IS NOT INTENDED AS TAX ADVICE TO ANY INDIVIDUAL HOLDER. TAX CONSEQUENCES MAY VARY ACCORDING TO INDIVIDUAL CIRCUMSTANCES. HOLDERS ARE STRONGLY ADVISED TO SEEK PROFESSIONAL TAX ADVICE REGARDING THE CONSEQUENCES OF THE PLAN TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences to Holders

         Class 1(a) Claims. Class 1(a) Claims (Miscellaneous Secured Claims) are Unimpaired and will be paid in Cash (or may be Reinstated or receive such other treatment as may be agreed in writing). The payment will be treated as interest to the extent of any accrued interest the Holder has not previously included in income. The remaining payment will give rise to gain or loss to the Holder to the extent there is any difference between the amount received and the

Holder's adjusted tax basis in the Claim (including accrued but unpaid interest that has previously been included in the Holder's income).

         In general, any gain or loss will be capital gain or loss, and will be long term if the Claim has been held for more than one year at the time payment is received. However, if the Holder of such Claim acquired that Claim at a market discount, then a portion of any gain, up to the amount of accrued market discount, will be treated as ordinary interest income.

         Class 1(b) Claims. The Class 1(b) Claims (GE Secured Claims) are Impaired. Pursuant to the Plan, nothing will be paid directly in respect of the Class 1(b) Claims. Instead, GE, the Holder of the Class 1(b) Claims, may offset from amounts it owes to the Debtors (including their nondebtor affiliates) an amount up to (but not greater than) the Allowed Class 1(b) Claims. Any Allowed Class 1(b) Claims that remain after giving effect to this offset will be treated as Class 5 Subsidiary Debtor General Unsecured Claims.

         By reason of the offset, GE will be treated as having received payments on its Class 1(b) Claims, and as having made payments in respect of amounts it owes to the Debtors. The tax treatment of amounts deemed paid by GE by reason of the offset depends on the nature of the debts deemed paid and GE's method of accounting. Amounts deemed received by GE in respect of its Class 1(b) Claims will be treated by GE as interest income to the extent of any accrued interest in respect of such Class 1(b) Claims that GE has not previously included in income, and the remainder will be treated as payment on such Class 1(b) Claims. The tax treatment of those payments depends on the original nature of the Class 1(b) Claims and GE's method of accounting, and should not be affected by the Plan. To the extent Allowed Class 1(b) Claims remain after giving effect to the offset described above, such Claims will be treated as Class 5 Subsidiary Debtor General Unsecured Claims. See Class 5 Claims below.

         Class 2 Claims. Class 2 Claims (Classified Priority Claims) are Unimpaired and will be paid in Cash (or receive such other treatment as may be agreed in writing). The payment will be treated as interest to the extent of any accrued interest the Holder has not previously included in income. The remaining payment will give rise to gain or loss to the Holder to the extent there is any difference between the amount received and the Holder's adjusted tax basis in such Claim (including accrued but unpaid interest that has previously been included in the Holder's income).

         In general, any gain or loss will be capital gain or loss, and will be long term if the Claim has been held for more than one year at the time payment is received. However, if the Holder of such Claim acquired that Claim at a market discount, then a portion of any gain, up to the amount of accrued market discount, will be treated as ordinary interest income.

         Class 3 Claims. Class 3 Claims (Old Note Claims) are Impaired. Pursuant to the Plan, each Holder of an Allowed Class 3 Claim will receive New Notes maturing on September 15, 2010 bearing interest payable semiannually at a rate of either (i) [__]% per year (if the Plan is approved by Holders of Class 3 Claims) or (ii) the greater of 1.32% per year or such other rate determined by the Bankruptcy Court (if the Plan is not approved by the Holders of Class 3 Claims). The principal amount of the New Notes will equal (a) the principal amount of such Old Notes, (b) the amount of interest accrued but unpaid on such Old Notes from March 16, 2002 to the Petition Date, and (c) interest from the Petition Date to the Effective Date on the amount equal to the sum of (a) and
(b) above at a rate of either (i) 8% per year (if the Plan is approved by



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


Holders of Class 3 Claims) or (ii) the greater of 1.32% per year or such other rate determined by the Bankruptcy Court (if the Plan is not approved by the Holders of Class 3 Claims).

         The Old Notes and the New Notes should be considered "securities" for purposes of the reorganization provisions of the Code. Accordingly, a portion of the New Notes will be attributable to unpaid interest that has accrued while the Holder held the Old Notes (the "interest component"), and the remainder will be attributable to the principal of the Old Notes (the "principal component"). With respect to the interest component, the Holder will recognize interest income to the extent such amounts have not previously been reported as income. The Holder's tax basis in the entire interest component will be equal to the value of the interest component, and the holding period will begin upon receipt. With respect to the principal component, the Holder will not recognize any gain or loss realized as a result of the exchange. The Holder's tax basis in the principal component will be equal to such Holder's adjusted tax basis in the Old Notes (not including any tax basis attributable to accrued interest), and the holding period of the principal component will include the period during which the Holder held the Old Notes.

         For purposes of the original issue discount ("OID") rules, the issue price of the New Notes is equal to the fair market value of the Old Notes on the date of the Exchange. If the principal amount of the New Notes exceeds the issue price of the New Notes (which is likely to occur, for example, if the rate of interest payable on the New Notes is 1.32%), a Holder of New Notes will need to accrue and take into account OID over the term of the New Notes.

         Some Holders of Old Notes may have acquired the Old Notes at a "market discount," i.e., for a purchase price that is less than their principal amount. To the extent New Notes are received in the exchange for Old Notes with market discount, such New Notes should be treated as market discount bonds with accrued market discount equal to the amount of market discount accrued on the portion of the Old Notes exchanged for such New Notes.

          If the New Notes are not considered securities, a Holder of Old Notes would recognize gain (but not loss) on the exchange to the extent the New Notes are worth more than the Holder's tax basis in the Old Notes. The amount of any gain recognized would not be more than the value of the New Notes. Such gain would generally be capital gain, but would be recharacterized as ordinary income to the extent of any market discount on the Old Notes or any accrued but unpaid interest on the Old Notes that has not been taken into account by the Holder.

         Class 4 Claims. Class 4 Claims (ADLT General Unsecured Claims) are Impaired. Each Holder of a Class 4 Claim will have the option of electing to receive either (a) 85% of such Holder's Allowed Class 4 Claim paid at one time generally shortly after the Effective Date, or (b) 100% of such Holder's Allowed Class 4 Claim paid in equal quarterly installments generally beginning shortly after the Effective Date, plus interest accruing on such Claim after the Effective Date. In addition, each Holder of a Class 4 Claim will receive interest in cash on such Holder's Allowed Class 4 Claim from the Petition Date to the Effective Date at a rate of 1.32% per year or such other rate (if greater than 1.32% per year) determined by the Bankruptcy Court.

         The interest payments should be included in income as interest income, and the remaining payments should be treated as payments on the Claim. The tax treatment of those payments depends on the original nature of the Claim and the Holder's method of accounting, and should not be affected by the Plan. Electing to receive payments over time may affect the timing and character of any gain that is recognized by a Holder of a Class 4 Claim in the exchange.

         Class 5 Claims. Class 5 Claims (Subsidiary Debtor General Unsecured Claims) are impaired. Each Holder of a Class 5 Claim will have the option of electing to receive either (a) cash equal to 85% of such Holder's Allowed Class 5 Claim paid at one time generally shortly after the Effective Date, or (b) cash equal to 100% of such Holder's Allowed Class 5 Claim paid in equal quarterly installments generally beginning shortly after the Effective Date, plus interest accruing on such Claim after the Effective Date. In addition, each Holder of a Class 5 Claim will receive interest in cash on such Holder's Allowed Class 5 Claim from the Petition Date to the Effective Date at a rate of 1.32% per year or such other rate (if greater than 1.32% per year) determined by the Bankruptcy Court.

         The interest payments should be included in income as interest income, and the remaining payments should be treated as payments on the Claim. The tax treatment of those payments depends on the original nature of the Claim and the Holder's method of accounting, and should not be affected by the Plan. Electing to receive payments over time may affect the timing and character of any gain that is recognized by a Holder of a Class 5 Claim in the exchange.

         Class 6 Interests. Class 6 Interests (Old Preferred Stock Interests) are Impaired. Saratoga holds Class 6 Interests in 761,250 Old Preferred Shares, which Interests are Allowed. Pursuant to the Plan, in full satisfaction of the Allowed Class 6 Interests and upon Saratoga's cash payment to ADLT of $18,000,000, Saratoga will receive 29,000 shares of New Preferred Stock and 1,000 shares of New Common Stock, such that as of the Effective Date Saratoga will have received 100% of the authorized shares of New Preferred Stock and 100% of the authorized shares of New Common Stock (90.8% of the Fully Diluted New Common Stock).

         The New Preferred Stock and New Common Stock received in exchange for Old Preferred Shares should be treated as part of a tax-free exchange pursuant to a plan of reorganization, i.e., a recapitalization for tax purposes under Code Section 368(a)(1)(E), and the New Preferred Stock and New Common Stock received for cash should be treated as received in exchange for a contribution to the capital of the Company. Saratoga should not recognize gain or loss or be deemed to have received a dividend from the Company as a result of the exchange. Saratoga's tax basis in the New Preferred Stock and New Common Stock will be equal to the sum of the cash contributed by Saratoga to the Company and Saratoga's tax basis in the Old Preferred Shares. Basis will be allocated among the New Preferred Stock and New Common Stock in proportion to the fair market value of such stock. Saratoga's holding period for the New Preferred Stock and New Common Stock received for the Old Preferred Shares includes the period during which Saratoga held the Old Preferred Shares, and its holding period for the New Preferred Stock and New Common Stock received in exchange for cash begins on the date Saratoga acquires the New Preferred Stock and New Common Stock.

         Class 7 Interests. Class 7 Interests (Old Common Stock Interests) are Impaired. If the Plan is accepted by the Holders of Class 7 Interests (including Holders of Class 8 Interests other than Saratoga who have exercised their rights to acquire Old Common Stock), Holders of Class 7 Interests will receive a cash payment shortly after the Effective Date. If the Plan is not accepted by the Holders of Class 7 Interests, such Holders (including Saratoga) will receive a cash payment payable in equal quarterly installments beginning shortly after the Effective Date.

         A Holder of Old Common Stock other than Saratoga will recognize gain or loss to the extent of the difference between the amount of Cash and such Holder's adjusted tax basis in the Old Common Stock. In the event the Plan is not accepted by Holders of Class 7 Interests, a Holder who recognizes gain (and not loss) in the exchange will (unless such Holder elects otherwise) report such gain on the "installment method," which generally provides that gain is reported ratably as payments are received. In general, any gain or loss will be capital gain or loss, and will be long-term gain or loss with respect to the Old Common Stock that has been held for more than one year at the time payment is received. However, a small portion of the Cash received by a Holder of Old Common Stock who will receive total payments of more than $3000 will be deemed to constitute interest income, which will be ordinary income in the year it is deemed received.

         Any cash payment received by Saratoga in respect of its Class 7 Interests will be treated as a dividend to the extent (if any) of the Company's earnings and profits for its current taxable year. If the cash payment to Saratoga exceeds the Company's current earnings and profits (or if the Company has no current earnings and profits), it will be treated first as a return of capital to the extent of Saratoga's basis in the Old Common Stock, and the remainder (if any) will be treated as short-term capital gain.

         Class 8 Interests. Class 8 Interests (Old Other Interests, including any capital stock of ADLT other than Old Common Stock and Old Preferred Stock, and all outstanding options, warrants, conversion privileges and other legal or contractual rights to acquire shares of Old Common Stock) are Impaired. Each Holder of an Old Other Interest will have the right to exercise its options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interest, which will become fully vested as of the date of exercise of such right notwithstanding any provision to the contrary in the contract or instrument giving rise to such Interest. A Holder of an Old Other Interest will generally not exercise such interest unless the amount that such Holder must pay to exercise such interest is less than the amount of Cash to be received in respect of the Old Common Stock received as a result of such exercise.

         To the extent a Holder of an Old Other Interest received the Interest for services, such Holder will recognize ordinary income upon the exercise of the Interest equal to the excess of the fair market value of the Old Common Stock received over the sum of the exercise price and the amount (if any) paid to acquire the Old Other Interest. In all other cases, the exercise of such Holder's rights will not be a taxable event for the Holder. A Holder's adjusted basis in the Old Common Stock received will be equal to the sum of the exercise price, plus the amount (if any) paid to acquire the Old Other Interest, plus the amount of income (if any) recognized as a result of the exercise of the Old Other Interest.

         Each Holder of an Old Other Interest who exercises such Interest will be treated, with respect to the Old Common Stock received as a result of such exercise, as a Holder of a Class 7 Interest. See Class 7 Interests above for treatment of Holders of Class 7 Interests.

          Class 9 Interests. The Plan contemplates no change for Holders of Subsidiary Interests.

Tax Consequences to the Company

         Tax Recapitalization. The Plan will be considered a "recapitalization" within the meaning of Code Section 368(a)(1)(E) (the "Tax Recapitalization"). The Tax Recapitalization should not result in gain or loss to the Company. ADLT will retain its pre-Tax Recapitalization tax attributes, including tax basis and holding period in assets, and its net operating losses ("NOLs") and capital loss carryovers ("CLCs").

         Deemed Payment of Class 1(b) Claims. By reason of the offset described in connection with the satisfaction of Class 1(b) GE Secured Claims above, the Company will be treated as having received payments in respect of amounts owed to it by GE, and as having made payments in respect of amounts it owes to GE. The tax treatment of amounts deemed paid by the Company by reason of the Class 1(b) Claim offset depends on the nature of the obligations deemed paid and the Company's method of accounting. Amounts deemed received by the Company will be treated as interest income to the extent (if any) of accrued interest in respect of such amounts owed by GE that the Company has not previously included in income, and the remainder will be treated as payment of amounts owed by GE to the Company. The tax treatment of such payments depends on the nature of the underlying obligation owed to the Company by GE.

         Payment of Class 4 Claims and Class 5 Claims. As part of the Plan, the Company will make payments in respect of Class 4 Claims and Class 5 Claims. The tax treatment of amounts paid by the Company in respect of such Claims depends on the nature of the Claims and the Company's method of accounting.

         Payment of Interest. As part of the Plan, the Company will make payments denominated as interest to Holders of Claims of various Classes. Such payments will give rise to an interest paid deduction for the Company equal to the amount of cash or fair market value of property paid that is denominated as interest.

         Limitation on NOLs under Section 382. By reason of Saratoga's acquisition of the Old Preferred Shares on August 15, 2003, an "ownership change" for purposes of Sections 382 and 383 of the Code has occurred (i.e., an ownership change of more than 50% measured by the value of the Company). Accordingly, our use of NOLs, CLCs, and certain other tax attribute carryovers and built-in losses at the time of the ownership change (collectively "tax attributes") is limited to an annual amount equal to (a) the fair market value of our capital stock immediately after the ownership change, multiplied by (b) the applicable "long-term tax exempt rate," which is 4.35%.

                             SECURITIES LAW MATTERS

         This Section discusses certain securities law issues that are raised by the Plan and the Recapitalization. This Section should not be considered applicable to all situations or to all Holders of Allowed Claims or Allowed Interests. Such Holders should consult their own legal counsel with respect to these and other issues.

Solicitation of Acceptances of Plan

         The New Notes, New Preferred Stock and New Common Stock to be issued under the Plan have not been registered with the SEC or any state securities commission. To the extent the solicitation of votes on the Plan is deemed to constitute an offer to sell the New Notes, New Preferred Stock and New Common Stock, we are relying on the exemption from registration provided by section 3(a)(9) of the Securities Act and similar exemptions set forth in applicable state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Plan and the exchange contemplated thereby. In addition, none of our financial advisors and no broker, dealer, salesperson, agent or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Plan and the exchange contemplated thereby.

Issuance and Resale of the New Notes, New Preferred Stock and New Common Stock Under a Bankruptcy Plan

         We will rely on section 1145 of the Bankruptcy Code to exempt the issuance of the New Notes, New Preferred Stock, New Common Stock and Management Options from the registration requirements of the Securities Act (and of any state securities or "blue sky" laws). Section 1145 exempts from registration the sale of a debtor's securities under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the New Notes, New Preferred Stock, New Common Stock and Management Options generally will be exempt from the registration requirements of the Securities Act. Accordingly, recipients will be able to resell the New Notes, New Preferred Stock, New Common Stock and Management Options without registration under the Securities Act or other federal securities laws, unless the recipient is an "underwriter" with respect to such securities, within the meaning of section 1145(b) of the Bankruptcy Code.

         Section 1145(b) of the Bankruptcy Code defines an "underwriter" for purposes of the, Securities Act as one who (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (ii) offers to sell securities issued under a plan for the holders of such securities, or (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (iv) is a control person of the issuer of the securities.

         We cannot assure you that you will not be deemed to be a statutory underwriter and you are advised to consult with your own counsel as to the availability of any exemptions under the Securities Act.

                          DESCRIPTION OF THE OLD NOTES

Material Terms

         The Old Notes were issued pursuant to an Indenture dated as of March 18, 1998 (the "Old Indenture") between ADLT and The Bank of New York (the "Old Indenture Trustee"). The Old Notes accrue interest at the rate of 8% per annum payable semi-annually and mature on March 15, 2008. Old Notes with a face amount of $100 million are currently outstanding.

ADLT is the sole obligor on the Old Notes, and therefore the Old Notes are structurally subordinate to Claims against the Subsidiary Debtors or ADLT's other subsidiaries. The Old Notes are redeemable at ADLT's option, in whole or in part, on or after March 15, 2003, at certain defined redemption prices, plus any accrued and unpaid interest. Prior to March 15, 2001, ADLT had the right to redeem up to 35% of the principal amount of the Old Notes with the proceeds of any public equity offering; ADLT did not exercise this redemption right.

         Under the Plan, the Old Notes will be exchanged for the New Notes. The New Notes will be issued under the New Indenture in the aggregate principal amount determined pursuant to the applicable formula in Section 3.08 of the Plan, coming due on September 15, 2010 and bearing interest payable semi-annually (1) if Class 3 accepts the Plan pursuant to ss. 1129(a)(8)(A) at a rate per annum of ___%, or (2) if Class 3 does not so accept the Plan then either (a) at a rate per annum either as stipulated to by the Proponents and the Creditors Committee at or before the signing of the Confirmation Order by the Bankruptcy Court or (b) in the event no such stipulation is arrived at, then at that annual rate determined by the Bankruptcy Court and specified in the Confirmation Order such that the New Notes will have a value equal to the Allowed Amount of the Old Note Claims, within the meaning of ss. 1129(b)(2)(B)(i) of the Bankruptcy Code. The New Indenture is annexed as Exhibit D to the Plan.

                DESCRIPTION OF CAPITAL STOCK AND NEW ARTICLES OF
                INCORPORATION AND CODE OF REGULATIONS (BY-LAWS)

         The current authorized capital stock of ADLT consists of (i) 80,000,000 shares of Old Common Stock, of which 23,807,347 shares are issued and outstanding, and (ii) 761,250 shares of Old Preferred Stock. Upon Completion of the Recapitalization, the authorized capital stock of the Company will consist of 29,000 shares of New Preferred Stock and 80,000,000 shares of New Common Stock.

Old Common Stock and New Common Stock

         Each share of Old Common Stock has, and the New Common Stock will have, one vote on all matters on which stockholders are entitled or permitted to vote, including the election of directors and such stockholders do not have cumulative voting rights. Holders of Old Common Stock are, and Holders of New Common Stock will be, entitled to share ratably in dividends declared by the Board of Directors out of funds legally available therefor. We do not expect to declare or pay cash dividends to Holders of Old Common Stock or New Common Stock in the foreseeable future. All outstanding shares of Old Common Stock are, and the New Common Stock issued in the Recapitalization will be, fully paid and nonassessable and the Holders thereof will have no preferences or conversion, exchange or pre-emptive rights. In the event of any liquidation, dissolution or winding-up of the affairs of ADLT, Holders of New Common Stock will be entitled to share ratably in the assets of ADLT remaining after payment of, or provision for payment of, all of our debts and obligations, including those arising in connection with the New Preferred Stock.

Old Preferred Stock and New Preferred Stock

         The current authorized preferred stock of ADLT consists of 761,250 shares of Old Preferred Stock. The Old Preferred Stock is held by Saratoga and was acquired as set forth below.

         In October 1999, GE completed an investment in ADLT of approximately $20,554,000. In exchange for the investment, GE received 761,250 shares of the Old Preferred Stock, which is convertible at any time into 3,045,000 shares of Old Common Stock (subject to adjustment). GE also received a Warrant (the "Initial Warrant") to purchase an additional 1,000,000 shares of Old Common Stock (subject to adjustment), which GE fully exercised to acquire 998,703 shares of Old Common Stock. On August 15, 2003, pursuant to the Saratoga/GE Stock Purchase Agreement (as defined above), GE sold all of its Old Preferred Stock and Old Common Stock in ADLT to Saratoga. Saratoga now holds 1,429,590 shares of Old Common Stock. The Old Preferred Stock and the Old Common Stock held by Saratoga represent approximately 16.7% of the voting power and equity ownership of ADLT (as of December 31, 2002).

         The Old Preferred Stock has a liquidation preference of $27 per share, plus an amount equal to 8% per annum compounded annually from the date of issuance to the date of payment. ADLT is required to redeem any shares of Old Preferred Stock, which have not been converted or retired on September 30, 2010. In addition, Saratoga may, by notice, require ADLT to redeem the outstanding Old Preferred Stock, within one year following either September 30, 2004, or the occurrence of certain corporate events.

         The terms of the preferred investment provide that ADLT maintain an interest coverage ratio over certain measurement periods. ADLT failed to maintain the required interest coverage ratio over three measurement periods. As a result of the failure to maintain the interest coverage ratio: (i) GE has the ability to vote the number of shares currently voted by the Chief Executive Officer of ADLT, Wayne R. Hellman, and Alan J. Ruud, totaling approximately 5.6 million shares of Old Common Stock (as of December 31, 2002), (ii) GE has the option to purchase shares from Messrs. Hellman and Ruud which, together with the shares owned by Saratoga, would represent 25% of the voting power of ADLT, (iii) GE has the right to receive from ADLT an additional warrant to purchase approximately 6.75 million shares at $.63055 per share (the average of the closing prices for the 20 trading days ended September 30, 2002), and (iv) GE has the right to receive from ADLT an additional warrant to purchase approximately 18,000 shares at $.298 per share (the average of the closing prices for the 20 trading days ended December 31, 2002. Pursuant to the Saratoga/GE Stock Purchase Agreement, GE sold its interests in and to these proxies, purchase rights and warrants to Saratoga subject to obtaining any required consents. The ability to vote the shares, purchase shares or obtain the warrants is dependent upon compliance with antitrust laws and other conditions. Prior to its sale to Saratoga, GE demanded that ADLT issue the two aforementioned warrants, and ADLT filed a motion seeking authority from the Bankruptcy Court to do so. At the request of the Debtors and Saratoga, the Bankruptcy Court has suspended any further proceedings on this motion. GE is not required to purchase additional shares of ADLT. The number of shares that Saratoga and/or GE owns or has a right to acquire and/or vote exceeds 35% of the voting power of ADLT. Consequently, the terms of the Old Indenture relating to the Old Notes requires that ADLT offer to repurchase the $100 million principal amount of the outstanding Old Notes at a price of 101% of the principal amount thereof, plus accrued interest. ADLT elected not to offer to repurchase the Old Notes and therefore is in default under the Old Indenture.

         All shares of the Old Preferred Stock will be cancelled pursuant to the Plan. In exchange for the Old Preferred Stock and an $18 million Cash infusion into the Company, Saratoga will be entitled to 100% of the shares of the New Preferred Stock and 100% of the shares of the New Common Stock issued as of the Effective Date (90.8% of the Fully Diluted New Common Stock).

         The New Preferred Stock will consist of 29,000 authorized shares of preferred stock, par value $0.01 per share, of Reorganized ADLT with a fixed redemption price of $29,000,000 ($1,000 per share) with accrued but unpaid dividends at 8% per annum, issuable to Saratoga.

         The New Common Stock will consist of 80,000,000 authorized shares of common stock, par value $0.01 per share, of Reorganized ADLT, having one vote per share, without preemptive rights or cumulative voting rights.

         The terms of the New Preferred Stock and the New Common Stock are set forth in the New ADLT Articles of Incorporation which is annexed as Exhibit B to the Plan.

                 PRICE RANGE OF OLD COMMON STOCK AND DELISTING

         Price Range of Old Common Stock

         The range of the high and low sales prices for each of the fiscal quarters during the last three fiscal years (as reported by Nasdaq) is set forth below:

          Quarter Ended:                                      Quarter Ended:
          --------------                                      --------------
          September 2000                                      March 2002
          High:.................................$19.94        High:......................................$1.94
          Low:..................................$11.31        Low:.......................................$0.56
          December 2000                                       June 2002
          High:.................................$12.81        High:......................................$1.72
          Low:...................................$4.00        Low:.......................................$0.65
          March 2001                                          September 2002
          High:..................................$9.88        High:......................................$1.15
          Low:...................................$4.00        Low:.......................................$0.28
          June 2001                                           December 2002
          High:..................................$6.73        High:......................................$0.45
          Low:...................................$3.90        Low:.......................................$0.10
          September 2001                                      March 2003
          High:..................................$5.86        High:......................................$0.35
          Low:...................................$1.30        Low:.......................................$0.01
          December 2001                                       June 2003
          High:..................................$2.40        High:......................................$0.38
          Low:...................................$1.10        Low:.......................................$0.08

         Limited Trading Market

         The Old Common Stock was delisted on January 10, 2003 pursuant to a Nasdaq delisting proceeding and is currently traded on the Over-the-Counter Bulletin Board. On the Effective Date, Reorganized ADLT will deregister as a registered issuer of equity securities under ss.12(g) of the Exchange Act and will not list the New Common Stock in any public market. Periodic reporting to the Commission will be governed by the Indenture for the New Notes and related regulations.

                         IMPORTANT CONTACT INFORMATION

         Any Holder of Claims or Interests who wishes to vote in favor or against the Plan should complete the Ballot and forward it pursuant to the instructions contained therein.

         The Voting Agent

         If you have any additional questions, or need additional copies of this Disclosure Statement, the Ballot or any other Recapitalization materials, please contact the Voting Agent at the address or telephone number as listed below.

         Bankruptcy Management Corporation
         1330 East Franklin Avenue
         P.O. Box 937
         El Segundo, California  90245-0937
         Attn:  VLI Voting Agent
         Telephone:  (310) 321-5555
         Facsimile:  (310) 640-8071

                          CONCLUSION AND RECOMMENDATION

         WE BELIEVE THAT CONFIRMATION OF THE PLAN IS DESIRABLE AND IN THE BEST INTEREST OF THE HOLDERS OF CLAIMS AND INTERESTS AS THE PLAN PROVIDES FOR AN EQUITABLE DISTRIBUTION TO SUCH HOLDERS. ANY ALTERNATIVE TO CONFIRMATION OF THE PLAN, SUCH AS A SALE(S) OF THE DEBTORS' BUSINESSES, CONVERSION TO A CHAPTER 7 LIQUIDATION OR DISMISSAL OF THE CASE, OR ATTEMPTS BY ANOTHER PARTY IN INTEREST TO FILE A PLAN, COULD RESULT IN SIGNIFICANT DELAYS, LITIGATION AND COST, AND LIKELY WOULD RESULT IN SIGNIFICANTLY LESS RECOVERY BY HOLDERS OF CLAIMS AND INTERESTS.

         In light of the significant benefits to be attained by the Holders and Claims and Interests pursuant to consummation of the transactions contemplated by the Plan, we recommend that such eligible Holders vote to accept the Plan. We have reached this decision after considering the alternatives to the Plan that are available to us and their likely effect on our business operations and creditors. We determined, after consulting with financial and legal advisors, that the Plan would result in greater recovery for Holders of Claims and Interests than would any other Chapter 11 reorganization or liquidation under Chapter 7. For a comparison of estimated distributions under Chapter 7 of the Bankruptcy Code and under the Plan, see "Annex C--Liquidation Analysis." For these reasons, we support the Plan and urge all eligible Holders of Claims and Interests to accept and support the Plan.

 Dated: The Date Set Forth
        On the Cover Page


Jeff J. Marwil (06194504)
Jerry L. Switzer, Jr. (06210229)
Peter J. Young (06278765)
Jenner & Block, LLC
One IBM Plaza
Chicago, Illinois 60611
(312) 222-9350
(312) 527-0484 (Fax)

Counsel for Debtors and Debtors-in-Possession

                                    Annex A
                            to Disclosure Statement
                            -----------------------

                First Amended Chapter 11 Plan of Reorganization1
                -----------------------------------------------









--------
     1 The Plan included in this Annex A is the version filed with the Bankruptcy Court on August 15, 2003. Drafts of certain Plan exhibits are being filed contemporaneously with the Disclosure Statement under a separate cover and are incorporated herein by reference. No later than one week prior to the deadline for the filing of objections to this Disclosure Statement (on or before September 19, 2003), the Debtors and Saratoga intend to file an amended Plan and amended Plan exhibits to conform to the Disclosure Statement.

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION


In re:                              )         Chapter 11
                                    )
VENTURE LIGHTING                    )         Case No.  03-05255
INTERNATIONAL, INC., et al.,        )         (Jointly Administered)
                                    )
                      Debtors.      )         Honorable A. Benjamin Goldgar



                 FIRST AMENDED CHAPTER 11 PLAN OF REORGANIZATION

                                 August 15, 2003

                                 Co-Proponents:

                                   THE DEBTORS
                                       and
                         SARATOGA LIGHTING HOLDINGS LLC


          JENNER & BLOCK, LLC                    DAVIS POLK & WARDWELL
             One IBM Plaza                        450 Lexington Avenue
        Chicago, Illinois 60611                   New York, N.Y. 10017
         Attn.: Jeff J. Marwil                  Attn:  Stephen H. Case1
         Jerry L. Switzer, Jr.                        212-450-4064
            Peter J. Young
            (312) 222-9350

      Counsel for Debtors and                         Counsel for
       Debtors-in-Possession                 SARATOGA LIGHTING HOLDINGS LLC



--------
1 Not admitted in any Illinois state or federal court

                                  INTRODUCTION

     This first amended plan under chapter 11 of the Bankruptcy Code, dated the date set forth on the cover page is co-proposed by: (i) ADVANCED LIGHTING TECHNOLOGIES, INC. and each of its direct and indirect subsidiaries which are debtors and debtors-in-possession in the above-captioned cases and (ii) SARATOGA LIGHTING HOLDINGS LLC. Reference is made to the Disclosure Statement accompanying this Plan for a discussion of the Debtors' history, businesses, results of operations, historical financial information, properties, projections for future operations, risk factors, a summary and analysis of this Plan, and certain related matters, including a description of the New Common Stock to be issued under this Plan. The Debtors and Saratoga are each proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code.

     ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, BANKRUPTCY RULE 3019 AND IN THIS PLAN, THE PROPONENTS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THIS PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

     Capitalized terms herein shall have the meanings set forth in Article I hereof.

Unconsolidated Plan.

     The Debtors have obtained authority from the Bankruptcy Court to have the Chapter 11 Cases jointly administered for administrative and procedural purposes only. Accordingly, this Plan is being proposed as a joint plan of reorganization of the Debtors for administrative and procedural purposes only. This Plan is not premised upon the substantive consolidation of the Debtors or the Chapter 11 Cases and nothing herein shall be otherwise construed. Claims against, and Interests in, the Debtors (other than Administrative Claims, Priority Tax Claims and the DIP Facility Claim) are classified in Article II hereof and treated in
Article III hereof.

                                   ARTICLE I

                    DEFINITIONS, INTERPRETATION AND EXHIBITS

     Section 1.01. Definitions. Unless the context requires otherwise, the following terms shall have the following meanings whether presented in this Plan or the Disclosure Statement with initial capital letters or otherwise. As used herein:

     "ADLT" means the Debtor, Advanced Lighting Technologies, Inc.

     "ADLT General Unsecured Claims" means General Unsecured Claims against ADLT's Estate (but not against the Subsidiary Debtors' respective Estates).

     "ADLT Services" means the Debtor, ADLT SERVICES, INC.

     "Administrative Claim" means a Claim for (a) any cost or expense of administration (including, without limitation, the fees and expenses of Professionals) of any of the Chapter 11 Cases asserted or arising under sections 503, 507(a)(1), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, but not limited to (i) any actual and necessary post-petition cost or expense of preserving the Debtors' respective Estates or operating the businesses of the Debtors, (ii) any payment to be made under this Plan to cure a default on an assumed executory contract or unexpired lease, (iii) any post-petition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtors in the ordinary course of their respective businesses, (iv) compensation or reimbursement of expenses of Professionals to the extent Allowed by the Bankruptcy Court under sections 330(a) or 331 of the Bankruptcy Code, and
(v) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code; (b) any U.S. Trustee's Fee Claims; and (c) the reasonable pre-petition and post-petition fees and expenses of the Old Indenture Trustee.

     "Affiliate" shall have the meaning set forth in section 101(2) of the Bankruptcy Code and includes ADLT, the Subsidiary Debtors, ADLT's other subsidiaries and any corporation, limited liability company, joint venture or partnership in which ADLT or any Subsidiary Debtor directly or indirectly owns, controls, or holds with the power to vote, 20% or more of the outstanding voting securities of such entity, as well as any corporation which directly or indirectly owns, controls, or holds the power to vote 20% or more of the outstanding voting securities of ADLT or any Subsidiary Debtor.

     "Allowed" means, with respect to any Claim or Interest or portion thereof (other than a Disputed Claim or a Disputed Interest) (a) as to which the liability of the Debtors and the amount thereof are agreed to by the Debtors or the Reorganized Debtors and the Holder of the Claim or Interest, (b) as to which the liability of the Debtors and the amount thereof are determined by Final Order of a court of competent jurisdiction, (c) which has been expressly allowed in a liquidated amount under the provisions of this Plan (but only to the extent so allowed), (d) which is a Professional Claim for which a fee award amount has been approved by Final Order of the Bankruptcy Court, (e) which is in an amount and of the classification and type as set forth in the Debtors' books and records or (f) which is, in the case of an Interest or any portion thereof only, held of record as set forth in the books and records maintained by or on behalf of the applicable Debtor as of the Distribution Record Date.

     "Allowed Claim" means a Claim that is Allowed.

     "Allowed Interest" means an Interest that is Allowed.

     "APL" means the Debtor, APL ENGINEERED MATERIALS, INC.

     "Avoidance Action" means any and all Causes of Action which a trustee, debtor-in-possession, the estate or other appropriate party in interest may assert under sections 502, 510, 522(f), 522(h), 542, 543, 544, 545, 547, 548,
549, 550, 551, 553 and 724(a) of the Bankruptcy

Code (other than those which are released or dismissed as part of and pursuant to this Plan), including the Debtors' rights of setoff, recoupment, contribution, reimbursement, subrogation or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other indirect claim of any kind whatsoever, whenever and wherever arising or asserted.

     "Ballastronix" means the Debtor, BALLASTRONIX (DELAWARE), INC.

     "Ballot" means the ballot, other than a Master Ballot, accompanying the Disclosure Statement upon which Holders of Impaired Claims and Impaired Interests entitled to vote on this Plan shall indicate their acceptance or rejection of this Plan in accordance with the instructions regarding voting.

     "Bank Group" means, collectively, WELLS FARGO FOOTHILL, INC. and ABLECO FINANCE, L.L.C.

     "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330, as in effect on the Petition Date, together with all amendments and modifications thereto that apply to the Chapter 11 Cases.

     "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, or, if such court ceases to exercise jurisdiction over these proceedings, the court or adjunct thereof that exercises jurisdiction over the Chapter 11 Cases.

     "Bankruptcy Rules" means (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code, (ii) the Federal Rules of Civil Procedure, as amended and promulgated under section 2072 of title 28 of the United States Code, (iii) the Local Rules of the Bankruptcy Court, and (iv) any standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, together with all amendments and modifications thereto that were subsequently made applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

     "Business Day" means, with respect to any place, any day which is not a Saturday, a Sunday, a "legal holiday" as defined in Bankruptcy Rule 9006(a), or a day on which banking institutions conducting business in such place are authorized or obligated by law, executive order or governmental decree to be closed.

     "Calendar-Quarter-End Date" means any March 31, June 30, September 30 and December 31, except that (a) if the Effective Date occurs on or before December 31, 2003 or (b) if the Effective Date is on or after any March 1, June 1, September 1 or December 1 and on or before the next succeeding March 30, June 30, September 30 or December 31, as the case may be ("Designated Date"), then neither (c) December 31, 2003 nor (d) such March 31, June 30, September 30 or December 31 next following a Designated Date shall be deemed a "Calendar-Quarter-End Date" within the meaning of this Plan.

     "Cash" means money, currency and coins, negotiable checks, balances in bank accounts and other lawful currency of the United States of America and its equivalents. Payments of Cash under this Plan shall be made by check or federal-reserve wire transfer.

     "Causes of Action" means any and all actions, claims, rights, defenses, third-party claims, damages, executions, demands, crossclaims, counterclaims, suits, causes of action, choses in action, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims whatsoever, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, accruing to the Debtors, including, but not limited to, the Avoidance Actions.

     "Certificates" has the meaning set forth in Section 5.04 of this Plan.

     "Chapter 11 Cases" means the cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court on the Petition Date.

     "Claim" means (i) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, Disputed, undisputed, legal, equitable, secured or unsecured or (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, Disputed, undisputed, secured or unsecured.

     "Class" means each class, subclass or category of Claims or Interests as classified in Article II of this Plan.

     "Classified Priority Claims" means any and all Claims to the extent entitled to priority under section 507(a) or (b) of the Bankruptcy Code, other than Administrative Claims and Priority Tax Claims.

     "Commission" means the Securities and Exchange Commission.

     "Committee" means any committee(s) appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code by the United States Trustee, as the membership of such committee(s) is from time to time constituted and reconstituted, including, without limitation, the Creditors Committee and the Equity Committee.

     "Company" means, collectively, the Debtors and their subsidiaries.

     "Confirmation" means the entry by the Bankruptcy Court of the Confirmation Order.

     "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court with respect to the Chapter 11 Cases within the meaning of the Bankruptcy Rules 5003 and 9021.

     "Confirmation Hearing" means the hearing held before the Bankruptcy Court to consider Confirmation of this Plan pursuant to sections 1128 and 1129 of the Bankruptcy Code.

     "Confirmation Order" means the order entered by the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

     "Creditor" means any Person that is the Holder of any Claim against any of the Debtors.

     "Creditors Committee" means the Official Committee of Unsecured Creditors appointed by the United States Trustee on February 13, 2003.

     "day(s)" means, unless expressly otherwise provided, calendar day(s).

     "Debtors" means, collectively, ADLT, VLI, APL, Ballastronix, Microsun, LRI and ADLT Services, as debtors and debtors-in-possession in the Chapter 11 Cases.

     "DIP Facility" means the debtor-in-possession credit facility provided to the Debtors during the Chapter 11 Cases as evidenced by and set forth in that certain post-petition Loan and Security Agreement, and all related agreements and documents, as thereafter amended and/or assigned, by and among the Debtors, as borrowers, and the Bank Group, as lenders, as approved by order of the Bankruptcy Court entered on June 25, 2003.

     "DIP Facility Claim" means the Claim arising under or as a result of the DIP Facility.

     "Disallowed" means, with respect to any Claim or Interest or portion thereof, any Claim against or Interest in the Debtors which (a) has been withdrawn, in whole or in part, by agreement of the Debtors or the Reorganized Debtors and the Holder thereof, (b) has been withdrawn, in whole or in part, by the Holder thereof or (c) has been disallowed, in whole or part, by Final Order of a court of competent jurisdiction. In each case a Disallowed Claim or a Disallowed Interest is disallowed only to the extent of disallowance or withdrawal.

     "Disallowed Claim" means a Claim, or any portion thereof, that is Disallowed.

     "Disbursing Agent" means Reorganized ADLT or such other Entity that is designated by the Debtors to disburse Property pursuant to this Plan.

     "Disclosure Statement" means the Debtors' Disclosure Statement With Respect to First Amended Joint Chapter 11 Plan of Reorganization, dated the date set forth on the cover page thereof, including all exhibits, appendices, schedules and annexes attached thereto, as submitted by the Proponents, as the same may be altered, amended, supplemented or modified from time to time, and which was prepared and distributed in accordance with sections 1125 and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018.

     "Disputed" means any Claim or Interest that has been neither Allowed nor Disallowed.

     "Disputed Claim" means a Claim, or any portion thereof, that is Disputed. For purposes of this Plan, a Claim that has been neither Allowed nor Disallowed shall be considered a Disputed Claim.

     "Disputed Interest" means an Interest, or any portion thereof, that is Disputed.

     "Distribution Record Date" means the record date established by order of the Bankruptcy Court for purposes of, among other things, determining the Holders of the Old Notes, the Old Preferred Stock and the Old Common Stock entitled to (i) receive notices, Ballots and other solicitation materials in connection with Confirmation of this Plan and the Confirmation Hearing, (ii) vote to accept or reject this Plan and (iii) receive distributions under this Plan; provided, however, that Holders of Class 8 Old Other Interests exercising their rights to acquire Old Common Stock pursuant to the terms of Section 3.13 of this Plan shall be considered to be Holders of Old Common Stock as of the Distribution Record Date for purposes of receiving distributions under Class 7 pursuant to Section 3.12 of this Plan.

     "DSI" means non-debtor DEPOSITION SCIENCES, INC., a wholly owned subsidiary of ADLT.

     "Effective Date" means the Business Day that is no more than ten (10) Business Days in New York, N.Y. following the date on which all conditions to consummation set forth in Article IX have been satisfied or, if capable of being duly and expressly waived, any conditions to the occurrence of consummation set forth in this Plan have been satisfied or waived; provided, however, that the Effective Date may be extended upon the written approval of each of the Debtors and Saratoga.

     "Entity" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, limited liability company, estate, entity, trust, trustee, United States Trustee, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency or political subdivision thereof.

     "Equity Committee" means the Official Equity Committee appointed by the United States Trustee on April 7, 2003.

     "Estates" means the estates created in these Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code upon commencement of the Chapter 11 Cases.

     "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

     "Exculpated Persons" means (i) the directors, officers and employees of the Debtors in each of the Chapter 11 Cases as of the Petition Date or that have become officers, directors or employees thereafter but prior to the Effective Date, (ii) the Debtors' agents and Professionals, (iii) the members of the Creditors Committee, (iv) the Creditors Committee's Professionals, (v) GE, (vi) Saratoga and (vii) the respective Affiliates, current and former officers, directors, employees, agents, stockholders, managers, advisors and professionals (including the current and former officers, directors, employees, agents, members, stockholders and professionals of the exculpated Professionals) of the foregoing exculpated persons identified in subclause (ii) above; provided, however, that the foregoing exculpated parties identified in subclasses (i) through (vii) above shall be exculpated only for liabilities arising out of actions taken in such capacity.

     "File, Filed or Filing" means file, filed or filing with the Bankruptcy Court in the Chapter 11 Cases.

     "Final Decree" means the final decree entered by the Bankruptcy Court after the Effective Date and pursuant to section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022.

     "Final Order" means an order, ruling, judgment, the operation or effect of a judgment or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other court of competent jurisdiction which has not been reversed, vacated, stayed, modified or amended and as to which (i) the time to appeal or petition for review, rehearing, certiorari, reargument or retrial has expired and as to which no appeal or petition for review, rehearing, certiorari, reargument or retrial is pending or (ii) any appeal or petition for review, rehearing, certiorari, reargument or retrial has been finally decided and no further appeal or petition for review, rehearing, certiorari, reargument or retrial can be taken or granted.

     "Fully Diluted New Common Stock" means all shares of New Common Stock issued and outstanding as of the Effective Date and all shares of New Common Stock issuable under the Management Incentive Plan, but prior to dilution on account of any other issuances of New Common Stock after the Effective Date.

     "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All computations contained or referred to shall be computed in conformity with GAAP applied on a consistent basis.

     "GE" means GENERAL ELECTRIC COMPANY, including its wholly-owned subsidiaries, successors and assigns.

     "General Unsecured Claims" means all Claims other than Administrative Claims, Priority Tax Claims, the DIP Facility Claim, Miscellaneous Secured Claims, Classified

Priority Claims and Old Note Claims. General Unsecured Claims consist of ADLT General Unsecured Claims and Subsidiary Debtor General Unsecured Claims.

     "Saratoga Management Services Agreement" means the management services agreement among the Reorganized Company and Saratoga whereby the Reorganized Company shall make an annual payment of $600,000 in the aggregate to Saratoga in consideration for Saratoga providing management-consulting services to and on behalf of the Reorganized Company, a copy of which is annexed as Exhibit H to this Plan.

     "Hellman" means WAYNE R. HELLMAN, ADLT's Chief Executive Officer and Chairman of the Board.

     "Hellman Loan" means the loan indebtedness and other obligations owed by Hellman to ADLT pursuant to the Hellman Loan Documents. As of June 30, 2003, the outstanding indebtedness due under the Hellman Loan was approximately $15,647,000, consisting of principal of approximately $12,789,000 and interest of approximately $2,858,000.

     "Hellman Loan Documents" means the Loan Agreement between Hellman and ADLT dated on or about October 8, 1998, and all related loan documents, including, without limitation, Secured Promissory Note, Security Agreement, Real Estate Mortgages, Collateral Assignment of Contract and Allonge No. 2 to Promissory Note From 24 Karat Street, Inc., as thereafter amended by (a) that certain First Amendment to Loan Agreement, Secured Promissory Note and Security Agreement dated on or about November 22, 2000, (b) that certain Second Amendment to Loan Agreement, Secured Promissory Note and Security Agreement dated on or about March 15, 2001 and (c) that certain Third Amendment to Loan Agreement, Secured Promissory Note and Security Agreement dated on or about July 26, 2002.

     "Holder" means an Entity holding a beneficial interest in a Claim or Interest and, when used in conjunction with a Class or type of Claim or Interest, means a holder of a beneficial interest in a Claim or Interest in such Class or of such type.

     "Impaired" means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

     "Impaired Claim" means a Claim which is Impaired.

     "Impaired Interest" means an Interest which is Impaired.

     "Intercompany Claims" means all Claims held by any Debtor (or any subsidiary or Affiliate of any such Debtor) against any or all other Debtors (or any subsidiary or Affiliate of any such Debtor), including, without limitation, all derivative Claims asserted by or on behalf of one Debtor against the other.

     "Interests" means any and all equity interests, ownership interests or shares in the Debtors and issued by the Debtors prior to the Petition Date (including, without limitation, all capital stock, stock certificates, common stock, preferred stock, partnership interests, rights, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtors, partnership interests in the Debtors' stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights and liquidation preferences, puts, calls or commitments of any character whatsoever relating to any such equity, ownership interests or shares of capital stock of the Debtors or obligating the Debtors to issue, transfer or sell any shares of capital stock) whether or not certificated, transferable, voting or denominated "stock" or a similar security.

     "Liens" means, with respect to any asset or Property (or the rents, revenues, income, profits or proceeds therefrom), and in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise: (a) any and all mortgages, liens, pledges, attachments, charges, leases evidencing a capitalizable lease obligation, conditional sale or other title retention agreement, or other security interest or encumbrance or other legally cognizable security devices of any kind in respect of any asset or Property, or upon the rents, revenues, income, profits or proceeds therefrom; or (b) any arrangement, express or implied, under which any Property is transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same for the payment of debt or performance of any other obligation in priority to the payment of general unsecured Creditors.

     "LRI" means the Debtor, LIGHTING RESOURCES INTERNATIONAL, INC.

     "Management Incentive Plan" means the 2003 Equity Incentive Plan of Advanced Lighting Technologies, Inc. to be adopted by the Reorganized Company on the Effective Date for the purpose of granting to certain members of Senior Management the Management Options entitling them to purchase New Common Stock in an aggregate amount of 9.2% of the Fully Diluted New Common Stock, a copy of which is annexed as Exhibit A to this Plan.

     "Management Options" means the options to purchase New Common Stock, awards and other incentives that are to be granted under the Management Incentive Plan to certain members of Senior Management.

     "Master Ballot" means the ballot provided to a bank, brokerage firm or other nominee, or agent or proxy holder thereof holding Old Notes or Old Common Stock in its own name on behalf of a Holder, or any agent thereof, used to accept or reject this Plan.

     "Microsun" means the Debtor, MICROSUN TECHNOLOGIES, INC.

     "Miscellaneous Secured Claims" means any Secured Claim other than the DIP Facility Claim.

     "New ADLT By-Laws" means the by-laws of Reorganized ADLT, a copy of which is annexed as Exhibit C to this Plan.

     "New ADLT Certificate of Incorporation" means the certificate of incorporation of Reorganized ADLT, a copy of which is annexed as Exhibit B to this Plan.

     "New Common Stock" means the _____________ authorized shares of common stock, par value $0.01 per share, of Reorganized ADLT, having one vote per share, without preemptive rights or cumulative voting rights, issued pursuant to the terms of this Plan and having the terms set forth in the New ADLT Certificate of Incorporation.

     "New Credit Facility" means either of the following (but only if the same is reasonably satisfactory to Saratoga in form and substance in all material respects): (i) the new working capital credit facility that may be entered into by the Company on or prior to the Effective Date or (ii) the DIP Facility, if Reinstated by mutual agreement of the Company and the Bank Group.

     "New Indenture" means the Indenture between Reorganized ADLT and the New Indenture Trustee pursuant to which the New Notes will be issued, a copy of which is annexed as Exhibit D to this Plan.

     "New Indenture Trustee" means The Bank of New York (or another entity qualified to act as trustee pursuant to the Trust Indenture Act of 1939, as amended) in its capacity as trustee under the New Indenture, as designated by the Proponents.

     "New Notes" means the Senior Notes to be issued under the New Indenture in the aggregate principal amount determined pursuant to the applicable formula in
Section 3.08, coming due on September 15, 2010 and bearing interest payable semi-annually (1) if Class 3 accepts this Plan pursuant to ss.1129(a)(8)(A) at a rate per annum of ___%, or (2) if Class 3 does not so accept this Plan then either (a) at a rate per annum either as stipulated to by the Proponents and the Creditors' Committee at or before the signing of the Confirmation Order by the Bankruptcy Court or (b) in the event no such stipulation is arrived at, then at that annual rate determined by the Bankruptcy Court and specified in the Confirmation Order such that the New Notes will have a value equal to the Allowed Amount of the Claims of the Holders of the Old Notes, within the meaning of ss.1129(b)(2)(B)(i) of the Bankruptcy Code.

     "New Preferred Stock" means the _____________ authorized shares of preferred stock, par value $____ per share, of Reorganized ADLT issuable to Saratoga and having the terms set forth in the New ADLT Certificate of Incorporation.

     "Objection" means any objection, application, motion, complaint or any other legal proceeding seeking, in whole or in part, to Disallow, determine, liquidate, classify, reclassify or establish the priority, expunge, subordinate or estimate any Claim (including the resolution of any request for payment of any Administrative Claim) or Interest other than a Claim or an Interest that is Allowed.

     "Old Common Stock" means all authorized, issued and outstanding shares (approximately 23,807,347 shares) of common stock of ADLT, par value $0.001 per share, as of the Petition Date and any contingent, disputed or unliquidated Claims related thereto or in connection therewith.

     "Old Indenture" means that Indenture dated as of March 18, 1998 between ADLT and the Old Indenture Trustee pursuant to which the Old Notes were issued.

     "Old Indenture Trustee" means The Bank of New York, in its capacity as trustee under the Old Indenture.

     "Old Indenture Trustee Claim" has the meaning set forth in Section 7.07 of this Plan.

     "Old Notes" means the Senior Notes issued under the Old Indenture in the aggregate principal amount of $100,000,000 bearing interest at an annual rate of 8% payable semi-annually and coming due on March 15, 2008.

     "Old Note Claims" means the Claims of the Holders of the Old Notes resulting from, arising under or arising in connection with the purchase or sale of the Old Notes, including, without limitation, the principal and interest in connection therewith, and any contingent, disputed or unliquidated Claims in connection therewith.

     "Old Other Interests" means any Interest in ADLT, other than any Old Common Stock Interest or any Old Preferred Stock Interest, including, without limitation, any other capital stock of ADLT, and all issued, outstanding and unexpired options, warrants, conversion privileges or other legal or contractual rights to acquire shares of Old Common Stock or other Old Other Interests.

     "Old Preferred Stock" means all authorized, issued and outstanding shares (761,250 shares) of preferred stock of ADLT, par value $0.001 per share, as of the Petition Date and any contingent, disputed or unliquidated Claims related thereto or in connection therewith.

     "Person" means and includes a natural person, individual, partnership, corporation (as defined in section 101(a) of the Bankruptcy Code), or organization including, without limitation, corporations, limited partnerships, limited liability companies, general partnerships, joint ventures, joint stock companies, trusts, land trusts, estate business trusts, unincorporated organizations or associations, or other organizations, irrespective of whether they are legal entities, governmental bodies (or any agency, instrumentality or political subdivision thereof), or any other form of legal entities; provided, however, "Person" does not include governmental units, except that a governmental unit that (A) acquires an asset from a Person (i) as a result of the operation of a loan guarantee agreement or (ii) as receiver or liquidating agent of a Person; (B) is a guarantor of a pension benefit payable by or on behalf of a Debtor or an Affiliate of a Debtor; or (C) is the legal or beneficial owner of an asset of (i) an employee pension benefit plan that is a governmental plan, as defined in section 414(d) of the Internal Revenue Code of 1986 or (ii) an eligible deferred compensation plan, as defined in section 457(b) of the Internal Revenue Code of 1986, shall be considered for purposes of section 1102 of the Bankruptcy Code to be a Person with respect to such asset or such benefit.

     "Petition Date" means February 5, 2003, the date on which the Debtors Filed their petitions for relief commencing the Chapter 11 Cases.

     "Plan" means this First Amended Joint Chapter 11 Plan of Reorganization, dated the date appearing on the cover page hereof, including all exhibits, appendices, schedules and annexes attached hereto, as submitted by the Proponents, as such Plan or any one or more components thereof may be altered, amended, supplemented or modified from time to time, with the written consent of both the Debtors and Saratoga in accordance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Confirmation Order and the terms and conditions of Section 13.04 of this Plan.

     "Plan Documents" means and includes, collectively, the New ADLT Certificate of Incorporation, the New ADLT By-Laws, the New Credit Facility, the New Indenture, the Senior Management Contracts, the Management Incentive Plan and any other documents and agreements required to be executed or delivered under this Plan on or prior to the Effective Date.

     "Priority Tax Claim" means any and all Claims accorded priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

     "Professional Claim" means a claim for compensation and/or reimbursement of expenses pursuant to sections 327, 328, 330, 331 or 503(b) of the Bankruptcy Code relating to services incurred on and after the Petition Date and prior to and including the Effective Date in connection with an application made to the Bankruptcy Court in the Chapter 11 Cases.

     "Professionals" means any professional employed in these Chapter 11 Cases pursuant to sections 327 or 1103 of the Bankruptcy Code or to be compensated pursuant to sections 327, 328, 330, 331, 503(b)(2) or (4), or 1103 of the
Bankruptcy Code.

     "Property" means all assets or property of the Debtors' respective Estates of any nature whatsoever, real or personal, tangible or intangible, including contract rights, accounts and Causes of Action, previously or now owned by the Debtors, or acquired by the Debtors' Estates, as defined in section 541 of the Bankruptcy Code.

     "Reinstated or Reinstatement" means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitled the Holder of such Claim.

     "Reorganized ADLT" means ADLT on and after the Effective Date.

     "Reorganized Company" means, collectively, the Debtors and their subsidiaries on and after the Effective Date.

     "Reorganized Debtors" means the Debtors on and after the Effective Date.

     "Reorganized Subsidiary Debtors" means the Subsidiary Debtors on and after the Effective Date.

     "Saratoga" means Saratoga Lighting Holdings LLC.

     "Schedule of Rejected Contracts" means the schedule listing executory contracts and unexpired leases to be rejected by the Debtors (along with the associated amounts for rejection damage claims), which schedule is to be served on the counterparties to such executory contracts and unexpired leases, along with a motion or motions to approve the rejection thereof under section 365(c) of the Bankruptcy Code, and Filed by the Debtors at least fifteen (15) days before the date first scheduled by the Bankruptcy Court for the Confirmation Hearing.

     "Scheduling Motion" means the motion filed, or to be filed, by the Debtors in the Chapter 11 Cases seeking entry of an order, among other things, scheduling the Confirmation Hearing, approving notice thereof, establishing deadlines and procedures for objections to confirmation of this Plan, establishing procedures for soliciting acceptances of this Plan and establishing the Record Distribution Date.

     "Secured Claim" means any Claim arising before the Petition Date that is
(a) secured in whole or part, as of the Petition Date, by a Lien which is valid, perfected and enforceable under applicable law on Property in which the Debtors' respective Estates has an interest and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, or (b) subject to setoff under section 553 of the Bankruptcy Code, but, with respect to both case (a) and (b), only to the extent of the Estate's interest in the value of the assets or Property securing any such Claim or the amount subject to setoff, as the case may be.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Management" means Hellman, SABU KRISHNAN, JAMES L. SCHOOLENBERG, LEROY BARTOLOMEI, WAYNE PLATT, and the individual appointed as the new chief financial officer of ADLT or Reorganized ADLT (as the case may be).

     "Senior Management Contracts" means the employment agreements with certain members of Senior Management to be entered into by the Reorganized Company, copies of the forms of which are annexed as Exhibits F-1 to F-___ to this Plan.

     "Subsidiary Debtor General Unsecured Claims" means General Unsecured Claims against one or more of the Subsidiary Debtors' Estates (but not against ADLT's Estate).

     "Subsidiary Debtors" means, collectively, VLI, APL, Ballastronix, Microsun, LRI and ADLT Services, as debtors and debtors-in-possession in the Chapter 11 Cases.

     "Subsidiary Interests" means any and all authorized, issued and outstanding Interests in any of the Subsidiary Debtors as of the Petition Date.

     "Tax" means any tax, charge, fee, levy, impost or other assessment by any federal, state, local or foreign governmental authority, including, without limitation, income, excise, property, sales, transfer, employment, payroll, franchise, profits, license, use, ad valorem, estimated, severance, stamp, occupation and withholding tax, together with any interest, penalties, fines or additions attributable to, imposed on, or collected by any such federal, state, local or foreign governmental authority.

     "Termination Date" means February 1, 2004 or such later date as may be established by the Debtors and Saratoga.

     "Unclaimed Property" means any distribution of Cash or any other Property made to the Holder of an Allowed Claim or Allowed Interest pursuant to this Plan that (a) is returned to the Reorganized Debtors as undeliverable and no appropriate forwarding address is received within the later of (y) one (1) year after the Effective Date and (z) one (1) year after such distribution is made to such Holder or (b) in the case of a distribution made in the form of a check, is not negotiated and no request for reissuance is made as provided for in Section
5.09 of this Plan.

     "Unimpaired" means any Claim that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

     "United States Trustee" means the United States Trustee for Region 11 appointed under section 581(a)(3) of title 28 of the United States Code to serve in the Northern District of Illinois.

     "U.S. Trustee's Fee Claims" means any fees or charges assessed against the Debtors' respective Estates pursuant to section 1930(a)(6) of title 28 of the United States Code.

     "VLI" means the Debtor, VENTURE LIGHTING INTERNATIONAL, INC.

     "Voting Agent" means Bankruptcy Management Corporation, which has been designated by the Bankruptcy Court to (i) receive and tabulate Ballots and Master Ballots used to accept or reject this Plan in these Chapter 11 Cases,
(ii) file a balloting report and such other documents with the Bankruptcy Court reflecting and attesting to the tabulation of such Ballots and Master Ballots and (iii) take such other actions as may be necessary to assist the Debtors and the Bankruptcy Court to tabulate such Ballots and Master Ballots.

     Section 1.02. Rules of Interpretation. All references to "this Plan" herein shall be construed, where applicable, to include references to this document and all its exhibits, appendices, schedules and annexes, if any (and any amendments thereto made in accordance with the Bankruptcy Code). Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to this Plan as a whole and not to any particular paragraph, subparagraph, or clause contained in this Plan. The words "includes" and "including" shall in all cases be automatically deemed to have appearing thereafter the words "without limitation" and are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. The captions and headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Any term used in this Plan that is not defined in this Plan, either in Article I hereof or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in (and shall be construed in accordance with the rules of construction under) the Bankruptcy Code or the Bankruptcy Rules (with the Bankruptcy Code controlling in the case of a conflict or ambiguity). Without limiting the preceding sentence, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan, unless superseded herein. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) and Section 13.15 hereof shall apply, but Bankruptcy Rule 9006(a) shall govern.

     Section 1.03. Exhibits. All Exhibits to this Plan are incorporated into and are a part of this Plan as if set forth in full herein, regardless of when Filed.

                                   ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS

     Section 2.01. Generally. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of the Class and is classified in a different Class to the extent the Claim or Interest qualifies within the description of that different Class. A Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, settled or otherwise satisfied prior to the Effective Date.

     Section 2.02. Unclassified Claims. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims and the DIP Facility Claim are not classified and are excluded from the Classes designated in this Article II of this Plan. The treatment accorded Administrative Claims, Priority Tax Claims and the DIP Facility Claim is set forth in Article III of this Plan.

     Section 2.03. Unimpaired Classes. This Plan classifies the following Unimpaired Claims and Unimpaired Interests that are not entitled to vote on this Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of a Claim or Interest in the following Classes is conclusively presumed to have accepted this Plan in respect of such Claims or Interests. Accordingly, Holders of Claims or Interests in such Classes are not entitled to vote to accept or reject this Plan and the votes of such Holders are not being solicited in connection with this Plan. Such Claims against and Interests in the Debtors are classified as follows:

          (a) Class 1(a) shall consist of all Miscellaneous Secured Claims ("Class 1(a) Claims" or "Class 1 Miscellaneous Secured Claims").

          (b) Class 2 shall consist of all Classified Priority Claims ("Class 2 Claims" or "Class 2 Classified Priority Claims").

          (c) Class 9 shall consist of all Subsidiary Interests ("Class 9 Interests" or "Class 9 Subsidiary Interests").

     Section 2.04. Impaired Classes Entitled to Vote. This Plan classifies the following Impaired Claims and Impaired Interests that shall receive a distribution under this Plan that are entitled to vote to accept or reject this
Plan:

          (a) Class 1(b) shall consist of the Secured Claims of GE ("Class 1(b) Claims" or "GE Secured Claims").

          (b) Class 3 shall consist of all Old Note Claims ("Class 3 Claims" or "Class 3 Old Note Claims").

          (c) Class 4 shall consist of all ADLT General Unsecured Claims ("Class 4 Claims" or "Class 4 ADLT General Unsecured Claims").

          (d) Class 5 shall consist of all Subsidiary Debtor General Unsecured Claims ("Class 5 Claims" or "Class 5 Subsidiary Debtor General Unsecured Claims").

          (e) Class 6 shall consist of all Interests of the Holders of Old Preferred Stock ("Class 6 Interests" or "Class 6 Preferred Interests").

          (f) Class 7 shall consist of all Interests of Holders of Old Common Stock ("Class 7 Interests" or "Class 7 Common Interests").

          (g) Class 8 shall consist of all Interests of Holders of Old Other Interests ("Class 8" or "Class 8 Other Interests").

     If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in Section
3.13 of this Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section 3.12 of this Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under this Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected this Plan in respect of such Interest (even if such Holder cast a Ballot accepting this Plan) because this Plan does not entitle the Holders of such Interests to receive or retain any property under this Plan on account of such Interests.

                                  ARTICLE III

                     PROVISIONS FOR TREATMENT OF CLASSES OF
                              CLAIMS AND INTERESTS

     Section 3.01. Satisfaction of Claims and Interests. The treatment of and consideration to be received by Holders of Allowed Claims or Allowed Interests pursuant to this Article III and this Plan shall be in full satisfaction, settlement, release, extinguishment and discharge of their respective Claims against or Interests in the Debtors and the Debtors' respective Estates, except as otherwise provided in this Plan or the Confirmation Order.

     Section 3.02. Unclassified Claims, Classified Unimpaired and Impaired Claims and Classified Interests. Administrative Claims and Priority Tax Claims are treated in accordance with section 1129(a)(9)(A) and section 1129(a)(9)(C) of the Bankruptcy Code, respectively. Such Claims, as well as the DIP Facility Claim, are Unimpaired under this Plan and, in accordance with section 1123(a)(1) of the Bankruptcy Code, are not designated as Classes of Claims for purposes of this Plan and for purposes of sections 1123, 1124, 1126 and 1129 of the Bankruptcy Code. In addition, the Class 1(a) Miscellaneous Secured Claims, Class 2 Classified Priority Claims and Class 9 Subsidiary Interests are classified as Classes of Claims or Interests that are Unimpaired and, in accordance with section 1126(f) of the Bankruptcy Code, such Classes are conclusively presumed to have accepted this Plan and are not entitled to vote to accept or reject this Plan. Class 1(b) Secured Claims, Class 3 Old Note Claims, Class 4 ADLT General Unsecured Claims, Class 5 Subsidiary Debtor General Unsecured Claims, Class 6 Preferred Interests, Class 7 Common Interests and Class 8 Old Other Interests are Impaired and are entitled to vote to accept or reject this Plan. If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in Section 3.13 of this Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section
3.12 of this Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under this Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected this Plan in respect of such Interest (even if such Holder cast a Ballot accepting this Plan) because this Plan does not entitle the Holders of such Interests to receive or retain any property under this Plan on account of such Interests.

     Section 3.03. Administrative Claims. Administrative Claims are Unimpaired. Unless otherwise provided for herein and unless already paid pursuant to prior order of the Bankruptcy Court or applicable law, each Holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of
(i) the Effective Date, (ii) the date on which such Administrative Claim becomes Allowed and (iii) a date agreed to in writing by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Administrative Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

     Section 3.04. Priority Tax Claims. Priority Tax Claims are Unimpaired. Each Holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Priority Tax Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Priority Tax Claim; (B) equal Cash payments from the Reorganized Debtors made on the last Business Day of every three (3) month period following the Effective Date, over a period not exceeding six (6) years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate publicly quoted on the Effective Date for obligations backed by the full faith and credit of the United States of America maturing in ninety
(90) days; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order. The Debtors or the Reorganized Debtors, as the case may be, shall have the right, in their sole discretion, to prepay at any time any Allowed Priority Tax Claim without premium or penalty of any sort or nature.

     Section 3.05. DIP Facility Claim. The DIP Facility Claim is Unimpaired. On the later of (i) the Effective Date, (ii) the date on which the DIP Facility Claim becomes Allowed and (iii) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holders of the DIP Facility Claim, the Holders of the Allowed DIP Facility Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim: (A) Cash equal to the unpaid portion of such Allowed DIP Facility Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holders of such Claim and the Debtors or the Reorganized Debtors, as the case may be, including, without limitation, Reinstatement of such Claim, or as the Bankruptcy Court may order.

     Section 3.06. (a) Class 1(a) Claims: Miscellaneous Secured Claims. Class 1(a) Miscellaneous Secured Claims are Unimpaired. Each Holder of an Allowed Class 1(a) Miscellaneous Secured Claim shall receive, in the sole discretion of the Debtors or the Reorganized Debtors, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim:
(A) Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as practicable after the later of (i) the Effective Date, (ii) the date that such Miscellaneous Secured Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Claim; (B) treatment such that such Miscellaneous Secured Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

         Section 3.06. (b) Class 1(b) Claims: Secured Claims of GE. Class 1(b) GE Secured Claims are Impaired. The Class 1(b) GE Secured Claims shall receive nothing on the Effective Date, provided, however, on the Effective Date, or as soon thereafter as the GE Secured Claims are Allowed, GE may offset from the amounts owing by GE to the Debtors, including the

Debtors' nondebtor affiliates, and indefeasibly retain for GE's own account, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims. If, after giving effect to the offset provided in this Section 3.06(b), GE has any remaining Claims against the Debtors, such Claims of GE shall be treated as Class 5 Subsidiary Debtors General Unsecured Claims. Except to the extent of the offset permitted under this Section 3.06(b), nothing in this Section 3.06(b) shall be or be deemed to be a waiver or release of any claim belonging to the Debtors or their nondebtor affiliates against GE.

     Section 3.07. Class 2 Claims: Classified Priority Claims. Class 2 Classified Priority Claims are Unimpaired. To the extent that these Claims have not already been paid pursuant to prior order of the Bankruptcy Court, each Holder of an Allowed Class 2 Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim:
(A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Class 2 Claim becomes Allowed and (iii) a date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 2 Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtors or the Reorganized Debtors, as the case may be, or as the Bankruptcy Court may order.

     Section 3.08. Class 3 Claims: Old Note Claims. The Old Note Claims are Allowed as follows:

     (A) if Class 3 accepts this Plan pursuant to ss.1129(a)(8)(A) of the Bankruptcy Code, such Old Note Claims shall be Allowed in an aggregate amount equal to the sum of (i) $__________ (being the sum of $100,000,000 plus interest at 8% from March 1, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (A)(i) of this section 3.08 from the Petition Date to the Effective Date at the rate of 8% per annum, or

     (B) if Class 3 does not so accept this Plan, then such Old Note Claims shall be Allowed in an aggregate amount equal to (i) $__________ (being the sum of $100,000,000 plus interest at 8% from March 1, 2002 to the Petition Date) plus (ii) interest on the amount mentioned in (B)(i) of this section 3.08 from the Petition Date to the Effective Date at that rate per annum which is the greater of:

          (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt),

          (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

     Class 3 Old Note Claims are Impaired. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Note Claim as of the Distribution Record Date shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment and discharge of such Claim, for each $1,000 in principal amount of Old Notes held by such Holder: (a) a New Note in a principal amount equal to:

          (A) the unpaid principal amount of such Old Note plus

          (B) the amount of interest accrued but unpaid on such Old Note from March 1, 2002 to the Petition Date plus

          (C) interest on an amount equal to the sum of (A) and (B) in this sentence from the Petition Date to the Effective Date at the applicable rate as provided above in Section 3.08 (A) or (B).

     Acceptance of this Plan by Class 3 shall, subject to consummation of this Plan, constitute a waiver by all Holders of Class 3 Old Note Claims of any and all defaults under the Old Indenture that may exist as of the Effective Date, and an agreement to instruct the Old Indenture Trustee to take all actions to effectuate this Plan.

     Section 3.09. Class 4 Claims: ADLT General Unsecured Claims. The Class 4 ADLT General Unsecured Claims are Impaired. Each Holder of Class 4 ADLT General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

          (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

          (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

     The Holder of each Class 4 ADLT General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in this Section 3.09. Such election shall be exercised by each such Holder (including Holders of Disputed Class 4 Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed ADLT General Unsecured Claim shall have been concluded at the Effective
Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date, subject to the requirement that each Holder who fails to have made its election and to have caused its fully completed election form to have been actually received by the Reorganized Debtors by 5:00 p.m. Cleveland time on the 20th Cleveland, Ohio Business Day after the Effective Date shall be conclusively deemed to have elected 85% Now Treatment.

     Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

          (1) 45 days after the Effective Date,

          (2) the date on which such Holder's ADLT Class 4 General Unsecured Claim shall have become Allowed,

          (3) the date on which such ADLT Class 4 General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

          (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 4 ADLT General Unsecured Claim, an amount in cash equal to 85% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim.

     Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

          (1) the first Calendar-Quarter-End Date after the Effective Date, and

          (2) the Calendar-Quarter-End Date next following the date on which each such ADLT Class 4 General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 4 ADLT General Unsecured Claim is paid in full, an amount in cash equal to 25% of the Allowed Amount of such Holder's Class 4 ADLT General Unsecured Claim, with the further understanding that on the 364th day after the Effective Date of this Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 4 ADLT General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 4 ADLT General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

     All payments to Holders of Class 4 ADLT General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

     Section 3.10. Class 5 Claims: Subsidiary Debtor General Unsecured Claims. The Class 5 Subsidiary Debtor General Unsecured Claims are Impaired. Each Holder of Class 5 Subsidiary Debtor General Unsecured Claims shall be entitled to receive interest on the Allowed Amount of such Holder's claim from the Petition Date to the Effective Date at that rate per annum which is the greater of:

          (1) 1.32% (such rate being (a) the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the week ending Friday January 31, 2003, the end of the calendar week preceding the Petition Date, and (b) specified as the interest rate allowed on judgments entered in federal courts pursuant to 28 U.S.C. ss.1961 and reported on the following site on the internet: http://www.federalreserve.gov/releases/H15/data/wf/tcm1y.txt), or

          (2) such other rate per annum as the Bankruptcy Court determines is legally required by the applicable provisions of the Bankruptcy Code for accruals of post-petition interest on unsecured debt.

     The Holder of each Class 5 Subsidiary Debtor General Unsecured Claim shall have an election to accept either "85% Now Treatment" or "100% Stretch Treatment," as described in ensuing sentences in this Section 3.10. Such election shall be exercised by each such Holder (including Holders of Disputed Claims, whether or not the proceedings to determine the Allowed Amount of such Holder's Disputed Class 5 Subsidiary Debtor General Unsecured Claim shall have been concluded at the Effective Date), pursuant to election forms which will be mailed to each such Holder by Reorganized ADLT within five Cleveland, Ohio Business Days after the Effective Date, subject to the requirement that each Holder who fails to have made its election and to have caused its fully completed election form to have been actually received by the Reorganized Debtors by 5:00 p.m. Cleveland time on the 20th Cleveland, Ohio Business Day after the Effective Date shall be conclusively deemed to have elected 85% Now Treatment.

     Each Holder who shall have elected 85% Now Treatment (or who shall have been automatically deemed to have made such election) shall be entitled to receive on the later of:

          (1) 45 days after the Effective Date,

          (2) the date on which such Holder's Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed,

          (3) the date on which such Class 5 Subsidiary Debtor General Unsecured Claim, or any portion thereof, shall be paid pursuant to the established ordinary course of business or dealings between ADLT and the Holder of such Claim, and

          (4) such other date agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Class 5 Subsidiary Debtor General Unsecured Claim, an amount in cash equal to 85% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim.

     Holders who shall have elected 100% Stretch Treatment shall be entitled to receive, starting on the later of:

          (1) the first Calendar-Quarter-End Date after the Effective Date, and

          (2) the Calendar-Quarter-End Date next following the date on which each such Class 5 Subsidiary Debtor General Unsecured Claim shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Dates thereafter, until such Allowed Class 5 Subsidiary Debtor General Unsecured Claim is paid in full, an amount in cash equal to 25% of the Allowed Amount of such Holder's Class 5 Subsidiary Debtor General Unsecured Claim, with the further understanding that on the 364th day after the Effective Date of this Plan, each Holder who shall have elected 100% Stretch Treatment shall receive the entire then-unpaid balance of its Class 5 Subsidiary Debtor General Unsecured Claim, except that Holders of Claims that shall have elected 100% Stretch Treatment remain Disputed Class 5 Subsidiary Debtor General Unsecured Claims on such 364th day shall be entitled to receive 100% of their Allowed Claim on the date of Allowance thereof.

     All payments to Holders of Class 5 Subsidiary Debtor General Unsecured Claims shall be made in Cash, unless otherwise agreed between Reorganized ADLT and the Holder of such Claim.

     Section 3.11. Class 6 Interests: Old Preferred Stock Interests. Class 6 Preferred Interests are Impaired. Saratoga holds Class 6 Interests in 761,250 Old Preferred Shares; such Interests of Saratoga are hereby Allowed. On or as soon as practicable after the Effective Date, Saratoga, the Holder of the Allowed Class 6 Preferred Interest as of the Distribution Record Date shall receive, in full satisfaction, settlement, release, extinguishment and discharge of such Preferred Interest, upon payment in cash to ADLT in cash by wire transfer of immediately available funds, $18,000,000, ___________ shares of New Preferred Stock and ______ shares of New Common Stock, such that the Holders of the Allowed Class 6 Preferred Interests shall have received 100% of the authorized shares of New Preferred Stock, all of which are to be outstanding on the Effective Date and held by Saratoga, 100% of the shares of New Common Stock issued and outstanding on the Effective Date and 91.8% of the Fully Diluted New Common Stock. Acceptance of this Plan by Class 6 shall, subject to consummation of this Plan, constitute an approval, as recipient of New Common Stock, of the Management Incentive Plan, the Senior Management Contracts and the reincorporation of ADLT as a Delaware corporation.

     Section 3.12. Class 7 Interests: Old Common Stock Interests. Class 7 Common Interests are Impaired. If Class 7 accepts this Plan pursuant to ss.1129(a)(8) of the Bankruptcy Code then, on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 Interest as of the Distribution Record Date (and any Holders in Class 8, other than Saratoga, electing to exercise their rights as set forth in Section 3.13 of this Plan) shall receive from the Disbursing Agent, in full satisfaction, settlement, release, extinguishment, cancellation and discharge of such Interest, for each share of Old Common Stock held by such Holder, the sum of $0.1197 (11.97 cents) per share (based on 23,807,347 shares outstanding) payable such that the Holders of Class 7 Common Interests shall have received in the aggregate $2,850,000; provided, however, that the Cash distributions to be received by such Holders shall be reduced by the aggregate amount of Allowed Professional Claims of Professionals retained by or on behalf of the Equity Committee up to $350,000, such that, at a minimum, such Holders shall have received in the aggregate $2,500,000 (resulting in a Cash distribution of $0.105 (10.5 cents) per share of Old Common Stock (based on 23,807,347 shares outstanding)). If Class 7 does not accept this Plan pursuant to ss.1129(a)(8) of the Bankruptcy Code then they will be entitled to $2,500,000, pro rata, including Saratoga, payable in quarterly installments of 25% of the amount payable to such Holder starting, with respect to each Holder of a Class 7 Interest, on the later of (i) the first Calendar-Quarter-End Date after the Effective Date and (ii) the Calendar-Quarter-End Date next following the date on which each such Old Common Stock Interest shall have become Allowed, and on each of the next succeeding Calendar-Quarter-End Date thereafter, until such Allowed Old Common Stock Interest is paid in full the amount provided for in this Section 3.12, subject to the proviso that on the 364th day after the Effective Date of this Plan, each such Holder shall receive the entire then-unpaid balance of the amount due under this Plan in respect of such Class 7 Interest, without interest. Regardless of the foregoing, Holders of Old Common Stock Interests that remain Disputed on such 364th day shall be entitled to receive 100% of the amount due on their Allowed Interest on the date of Allowance thereof. All payments to Holders of Class 7 Old Common Stock Interests shall be made in Cash unless otherwise agreed between Reorganized ADLT and the Holder of such Interest. No interest will accrue or be payable on Class 7 Old Common Stock Interests or the payments made to Holders thereof.

     Section 3.13. Class 8 Interests: Old Other Interests. Class 8 Interests are Impaired. Each Holder of an Old Other Interest shall have the right to exercise its options, warrants, conversion privileges or other legal or contractual rights to obtain Old Common Stock representing such Interest, which shall become fully vested as of the date of exercise of such right notwithstanding any provision to the contrary in the contract or instrument giving rise to such Interest. To exercise such right, such Holder shall (i) mark or check off the applicable box on the Ballot cast by such Holder indicating such Holder's exercise of such right and (ii) on or before the Effective Date, pay all required consideration and otherwise satisfy all other applicable conditions in order to exercise such right. If such Holder timely exercises its right to obtain such Old Common Stock, such Holder shall be entitled to the treatment provided to Class 7 set forth in Section 3.12 of this Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain such Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under this Plan on account of such Interest.

     Section 3.14. Class 9 Interests: Subsidiary Interests. Class 9 Interests are Unimpaired. Each Holder of an Interest in Class 9 shall retain such Interest and its respective share or shares of common stock of the Subsidiary Debtors representing such Interest, but such Holder shall receive no distribution under this Plan on account of such Interest; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors.

                                   ARTICLE IV

                 ACCEPTANCE OR REJECTION OF THIS PLAN; CRAMDOWN

     Section 4.01. Acceptance by Impaired Classes of Claims and Interests.

          (a) Acceptance by an Impaired Class of Claims. Pursuant to section 1126(c) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if (a) the Holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) have timely and properly voted to accept this Plan, which, in the case of the Class 3 Old Note Claims, shall be determined by dividing the principal amount of the Old Notes voted in favor of this Plan by the total principal amount of the Old Notes voted, and (b) more than one-half (1/2) in number of the Holders of such Allowed Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to section 1126(e) of the Bankruptcy Code) have timely and properly voted to accept this Plan.

          (b) Acceptance by an Impaired Class of Interests. Pursuant to section 1126(d) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted this Plan if the Holders of at least two-thirds (2/3) in amount of the Allowed Interests actually voting in such Class (other than Interests held by any Holder designated pursuant to section 1126(e) of the Bankruptcy
     Code) have timely and properly voted to accept this Plan.

     Section 4.02. Voting Classes. Except as otherwise required by the Bankruptcy Code or the Bankruptcy Rules or as otherwise provided in this Section 4.02, (i) Holders of Old Note Claims (Class 3), (ii) Holders of ADLT General Unsecured Claims (Class 4), (iii) Holders of Subsidiary Debtor General Unsecured Claims (Class 5), (iv) Holders of the Old Preferred Interests (Class 6), (v) Holders of Old Common Interests (Class 7) and (vi) Holders of Old Other Interests (Class 8), each shall be entitled to vote separately as a Class to accept or reject this Plan in accordance with Section 4.01(a) of this Plan. Holders of Unimpaired Claims under this Plan (Miscellaneous Secured Claims (Class 1), Classified Priority Claims (Class 2) and Subsidiary Interests (Class
9)) shall not be entitled to vote to accept or reject this Plan, and shall be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and the votes of Holders in such Classes shall not be solicited. If a Holder of a Class 8 Old Other Interest exercises its right to obtain Old Common Stock on account of its Old Other Interest as provided in
Section 3.13 of this Plan, such Holder shall be entitled to the treatment provided to Class 7 in Section 3.12 of this Plan with respect to such Old Common Stock. If such Holder fails to timely exercise its right to obtain Old Common Stock, such Holder's Old Other Interest shall be canceled and extinguished and such Holder shall not receive or retain any property under this Plan on account of such Interest; in such event, pursuant to section 1126(g) of the Bankruptcy Code, such Holder shall be conclusively presumed to have rejected this Plan in respect of such Interest (even if such Holder cast a Ballot accepting this Plan) because this Plan does not entitle the Holders of such Interests to receive or retain any property under this Plan on account of such Interests. Administrative Claims, Priority Tax Claims and the DIP Facility Claim are Unimpaired and not classified under this Plan and hence are not entitled to vote to accept or reject this Plan.

     Section 4.03. Ballot Instructions. Each Holder of Old Notes or Old Common Stock is required to complete and return a Ballot to the holder of record thereof (in the case of the Old Notes, the Old Indenture Trustee) who shall then compute and deliver to the Voting Agent a Master Ballot compiling the votes so received.

     All questions as to the validity, form, and eligibility (including time of receipt) of Ballots or Master Ballots shall be resolved by the Debtors and Saratoga whose determination shall be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. The Debtors reserve the right to reject any and all Ballots and Master Ballots not in proper form.

     Section 4.04. Cramdown. If all applicable requirements for Confirmation of this Plan are met as set forth in section 1129(a)(1) through (13) of the Bankruptcy Code except subsection (8) thereof, the Debtors reserve the right to request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of section 1129(a)(8) thereof, on the basis that this Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, this Plan. No re-solicitation of votes for the Plan as so modified shall be required.

     Section 4.05. Confirmation of All Cases. This Plan shall not be deemed to have been confirmed as to any Debtor unless and until this Plan has been confirmed in each of the Debtors' Chapter 11 Cases.

                                   ARTICLE V

               PROVISIONS GOVERNING DISTRIBUTIONS UNDER THIS PLAN

     Section 5.01. Timing of Distributions. Except as set forth in Section 5.03 below, an initial distribution of Property shall be made to Holders of Allowed Claims and Allowed Interests in accordance with Article III of this Plan. Subsequent distributions may be made from time to time in the reasonable discretion of the Disbursing Agent except as otherwise required under this Plan. If a Claim or Interest is not an Allowed Claim or an Allowed Interest as of the applicable distribution date, distributions shall be made only if and when the Claim or Interest is Allowed and in accordance with Article III of this Plan and, with respect to the cure of defaults for assumed executory contracts and unexpired leases, Section 6.02 of this Plan, and in each case, subject to
Article VI of this Plan.

     Section 5.02. Distribution Record Date. As of the close of business on the Distribution Record Date, all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of the Old Notes, the Old Preferred Stock or the Old Common Stock will be closed and, for purposes of this Plan, there shall be no further changes in the record holders of the Old Notes, Old Preferred Stock or the Old Common Stock. The Disbursing Agent shall have no obligation to recognize the transfer of any Old Notes, Old Preferred Stock or Old Common Stock occurring after the Distribution Record Date, and will be entitled for all purposes to recognize and deal only with those Holders of the Old Notes, Old Preferred Stock or the Old Common Stock as of the close of business on the Distribution Record Date, as reflected on such ledgers, books, registers or records.

     Section 5.03. Distributions to Holders of Allowed Claims. Except as otherwise provided in this Plan, on the Effective Date, the Reorganized Debtors shall deliver to the Disbursing Agent sufficient Cash to make the distributions to be made on the Effective Date to the Holders of Allowed Claims. Subsequent distributions will be made by the Reorganized Debtors or the Disbursing Agent, as the Reorganized Debtors may determine at the time. Payments and other distributions to be made pursuant to this Plan will be available from the proceeds of the New Credit Facility and other funds held by the Reorganized Debtors as of the Effective Date. If any dispute arises as to the identity of a Holder of an Allowed Claim who is to receive any distribution, the Reorganized Debtors shall, in lieu of making such distribution to such Holder, delay such distribution until the disposition thereof shall be determined by Final Order of the Bankruptcy Court or by written agreement among the interested parties to such dispute.

     Section 5.04. Class 3, Class 6 and Class 7 Distributions. Distributions to Classes 3, 6 and 7 shall be made by the Disbursing Agent as set forth in this
Section 5.04. The Disbursing

Agent may establish reasonable and customary rules and procedures in connection with its duties. Additionally, the Disbursing Agent may, in its discretion, waive or modify any term or provision of this Section 5.04 if the Disbursing Agent reasonably determines that application of such term or provision to any Holder in Class 3, Class 6 or Class 7 would be impracticable.

          (a) Class 3. Promptly after the Effective Date, the Disbursing Agent shall mail to the Holders of Allowed Class 3 Old Note Claims (or, in lieu thereof, to the Old Indenture Trustee, who in turn shall mail or otherwise distribute to Holders of Allowed Class 3 Old Note Claims) appropriate transmittal materials (which shall specify that delivery of Old Notes shall be effected, and risk of loss and title to the Old Notes theretofore evidencing the Allowed Class 3 Claims, shall pass, only upon proper delivery of such Old Notes to the Disbursing Agent). In order to receive a distribution of New Notes the Holder thereof must surrender the Old Notes representing such Allowed Class 3 Claim in accordance with Section 5.05 below and the Disbursing Agent shall not be obligated to deliver New Notes until such Holder surrenders such Holder's Old Notes as provided therein. Promptly upon surrender of such Old Notes, such Holder shall receive in exchange therefor the distribution of New Notes to which such Holder is entitled under Section 3.08 hereof; provided, however, that if there is any dispute as to the identity of a Holder of an Allowed Class 3 Claim, the Disbursing Agent shall, in lieu of making such distribution to such Holder, delay such distribution until the disposition thereof shall be determined by Final Order of the Bankruptcy Court or by written agreement among the interested parties to such dispute. Notwithstanding the date of actual distribution, all New Notes to be distributed on account of Allowed Class 3 Claims shall be deemed to have been issued and be outstanding on the Effective Date.

          (b) Class 6. Promptly after the Effective Date, the Disbursing Agent shall deliver to the Holder of the Allowed Class 6 Preferred Interests (currently Saratoga) appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Old Preferred Stock shall pass, only upon proper delivery of such Certificates to the Disbursing Agent). In order to receive a distribution of New Common and Preferred Stock, the Holder thereof must surrender the Certificate(s) representing such Allowed Class 6 Preferred Interests in accordance with Section 5.05 below and the Disbursing Agent shall not be obligated to deliver New Common and Preferred Stock until each such Holder surrenders such Holder's Certificate(s) as provided therein. Promptly upon surrender of such Certificate(s), such Holder shall receive in exchange therefor the distribution of New Common and Preferred Stock to which such Holder is entitled under Section 3.11 hereof. Saratoga is the only Holder of a Class 6 Preferred Interest, and there is no dispute that Saratoga's Interests in 761,250 shares of Old Preferred Share Interests has been Allowed. Notwithstanding the date of actual distribution, all New Common and Preferred Stock to be distributed on account of Allowed Class 6 Preferred Interests shall be deemed to have been issued and outstanding on the Effective Date.

          (c) Class 7. Promptly after the Effective Date, the Disbursing Agent shall mail to the Holders of Allowed Class 7 Common Interests (or, in lieu thereof, to any depository bank, brokerage firm or other nominee, or agent or proxy holder thereof holding Old Common Stock in its own name on behalf of such Holders, who in turn shall mail to the applicable Holders of Allowed Class 7 Common Interests) appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Old Common Stock shall pass, only upon proper delivery of such Certificates to the Disbursing Agent). In order to receive a Cash distribution, the Holder thereof must surrender the Certificate(s) representing such Allowed Class 7 Common Interests in accordance with
     Section 5.05 below and the Disbursing Agent shall not be obligated to deliver such Cash distribution until such Holder surrenders such Holder's Certificate(s) as provided therein. Promptly upon surrender of such Certificate(s), such Holder shall receive in exchange therefor the Cash distribution to which such Holder is entitled under Section 3.12 hereof; provided, however, that if there is any dispute as to the identity of a Holder of Allowed Class 7 Common Interests, the Disbursing Agent shall, in lieu of making such distribution to such Holder, delay such distribution until the disposition thereof shall be determined by Final Order of the Bankruptcy Court or by written agreement among the interested parties to such dispute.

     Section 5.05. Surrender and Forfeiture of Rights. As a condition to receiving a distribution of New Common and Preferred Stock and, in the case of the Allowed Class 6 Preferred Interests, or, in the case of Allowed Class 7 Common Interests, a Cash distribution, under this Plan, after the Effective Date, each Holder of an Allowed Class 3 Old Note Claim, Allowed Class 6 Preferred Interest or Allowed Class 7 Common Interest must surrender the Certificate(s) representing such Allowed Class 3 Claim, Allowed Class 6 Interest or Allowed Class 7 Interest, as the case may be, to the Disbursing Agent for cancellation. Any Holder of an Allowed Class 3 Claim, Allowed Class 6 Interest or Allowed Class 7 Interest that fails to (i) surrender its Certificate(s) or
(ii) execute and deliver an affidavit of loss and/or provide indemnity reasonably satisfactory to Reorganized ADLT and, in the case of the Old Notes, the Old Indenture Trustee before the later to occur of (y) the first anniversary of the Effective Date and (z) six (6) months following the date such Holder's Class 3 Claim, Class 6 Interest or Class 7 Interest becomes an Allowed Claim or Interest, as applicable, shall be deemed to have forfeited all of its rights, Claims and/or Interests and may not participate in any distribution under this Plan.

     Section 5.06. Delivery of Distributions. Distributions to Holders of Allowed Claims or Interests shall be made by the Disbursing Agent (A) at the last known addresses of such Holders, (B) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent, (C) in the case of Holders of Allowed Class 3 Old Note Claims, at the addresses contained in the official records of the Old Indenture Trustee or (D) at the addresses set forth in any properly completed letters of transmittal accompanying Certificates properly remitted to the Disbursing Agent. If any Holder's distribution is returned as undeliverable, no further distributions to such Holder shall be made unless and until the Disbursing Agent is notified of such Holder's then current address, at which time all missed distributions shall be made to such Holder without interest. All distributions pursuant to this Plan shall be at the Reorganized Debtors' expense.

     Section 5.07. Method of Cash Distributions. Any Cash payment to be made pursuant to this Plan may be made by Cash, draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law at the option of the Reorganized Debtors.

     Section 5.08. Failure to Present Checks. Checks issued in respect of distributions under this Plan shall be null and void if not presented to the drawee bank within sixty (60) days after the date of issuance. Any amounts returned to the Reorganized Debtors in respect of such non-presented checks shall be held by the Reorganized Debtors, as appropriate. Requests for reissuance for any such check shall be made directly to the Reorganized Debtors by the Holder of the Allowed Claim with respect to which such check originally was issued. All amounts represented by any check voided under this Section 5.08 will be held until the later of one (1) year after (A) the Effective Date or (B) the date that a particular Claim is Allowed, and all requests for reissuance by the Holder of the Allowed Claim in respect of a check voided under this Section
5.08 are required to be made prior to such date. Thereafter, all such amounts shall be deemed to be Unclaimed Property, in accordance with Section 5.09 of this Plan, and all Claims in respect of void checks and the underlying distributions shall be forever barred, estopped and enjoined from assertion in any manner against the Debtors or their respective Properties, or the Reorganized Debtors or their respective Properties.

     Section 5.09. Unclaimed Distributions. All Property distributed on account of Claims must be claimed within the later of (A) one (1) year after the Effective Date or (B) one (1) year after such distribution is made to such Holder or, in the case of a distribution made in the form of a check, must be presented to the drawee bank and a request for reissuance be made as provided for in Section 5.08 of this Plan. All Unclaimed Property shall be retained by and shall revest in the Reorganized Debtors and shall no longer be subject to distribution. All full or partial payments made by the Debtors or the Disbursing Agent (as the case may be) and received by the Holder of a Claim or Interest prior to the Effective Date shall be deemed to be payments under this Plan for purposes of satisfying the obligations of the Debtors pursuant to this Plan. Nothing contained in this Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim or Allowed Interest other than by reviewing the records of the Reorganized Debtors. Pursuant to section 1143 of the Bankruptcy Code, all Claims in respect of Unclaimed Property shall be deemed Disallowed and the Holder of any Claim Disallowed in accordance with this
Section 5.09 shall be forever barred, expunged, estopped and enjoined from assertion in any manner against the Debtors or their respective Properties, or the Reorganized Debtors or their respective Properties.

     Section 5.10. Limitation on Distribution Rights. If a claimant holds more than one Claim in any one Class, all Claims of the claimant in that Class shall be aggregated into one Claim and one distribution shall be made with respect to the aggregated Claim.

     Section 5.11. Fractional Dollars. Notwithstanding any other provision of this Plan, Cash distributions of fractions of dollars shall not be made; rather, whenever any payment of a fraction of a dollar would be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. To the extent that Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as Unclaimed Property pursuant to
Section 5.09 of this Plan.

     Section 5.12. Fractional New Notes. No New Notes shall be issued or distributed in a denomination less than $1000. Whenever any distribution to a Holder of an Allowed Old Note Claim would otherwise call for distribution of a fraction of a New Note based on the minimum

$1000 denomination, the actual distribution of New Notes to such Holder shall be rounded to the next higher or lower $1000 denominational increment, with five-hundred dollar ($500) fractions being rounded down. The total number of New Notes to be distributed shall be adjusted as necessary to account for the rounding provided for in this Section 5.12. No consideration shall be provided in lieu of fractional New Notes that are rounded down.

     Section 5.13. Compliance With Tax Requirements. In connection with each distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) or withholding is required, the Reorganized Debtors shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such distribution or effect any such withholding and deposit all moneys so withheld as required by law. With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Debtors within thirty (30) days from the date of such request, the Reorganized Debtors may, at their option, withhold the amount required and distribute the balance to such Person or decline to make such distribution until the information is received.

     Section 5.14. De Minimis Distributions. No Cash payment of less than five ($5.00) dollars shall be made to any Holder of a Claim on account of its Allowed Claim.

     Section 5.15. Documentation Necessary to Release Liens. Each Creditor which is to receive a distribution under this Plan in full satisfaction of a Secured Claim shall not receive such distribution until such Creditor executes and delivers any documents necessary to release all Liens arising under any applicable security agreement or non-bankruptcy law (in recordable form if appropriate) in connection with such Secured Claim and such other documents as the Debtors or the Reorganized Debtors, as the case may be, may reasonably request or otherwise turns over and releases any and all property of the Debtors that secures or purportedly secures such Claim. Any such holder that fails to execute and deliver such release of liens within 120 days of the Effective Date shall be deemed to have no further Claim against the Debtors, the Reorganized Debtors or their respective assets or Properties in respect of such Claim and shall not participate in any distribution hereunder on account of such Claim. Notwithstanding the immediately preceding sentence, any such Holder of a Disputed Claim shall not be required to execute and deliver such release until such time as the Claim is Allowed or Disallowed.

                                   ARTICLE VI

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES;
                      INDEMNIFICATION OBLIGATIONS; BENEFIT
                                    PROGRAMS

     Section 6.01. Treatment of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts and unexpired leases that exist between the Debtors and any Person which (A) have not expired or terminated pursuant to their own terms, (B) have not previously been assumed, or assumed and assigned or rejected pursuant to an order of the Bankruptcy Court on or prior to the Confirmation Date, (C) are not the subject of pending motions to assume, or assume and assign or reject as of the Confirmation Date, or (D) are not listed on the Schedule of Rejected Contracts, shall be deemed assumed in accordance with the provisions and requirements of section 365 of the Bankruptcy Code; provided, however, that (a) that certain Lamp Materials Purchase Agreement entered into by and between APL and GE, as of September 30, 1999, as amended by letter agreement dated October 4, 1999, and that certain Patent and Technical Assistance Agreement entered into by and among APL, ADLT and GE, as of September 30, 1999 (collectively, the "GE Contracts") are deemed assumed under this
Section 6.01, notwithstanding any other provisions of this Section 6.01, and GE waives any and all defaults, claims for such defaults and rights to assert the need for adequate assurance of future performance under 11 U.S.C. ss. 365(b)(10(A), (B) and (C). The Debtors shall have the right, subject to the consent of the Creditors Committee and GE, at any time prior to the Confirmation Date, to amend the Schedule of Rejected Contracts upon notice to the counterparty to such contract or lease (i) to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to this Section 6.01 or (ii) to add any executory contract or unexpired lease thereto, thus providing for its rejection pursuant to this Section 6.01. The Confirmation Order (except as otherwise provided therein) shall constitute an order of the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code, effective as of the Effective Date, approving such assumptions, including, without limitation, the assumption of the GE Contracts. Each contract and lease assumed pursuant to this Section 6.01 shall be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Assumption of a contract or lease pursuant to this Section 6.01 shall not constitute an admission by the Debtors or the Reorganized Debtors that such contract or lease is an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors have any liability thereunder. All executory contracts and unexpired leases that are assumed shall be assumed under their present terms or upon such terms as are agreed to between the Debtors and the other party to the executory contract or unexpired lease. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include: (y) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (z) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rein related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

     Section 6.02. Cure of Defaults for Assumed Contracts and Leases. All undisputed cure and any other monetary default payments required by section 365(b)(1) of the Bankruptcy Code under which any executory contract and unexpired lease to be assumed pursuant to this Plan is in default shall be satisfied by the Reorganized Debtors (to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law), pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Reorganized Debtors: (A) by payment of such undisputed cure amount, without interest, in Cash within sixty (60) days following the Effective Date; (B) such other amount as ordered by the Bankruptcy Court; or (C) on such other terms as may be agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute pursuant to Section 6.03 of this Plan, payment of the amount otherwise payable hereunder shall be made without interest, in Cash (i) on or before the later of sixty (60) days following the Effective Date or thirty
(30) days following entry of a Final Order liquidating and allowing any disputed amount or (ii) on such other terms as may be agreed to by the parties to such executory contract or unexpired lease.

     Section 6.03. Resolution of Objections to Assumption of Executory Contracts and Unexpired Leases; Cure Payments.

          (a) Resolution of Objections to Assumption of Executory Contracts and Unexpired Leases. Any party objecting to the Debtors' proposed assumption of an executory contract or unexpired lease or the ability of the Reorganized Debtors to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed shall File and serve on counsel for the Debtors a written Objection to the assumption of such contract or lease within thirty (30) days after the service of the notice of entry of the Confirmation Order. Failure to File an Objection within the time period set forth above shall constitute the assumption and revestment of such contract or lease, including an acknowledgment that the proposed assumption provided adequate assurance of future performance. To the extent that any Objections to the assumption of a contract or lease are timely Filed and served and such Objections are not resolved between the Debtors and the objecting parties, the Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined by the Bankruptcy Court.

          (b) Resolution of Cure Payments. If the counterparty to any assumed executory contract or unexpired lease believes that, as of the Confirmation Date, a cure payment is due and owing under such contract or lease, such counterparty shall File and serve on counsel for the Debtors a notification setting forth the amount of the cure payment which such party believes is due and owing, which notification shall be Filed and served no later than thirty (30) days after the service of the earlier of (A) notice of entry of the Confirmation Order or (B) other notice that the executory contract or unexpired lease has been assumed pursuant to any other Final Order of the Bankruptcy Court. Failure to File such a notification within the time period set forth above shall constitute an acknowledgment that no cure payment is due and owing in connection with the assumption of such contract or lease and an acknowledgment that no other defaults exist under said contract or lease. To the extent that any such notifications are timely Filed and served and are not resolved between the Debtors and the applicable counterparty, the Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined by the Bankruptcy Court. The resolution of such disputes shall not affect the Debtors' assumption of the contracts or leases that are subject of such a dispute, but rather shall affect only the "cure" amount the Debtors must pay in order to assume such contract or lease. Notwithstanding the immediately preceding sentence, if the Debtors in their discretion determine that the amount asserted to be the necessary "cure" amount would, if ordered by the Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtors may elect to (i) reject the contract or lease pursuant to Section 6.01 hereof or (ii) request an expedited hearing on the resolution of the "cure" dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Section 6.01 hereof pending the outcome of such dispute.

     Section 6.04. Claims for Rejection Damages. Objections to the amounts listed on the Schedule of Rejected Contracts for damages allegedly arising from the rejection pursuant to this Plan or the Confirmation Order of any executory contract or any unexpired lease shall be Filed with the Bankruptcy Court and served on counsel for the Debtors not later than thirty (30) days after the service of the earlier of (A) notice of entry of the Confirmation Order or (B) other notice that the executory contract or unexpired lease has been rejected pursuant to any other Final Order of the Bankruptcy Court. Any Holder of a Claim arising from the rejection of any executory contract or any unexpired lease that fails to File such Objection on or before the dates specified in this paragraph shall be forever barred, estopped and enjoined from asserting any Claims in any manner against the Debtors or their respective Properties, or the Reorganized Debtors or their respective Properties, for any amounts in excess of the amount scheduled by the Debtors on the Schedule of Rejected Contracts for such contract or lease, and the Debtors and the Reorganized Debtors shall be forever discharged from all indebtedness or liability with respect to such Claims for such excess amounts and such Holders shall be bound by the terms of this Plan.

     Section 6.05. Treatment of Rejection Claims. The Bankruptcy Court shall determine any Objections Filed in accordance with Section 6.04 hereof at a hearing to be held on a date to be determined by the Bankruptcy Court. Subject to any statutory limitation, including, without limitation, the limitations contained in sections 502(b)(6) and 502(b)(7) of the Bankruptcy Code, any Claims arising out of the rejection of executory contracts and unexpired leases shall, pursuant to section 502(g) of the Bankruptcy Code, (a) be Impaired and treated as Class 4 ADLT General Unsecured Claims in accordance with Section 3.09 of this Plan, or (b) be Impaired and treated as Class 5 Subsidiary Debtor General Unsecured Claims in accordance with Section 3.10 of this Plan, as the case may be.

     Section 6.06. Executory Contracts and Unexpired Leases Entered Into and Other Obligations Incurred After the Petition Date. On the Effective Date, all contracts, leases, and other agreements entered into by the Debtors on or after the Petition Date, which agreements have not terminated or expired in accordance with their terms on or before the Confirmation Date, shall revest in and remain in full force and effect as against the Reorganized Debtors and the other parties to such contracts, leases and other agreements.

     Section 6.07. Reorganized Debtors' Indemnification Obligations. To the extent not inconsistent with this Plan, any obligations of the Debtors, pursuant to their respective articles of incorporation or by-laws, applicable state law or their specific agreement, to indemnify a Person (including, without limitation, Professionals retained by or on behalf of the Debtors or their Estates) with respect to all present and future actions, suits and proceedings against the Debtors, the Reorganized Debtors or such indemnified Person, based upon any act or omission related to service with, or for or on behalf of, the Debtors or the Reorganized Debtors, shall survive Confirmation of this Plan and shall not be impaired by Confirmation of this Plan, but shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to this Plan and section 365 of the Bankruptcy Code, except to the extent any such obligation has been released, discharged or modified pursuant to this Plan or order of the Bankruptcy Court on or before the Confirmation Date. Such indemnification obligations shall survive unaffected by this Plan and shall be performed and honored by the Reorganized Debtors.

     Section 6.08. Benefit Programs. Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date, all officer, director or employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under Section 6.01 of this Plan, but only to the extent that rights under such programs are held by the Debtors or Persons who are employees of the Debtors as of the Confirmation Date, and the Debtors' obligations under such programs to Persons who are employees of the Debtors on the Confirmation Date shall survive Confirmation of this Plan, except for (A) any officer, director or employee compensation and benefit program that entitled such Persons to acquire any Old Common Stock or Old Other Interests, (B) executory, contracts or plans specifically rejected pursuant to this Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (C) executory contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that the Debtors' obligations, if any, to pay all "retiree benefits" as defined in section 1114(a) of the Bankruptcy Code shall continue; provided further, however, that nothing herein shall extend or otherwise modify the duration of such period or prohibit the ability of the Debtors or the Reorganized Debtors to modify the terms and conditions of the retiree benefits as otherwise permitted by such plans and applicable non-bankruptcy law. Unless otherwise provided in this Plan, any entitlement to acquire Old Common Stock or Old Other Interests held as of the Effective Date by any officer, director or employee of the Debtors, whether automatic or contained in a compensation and benefit program or other contract or agreement, shall receive the treatment provided in Section
3.13 of this Plan relating to Class 8 Old Other Interests.

                                  ARTICLE VII

                      MEANS FOR IMPLEMENTATION OF THIS PLAN

     Section 7.01. Corporate Action. The entry of the Confirmation Order shall constitute authorization for the Debtors and the Reorganized Debtors to take or cause to be taken all corporate actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on and after the Effective Date, including all actions taken in connection with the reincorporation of ADLT as a Delaware corporation, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court, including, without limitation, (a) the adoption of the New ADLT Certificate of Incorporation and the New ADLT By-Laws; (b) the cancellation of the Old Notes, the Old Preferred Stock and the Old Common Stock; (c) the issuance of the New Notes, the New Common Stock and the New Preferred Stock; (d) the execution of the Saratoga Management Services Agreement; (e) the execution of all documents relating to the New Credit Facility, including documents granting liens and security interests in certain of the Debtors' assets to the lenders thereunder;
(f) the incumbency of directors and officers in accordance with Section 10.02 of this Plan; (i) the execution of the Senior Management Contracts; (g) the adoption of the Management Incentive Plan; and (h) the issuance of the Management Options. Reincorporation of ADLT will occur by ADLT being merged into a newly-created Delaware corporation (Advanced Lighting Technologies (Delaware), Inc.) pursuant to a tax-free merger under an appropriate merger agreement. All such actions shall be deemed to have occurred and shall be in effect pursuant to applicable non-bankruptcy law and the Bankruptcy Code, without any requirement of further action by the partners, stockholders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers, partners and directors of the Debtors and the Reorganized Debtors are authorized and directed to execute and deliver this Plan Documents, and all other agreements, documents and instruments contemplated by this Plan in the name and on behalf of the Debtors and the Reorganized Debtors.

     Section 7.02. New Certificate of Incorporation and By-Laws. The New ADLT Certificate of Incorporation shall satisfy the provisions of this Plan and the Bankruptcy Code and shall include or provide for, without limitation, (a) reincorporation of ADLT as a Delaware corporation, (b) authorization to issue the New Notes, the New Common Stock and the New Preferred Stock; and (c) a prohibition on the issuance of nonvoting equity securities to the extent, and only to the extent, required by section 1123(a)(6) of the Bankruptcy Code.

     Section 7.03. Issuance of New Notes. On the Effective Date, the Old Notes shall be canceled and exchanged for the New Notes in accordance with Section
3.08 of this Plan. This exchange of the Old Notes for the New Notes shall be in full satisfaction, settlement, release and discharge of all Allowed Class 3 Old Note Claims. The Old Notes shall be cancelled and the New Notes shall be credited to the accounts maintained on behalf of the Holders thereof at the applicable record holder.

     Section 7.04. Issuance of New Stock. On the Effective Date: (a) the Old Preferred Stock shall be, upon payment by Saratoga of $18,000,000 in Cash, exchanged for _____ shares of New Preferred Stock and _____ shares of New Common Stock; (b) Allowed Class 3 Old Note Claims shall be exchanged for New Notes; and
(c) Allowed Class 7 Common Interests shall be converted into the right to receive Cash distributions, in accordance with Sections 3.12, 3.08 and 3.13 of this Plan, respectively. This exchange of the Old Notes, the Old Preferred Stock and the Old Common Stock shall be in full satisfaction, settlement, release and discharge of such Allowed Claims and Interests. The Old Notes, the Old Preferred Stock and the Old Common Stock shall be cancelled and the shares of New Common Stock, the New Notes and the New Preferred Stock and the rights to receive Cash distributions, respectively, shall be credited to the accounts maintained on behalf of the Holders thereof at the applicable record holder.

     Section 7.05. New Credit Facility. On or prior to the Effective Date, ADLT shall enter into the New Credit Facility.

     Section 7.06. Cancellation of Existing Securities. On the Effective Date, the Old Notes, the Old Preferred Stock, the Old Common Stock (including any shares of Old Common Stock that have been authorized to be issued but that have not been issued as of the Effective Date) and the Old Other Interests shall be canceled and extinguished and the Holders thereof shall have no rights and such instruments shall evidence no rights, except the right to receive the distributions, if any, to be made to Holders of such instruments under this Plan. Except with respect to the performance by the Old Indenture Trustee or its agents of the Old Indenture Trustee's obligations under this Plan or in connection with any distribution to be made under this Plan, effective as of the Effective Date, the Old Indenture Trustee and its agents, successors and assigns shall be discharged of all of their obligations associated with the Old Indenture and related agreements and released from all Claims arising in these Chapter 11 Cases and, effective as of the Effective

Date, such Old Indenture shall be deemed canceled, except that such cancellation shall not impair the rights of the Holders of the Old Notes to receive distributions under this Plan or the rights of the Old Indenture Trustee under its charging lien pursuant to the Old Indenture to the extent that the Old Indenture Trustee has not received payment on account of the Old Indenture Trustee Claim pursuant to Section 7.07 of this Plan.

     Section 7.07. Rights of Old Indenture Trustee Under Old Indenture. The Old Indenture Trustee shall be entitled to an Administrative Claim as provided for in, and subject to the restrictions of, this Section 7.07 of this Plan, and no Reorganized Debtor shall have any obligations to any indenture trustee, including the Old Indenture Trustee, agent or servicer (or to any Disbursing Agent replacing such indenture trustee, agent or servicer) under the Old Indenture for any fees, costs or expenses except as expressly set forth in this
Section 7.07 of this Plan. No later than five (5) Business Days prior to the Effective Date, the Old Indenture Trustee shall provide the Debtors with a statement of the Old Indenture Trustee Claim projected through the Effective Date. Upon the timely receipt of one or more invoices in accordance with the preceding sentence, the Reorganized Debtors shall, on the Effective Date, pay in Cash (i) the reasonable fees and expenses of the Old Indenture Trustee under the Old Indenture and (ii) the reasonable legal fees and expenses of the Old Indenture Trustee incurred in connection with the Chapter 11 Cases (collectively, the "Old Indenture Trustee Claim"). Notwithstanding the foregoing, to the extent that the Reorganized Debtors dispute any portion of the Old Indenture Trustee Claim, the Reorganized Debtors shall reserve Cash on the Effective Date in such Disputed amount and such dispute shall be presented to the Bankruptcy Court for adjudication as to whether such Disputed amount is reasonable and payable under the terms of the Old Indenture. On the Effective Date, subject to the payment of the non-Disputed portion of the Old Indenture Trustee Claim, all liens of the Old Indenture Trustee in any distributions to Holders of Allowed Class 3 Claims shall be released and discharged to the extent paid herein. Once the Old Indenture Trustee has completed performance of all of its duties set forth in this Plan or in connection with any distributions to be made under this Plan, if any, the Old Indenture Trustee, and its successors and assigns, shall be relieved of all obligations as Old Indenture Trustee effective as of the Effective Date.

     Section 7.08. Operations Between the Confirmation Date and the Effective Date. Except as permitted by Section 7.09, the Debtors shall continue to operate as debtors-in-possession, subject to the supervision of the Bankruptcy Court, during the period from the Confirmation Date through and until the Effective Date.

     Section 7.09. Revesting of Assets. Except as otherwise expressly provided in this Plan, pursuant to sections 1123(a)(5), 1123(b)(3) and 1141(b) of the Bankruptcy Code, all Property comprising the Estates of each of the Debtors, including, without limitation, all Causes of Action shall automatically be retained and revest in the relevant Reorganized Debtor or its respective successor, free and clear of all Claims, Liens, contractually-imposed restrictions, charges, encumbrances and Interests of Creditors and equity security holders on the Effective Date with all such Claims, Liens, contractually-imposed restrictions, charges, encumbrances and Interests, being extinguished except as otherwise provided in this Plan or in connection with the New Credit Facility. As of the Effective Date, each Reorganized Debtor may operate its respective businesses and use, acquire and dispose of Property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court free of any restrictions of the Bankruptcy

Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges it incurs for professional fees, disbursements, expenses, or related support services incurred after the Effective Date without any application to the Bankruptcy Court.

     Section 7.10. Registration and Non-Listing of Securities, Periodic Reporting. On the Effective Date, Reorganized ADLT will deregister as a registered issuer of equity securities under ss.12(g) of the Exchange Act and will not list the New Common Stock in any public market. Periodic reporting to the Commission will be governed by the Indenture for the New Notes and related regulations.

     Section 7.11. Approval of Agreements. The solicitation of votes on this Plan shall be deemed a solicitation of the Holders of New Notes, New Common Stock and Old Preferred Stock for the approval of all agreements and transactions contemplated by this Plan, including, without limitation, the New ADLT Certificate of Incorporation, the New ADLT By-Laws, the New Credit Facility, the Senior Management Contracts and the Management Incentive Plan. Entry of the Confirmation Order shall constitute approval of such agreements and transactions as the Confirmation Order shall so provide.

     Section 7.12. [Intentionally left blank.]

     Section 7.13. Adoption of Senior Management Contracts. On the Effective Date, the Reorganized Company shall enter into the Senior Management Contracts and all previous employee contracts with members of Senior Management shall be deemed canceled and extinguished and the members of Senior Management party to such previous contracts shall have no rights thereunder.

     Section 7.14. Adoption of Management Incentive Plan. On the Effective Date, the Reorganized Company shall adopt the Management Incentive Plan and shall issue the Management Options in accordance therewith and in the amounts set forth therein.

     Section 7.15. Adoption of Saratoga Management Services Agreement. On the Effective Date, the Reorganized Company shall enter into the Saratoga Management Services Agreement.

     Section 7.16. Treatment of Hellman Loan. Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code, the Hellman Loan Documents shall be modified to reduce the amount of the outstanding indebtedness owed by Hellman to ADLT to $______ million ("Designated Amount"), which is the approximate amount of Hellman's personal net worth as of the Effective Date; as the balance of the Hellman Loan is uncollectible, it shall, on the Effective Date be settled, compromised, forgiven and released by ADLT to the extent it exceeds the Designated Amount. Except for this reduction in the amount of the indebtedness, the Hellman Loan Documents, including the liens on and security interests in Hellman's personal assets securing Hellman's obligations under those loan documents, shall remain in full force and effect. ADLT's forgiveness of the aforementioned portion of the Hellman Loan is based solely upon ADLT's determination that it is uncollectible; such forgiveness shall not be construed as compensation to Hellman for, among other things, services performed by Hellman on behalf of the Company or to be performed by Hellman on behalf of the Reorganized Company.

                                  ARTICLE VIII

                   PRESERVATION OF CAUSES OF ACTION AND RIGHT
                          TO DEFEND AGAINST AND CONTEST
                              CLAIMS AND INTERESTS

     Section 8.01. Preservation of Rights. Except to the extent that any Claim is Allowed in an amount set forth in this Plan, which Allowed Claims shall not be subject to objection by the Debtors or the Reorganized Debtors at any time or for any reason, nothing, including, without limitation, the failure of the Debtors or the Reorganized Debtors to object to a Claim or Interest for any reason during the pendency of the Chapter 11 Cases, shall affect, prejudice, diminish or impair the rights and legal and equitable defenses of the Debtors or the Reorganized Debtors with respect to any Claim or Interest, including, without limitation, all rights of the Debtors or the Reorganized Debtors (i) to contest or defend themselves against such Claims or Interests in any lawful manner or forum when and if such Claim or Interest is sought to be enforced by the Holder thereof or (ii) in respect of legal and equitable defenses to setoffs or recoupments against Claims or Interests, and the distributions provided for in Article III of this Plan shall at all times be subject to this Section 8.01 of this Plan and to section 502(d) of the Bankruptcy Code.

     Section 8.02. Rights of Action. Except as otherwise provided in this Plan, all Causes of Action, whether or not scheduled, shall automatically be retained and preserved and shall revest in the Reorganized Debtors. Pursuant to section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors (as representatives of the Debtors' Estates) shall retain and have the exclusive right to enforce and prosecute such Causes of Action against any Entity, that arose before the Effective Date, other than those expressly released or compromised as part of or pursuant to this Plan.

     Section 8.03. Setoffs. Except to the extent that any Claim is Allowed in an amount set forth in Article III of this Plan, the Debtors or the Reorganized Debtors, as the case may be, may, but shall not be required to, set off against any Claims and the payments or distributions to be made pursuant to this Plan in respect of such Claims, any and all debts, liabilities and claims of every type and nature whatsoever which the Estates, the Debtors or the Reorganized Debtors may have against their Creditors, but except as specifically set forth in the GE claims offset settlement agreement, neither the failure to do so nor the allowance of any such Claims, whether pursuant to this Plan or otherwise, shall constitute a waiver or release by the Debtors of any such claims the Debtors may have against such Creditors, and all such claims shall be reserved to and retained by the Reorganized Debtors.

     Section 8.04. Objection Deadline. Objections to Claims or Interests, or complaints or motions to subordinate or estimate Claims or Interest, shall be filed with the Bankruptcy Court, and served on the Holders of such Claims or Interests to which objection is made, no later than one-hundred twenty (120) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.

     Section 8.05. No Payment or Distribution Pending Allowance. All references to Claims and Interests and amounts of Claims and Interests refer to the amount of the Claim or Interest Allowed by agreement of the Debtors or Reorganized Debtors and the Holder of such Claim or

Interest, by operation of law, by Final Order or by this Plan. Notwithstanding any other provision in this Plan, no payment or distribution shall be made on account of or with respect to any Claim or Interest to the extent it is a Disputed Claim or Disputed Interest unless and until the Disputed Claim or Disputed Interest becomes an Allowed Claim or an Allowed Interest, as applicable.

     Section 8.06. Bar Date for Administrative Claims. Administrative Claims arising, accruing and/or incurred by the Debtors on and after the Petition Date (other than Professional Claims of Professionals retained in the Chapter 11 Cases) shall be filed with the Bankruptcy Court no later than forty five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Any such Administrative Claims filed after this bar date shall be automatically deemed Disallowed in full.

                                   ARTICLE IX

                     CONDITIONS TO CONSUMMATION OF THIS PLAN

     Section 9.01. Confirmation Order. The Confirmation Order shall not be entered unless and until the form and substance thereof, as well as any amendments to this Plan, have been approved by the Debtors and Saratoga. The Confirmation Order shall, inter alia;

          (A) authorize the issuance of the New Notes and the New Common Stock,

          (B) authorize the adoption of the Saratoga Management Services Agreement,

          (C) authorize the adoption of the Management Incentive Plan,

          (D) authorize the adoption of the Senior Management Contracts, and

          (E) provide that the provisions of the Confirmation Order are non-severable and mutually dependent.

     The Confirmation Order shall contain a finding of fact that the Debtors, the Reorganized Debtors, the Creditors Committee, GE and each of their Professionals acted in good faith within the meaning of and with respect to the actions described in section 1125(e) of the Bankruptcy Code and are therefore not liable for the violation of any applicable law, rule or regulation governing such actions.

     It shall be a condition precedent to confirmation that should the rate of interest borne by the New Notes be a rate determined by the Bankruptcy Court as provided in the definition of "New Notes," that such rate be less than ____%. If the Bankruptcy Court finds that such rate should be equal to or greater than _____%, then the Plan shall not be confirmed.

     Section 9.02. Conditions to Consummation. This Plan shall not be consummated and the Effective Date shall not occur unless and until the following conditions have occurred or have been duly waived (if waivable) pursuant to Section 9.04 below:

          (a) the Confirmation Order shall have been entered and shall have become a Final Order and such order shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction;

          (b) all Plan Documents required to be executed or delivered under this Plan on or prior to the Effective Date shall be in a form that is reasonably acceptable to the Debtors and Saratoga;

          (c) all Plan Documents required to be executed or delivered under this Plan on or prior to the Effective Date shall have been executed and delivered by the parties thereto;

          (d) the Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to enter into, implement, and consummate this Plan Documents, contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with this Plan;

          (e) the New ADLT Certificate of Incorporation shall have been filed with the Delaware Secretary of State in accordance with Delaware law, and all other actions shall have been taken to reincorporate ADLT in Delaware;

          (f) all authorizations, consents and regulatory approvals required, if any, in connection with this Plan's effectiveness shall have been obtained;

          (g) the New Credit Facility shall have become effective;

          (h) the New Indenture and all related documents shall have been entered into by the parties thereto;

          (i) [intentionally left blank]

          (j) [intentionally left blank]

          (k) the Saratoga Management Services Agreement shall have been entered into by the parties thereto;

          (l) the Senior Management Contracts shall have been entered into by the parties thereto;

          (m) the Management Incentive Plan shall have been adopted by ADLT and the Management Options to be issued on the Effective Date thereunder shall have been issued;

          (n) [intentionally left blank];

          (o) no order of a court shall have been entered and shall remain in effect restraining the Debtors or Saratoga from consummating this Plan; and

          (p) an Indenture for the New Notes shall have been qualified by the Commission under the Trust Indenture Act of 1939, as amended.

     Section 9.03. Termination of Plan. The Effective Date must occur by the Termination Date. If the Effective Date has not occurred by the Termination Date, and the Termination Date has not been extended by the Debtors and Saratoga, then this Plan shall be null and void and of no further effect.

     Section 9.04. Waiver of Conditions to Confirmation and Consummation. The condition precedent to confirmation set forth in Section 9.01 may be waived only by Saratoga with the consent of the Debtors. Any one or more of the conditions to consummation in Section 9.02 may be waived at any time by a writing signed by authorized representatives of each of the Debtors and Saratoga without notice or order of the Bankruptcy Court or any further action other than proceeding to consummation of this Plan. The Debtors shall provide prior written notice of the Effective Date to the Creditors Committee and Saratoga.

                                   ARTICLE X

               OPERATION AND MANAGEMENT OF THE REORGANIZED DEBTORS

     Section 10.01. Post-Effective Date Operation of Business. From and after the Effective Date, the Reorganized Debtors will continue to exist and engage in business, in accordance with the applicable law in the respective jurisdictions in which they are incorporated and pursuant to their respective articles of incorporation and codes of regulations (by-laws) in effect prior to the Effective Date, except to the extent such articles of incorporation and codes of regulations (by-laws) are amended or superseded pursuant to this Plan; provided, however, that as soon as practicable after the Effective Date, the Reorganized Debtors shall cause Microsun, LRI and ADLT Services to be dissolved or merged into one of the other Debtors. Without in any way limiting the foregoing, from and after the Effective Date, the Reorganized Debtors will operate their businesses substantially as described in the Disclosure Statement in all material respects.

     Section 10.02. Post-Confirmation Officers and Directors. From and after the Effective Date, the officers of the Reorganized Debtors (a) shall be those Persons serving in those positions as set forth in the Disclosure Statement and
(b) will be reimbursed for all reasonable costs and expenses, and will receive compensation, with all such payments to be made by the respective Reorganized Debtors. From and after the Effective Date, there will be seven (7) members of Reorganized ADLT's Board of Directors designated by Saratoga. The Board of Directors for each of the Subsidiary Debtors shall consist of one (1) or more members to be appointed by Reorganized ADLT's Board of Directors.

                                   ARTICLE XI

                             EFFECTS OF CONFIRMATION

     Section 11.01. Discharge. To the fullest extent permitted by applicable law (including, without limitation, section 105 of the Bankruptcy Code), and except as otherwise provided in this Plan or in the Confirmation Order: (A) all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against the Debtors or any of their respective assets or Properties and, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, upon the Effective Date, the Debtors, and each of them, shall (i) be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, debts (as such term is defined in section 101(12) of the Bankruptcy Code), Liens, security interests, and encumbrances of and against all Property of the respective Estates, the Debtors and their Affiliates, that arose before Confirmation, including, without limitation, all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) such Claim has been Allowed pursuant to section 502 of the Bankruptcy Code, or (b) the Holder of such Claim has voted to accept this Plan and (ii) terminate all Interests of the Holders of Old Preferred Stock, Old Common Stock and Old Other Interests; and (B) as of the Confirmation Date, all entities, including, without limitation, all Holders of Claims or Interests, shall be barred and enjoined from asserting against the Debtors or the Reorganized Debtors, their successors or their property any other or further Claims, debts, rights, Causes of Action, liabilities or Interests relating to the Debtors based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Interests of the Holders of Old Preferred Stock, Old Common Stock and Old Other Interests, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge and termination shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

     Section 11.02. Injunction.

          (a) Discharged Claims and Terminated Interests. Except as otherwise expressly provided for in this Plan or the Confirmation Order and to the fullest extent authorized or provided by the Bankruptcy Code, including sections 524 and 1141 thereof, the entry of the Confirmation Order shall, provided that the Effective Date occurs, permanently enjoin all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is Impaired or terminated pursuant to the terms of this Plan from taking any of the following actions against the Debtors, the Reorganized Debtors or their respective Properties on account of any such discharged Claims, debts or liabilities or such terminated Interests or rights: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (b) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order; (c) creating, perfecting or enforcing in any manner directly or indirectly, any Lien or encumbrance of any kind; (d) asserting any setoff, offset, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Debtors or the Reorganized Debtors; and (e) proceeding in any manner in any place whatsoever, including employing any process, that does not conform to or comply with or is inconsistent with the provisions of this Plan.

          (b) Released Claims. As of the Effective Date, the Confirmation Order shall constitute an injunction permanently enjoining any Person that has held, currently holds or may hold a Claim, demand, debt, right, Cause of Action or liability that is released pursuant to Section 11.04 of this Plan from enforcing or attempting to enforce any such Claim, demand, debt, right, Cause of Action or liability against any (i) Debtor, (ii) Reorganized Debtor, (iii) agent or Professional of the Debtors, (iv) director, officer or employee of any Debtor who continues in such position subsequent to the Effective Date or (v) former director, officer or employee of any Debtor, or any of their respective property, based on, arising from or relating to, in whole or in part, any act, omission, or other occurrence taking place on or prior to the Effective Date with respect to or in any way relating to the Chapter 11 Cases, all of which claims, demands, debts, rights, Causes of Action or liabilities shall be deemed released on the Effective Date; provided, however, that with respect to the former directors, officers and employees of the Debtors, this injunction shall apply only to the enforcement of Claims, demands, debts, rights, Causes of Action or liabilities with respect to which such former directors, officers and employees would be entitled to indemnification from the Debtors or the Reorganized Debtors under contract or law; and, provided further, however, that this injunction shall not apply to (a) any claims Creditors may assert under this Plan to enforce their rights thereunder to the extent permitted by the Bankruptcy Code or (b) any claims Creditors or other third parties may have against each other, which claims are not related to the Debtors and the Reorganized Debtors, it being understood, however, that any defenses, offsets or counterclaims of any kind or nature whatsoever which the Debtors may have or assert in respect of any of the claims of the type described in (a) or (b) of this proviso are fully preserved.

     Section 11.03. Exculpation. None of the Debtors, the Reorganized Debtors, the Creditors Committee, their respective Professionals, Saratoga or the Exculpated Persons shall have or incur any liability to any Person, including, without limitation, any Holder of a Claim or Interest or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates or any of their successors or assigns, for any act taken or omission made in good faith in connection with, relating to, or arising out of, the Chapter 11 Cases, Filing, negotiating, prosecuting, administrating, formulating, implementing, confirming or consummating this Plan or the Property to be distributed under this Plan, including all pre-petition and post-petition activities leading to the promulgation and confirmation of this Plan, the Disclosure Statement (including any information provided or statement made in the Disclosure Statement or omitted therefrom), or any contract, instrument, release or other agreement or document created in connection with or related to this Plan or the administration of the Debtors or these Chapter 11 Cases.

     Section 11.04. Releases.

          (a) Releases by Debtors. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in this Plan or the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their individual capacities and as debtors-in-possession, shall be deemed to have forever released, waived and discharged (i) the agents and Professionals of the Debtors, (ii) the directors, officers and employees of the Debtors who continue in such positions subsequent to the Effective Date, (iii) the former directors, officers and employees of the Debtors, (iv) the members of the Creditors Committee and its Professionals and (v) GE and Saratoga, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtors or the Reorganized Debtors to enforce this Plan, this Plan Documents, contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases or this Plan; provided, however, that no person identified in subclauses (i)-(v) above shall be released or discharged from any Claims, obligations, suits, judgments, debts or Causes of Action arising out of or in connection with indebtedness for money borrowed by any such person from the Debtors, or for goods, services or other consideration provided to such person by the Debtors pursuant to contract or otherwise, unless otherwise expressly provided for elsewhere in this Plan; and provided, further, however that the persons identified in subclause (iii) above shall be released under this Section 11.04(a) only for claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities with respect to which such persons would be entitled to indemnification from the Debtors or the Reorganized Debtors under contract or law.

          (b) Releases by Holders of Claims and Interests. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in this Plan or the Confirmation Order, to the fullest extent permitted under applicable law, in consideration for the obligations of the Persons set forth below under this Plan and, if applicable, the Cash, securities, contracts, releases and other agreements or documents to be delivered in connection with this Plan, each Holder (as well as any trustee or agent on behalf of each such Holder) of a Claim or an Interest and any Affiliate of any such Holder shall be deemed to have forever waived, released and discharged (i) the Debtors, (ii) the Reorganized Debtors, (iii) the agents and Professionals of the Debtors,
     (iv) the directors, officers and employees of the Debtors who continue in such positions subsequent to the Effective Date, (v) the former directors, officers and employees of the Debtors, (vi) Saratoga, and (vii) the members of the Creditors Committee and its Professionals from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date relating to the Debtors, the Reorganized Debtors or any Affiliate of the Debtors, the Chapter 11 Cases or this Plan, and/or which may have directly or indirectly impacted or harmed in any way the value of any Claim against or Interest in the Debtors or their Affiliates; provided, however, that the persons identified in subclause (v) above shall be released under this Section 11.04(b) only for claims, obligations, suits, judgments, damages, rights Causes of Action and liabilities with respect to which such persons would be entitled to indemnification from the Debtors or the Reorganized Debtors under contract or law; provided further, that such waiver, release and discharge shall be effective as to the above-named released parties (other than the Debtors and the Reorganized Debtors) only if such Holder affirmatively marked or checked off the applicable box on the Ballot cast by such Holder indicating such Holder's agreement to grant such waiver, release and discharge; if such Holder did not cast a Ballot or did not mark or check off the applicable box on its Ballot, such Holder shall not be deemed to have granted such waiver, release and discharge as to such non-Debtor parties.

     Section 11.05. Indemnification. To the extent not inconsistent with this Plan or the Confirmation Order and to the fullest extent permitted by applicable law, including, without limitation, the extent provided in the Debtors' constituent documents, contracts (including, without limitation, any indemnification agreement), statutory law or common law, the Reorganized Debtors will indemnify, defend, hold harmless and reimburse the Exculpated Persons from and against any and all losses, claims, Causes of Action, damages, fees, expenses, liabilities and actions (A) for any act taken or omission made in good faith in connection with or in any way related to negotiating, formulating, filing, implementing, confirming or consummating this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan or the administration of the Chapter 11 Cases or (B) for any act or omission in connection with or arising out of the administration of this Plan or the Property to be distributed under this Plan or the operations or activities of the Debtors or the Reorganized Debtors, and any Claims of any such Exculpated Person against the Debtors or the Reorganized Debtors on account of such indemnification obligations shall be unaltered and Unimpaired within the meaning of section 1124(1) of the Bankruptcy Code, except that neither the Debtors nor the Reorganized Debtors shall have any obligation to indemnify any Exculpated Person for any acts or omissions that constitute gross negligence or willful misconduct as such is finally determined by the Bankruptcy Court. Such indemnification obligations shall survive unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

     Section 11.06. Other Documents and Actions. The Debtors and the Reorganized Debtors are authorized, subject to Saratoga's consent, to execute such documents and take such other action as is necessary to effectuate the transactions provided for in this Plan.

     Section 11.07. Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105(a) or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     Section 11.08. Preservation of Insurance. Except as necessary to be consistent with this Plan, this Plan and the discharge provided herein shall not diminish or impair (A) the enforceability of insurance policies that may cover Claims against the Debtors or any other Person or Entity or (B) the continuation of workers' compensation programs in effect, including self-insurance programs.

     Section 11.09. Guaranties. Notwithstanding the existence of guaranties by the Debtors of obligations of any Entity or Entities, and the Debtors' joint obligations with another Entity or Entities with respect to the same obligations, all Claims against the Debtors based upon any such guaranties shall be satisfied, discharged and released in the manner provided in this Plan and the Holders of Claims shall be entitled to only one distribution with respect to any given obligation of the Debtors.

     Section 11.10. Waiver of Subordination Rights. Any distributions under this Plan shall be received and retained free of and from any obligations to hold or transfer the same to any other Creditor, and shall not be subject to levy, garnishment, attachment or other legal process by any Holder by reason of claimed contractual subordination rights and the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to Property distributed under this Plan, in each case other than as provided in this Plan.

     Section 11.11. No Successor Liability. Except as otherwise expressly provided in this Plan, the Reorganized Debtors do not, pursuant to this Plan or otherwise, assume, agree to perform, pay, or indemnify Creditors or otherwise have any responsibilities for any liabilities or obligations of the Debtors relating to or arising out of the operations of or assets or Property of the Debtors, whether arising prior to, on, or after the Confirmation Date. The Reorganized Debtors are not, and shall not be, successors to the Debtors by reason of any theory of law or equity, and shall not have any successor or transferee liability of any kind or character, except that the Reorganized Debtors shall assume the obligations specified in this Plan and the Confirmation Order.

                                  ARTICLE XII

                            RETENTION OF JURISDICTION

     Section 12.01. Exclusive Jurisdiction of Bankruptcy Court. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain after the Effective Date exclusive jurisdiction of all matters arising out of, arising in or related to, the Chapter 11 Cases to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

          (a) classify or establish the priority, secured or unsecured status of any Claim or Interest (whether Filed before or after the Effective Date and whether or not contingent, Disputed or unliquidated) or resolve any dispute as to the treatment necessary to Reinstate a Claim pursuant to this Plan;

          (b) grant or deny any applications for allowance of compensation or reimbursement of expenses pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code or otherwise provided for in this Plan, for periods ending on or before the Effective Date;

          (c) determine and resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

          (d) ensure that all payments due under this Plan and performance of the provisions of this Plan are accomplished as provided herein and resolve any issues relating to distributions to Holders of Allowed Claims or Allowed Interests pursuant to the provisions of this Plan;

          (e) construe, take any action and issue such orders, prior to and following the Confirmation Date and consistent with section 1142 of the Bankruptcy Code, as may be necessary for the enforcement, implementation, execution and consummation of this Plan and all Plan Documents, contracts, instruments, releases, indentures and other agreements or documents created in connection with this Plan, including, without limitation, the Disclosure Statement and the Confirmation Order, for the maintenance of the integrity of this Plan and protection of the Reorganized Debtors in accordance with sections 524 and 1141 of the Bankruptcy Code following consummation;

          (f) determine and resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, implementation or enforcement of this Plan (and all Exhibits to this Plan) or the Confirmation Order, including the indemnification and injunction provisions set forth in and contemplated by this Plan or the Confirmation Order, or any Entity's rights arising under or obligations incurred in connection therewith;

          (g) hear any application of the Debtors or the Reorganized Debtors to modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code and Section 13.04 hereof or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code and this Plan;

          (h) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

          (i) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

          (j) determine any other matters that may arise in connection with or relating to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in this Plan;

          (k) determine such other matters and for such other purposes as may be provided in the Confirmation Order;

          (l) hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code;

          (m) continue to enforce the automatic stay through the Effective Date;

          (n) hear and determine (i) disputes arising in connection with the interpretation, implementation or enforcement of this Plan or (ii) issues presented or arising under this Plan, including disputes among Holders and arising under this Plan Documents, or other agreements, documents or instruments executed in connection with this Plan;

          (o) enter a final decree closing the Chapter 11 Cases or converting them into chapter 7 cases; and

          (p) determine and resolve any and all controversies relating to the rights and obligations of the Old Indenture Trustee, the Voting Agent and the Disbursing Agent in connection with the Chapter 11 Cases, including, without limitation, any dispute arising in connection with the payment of the reasonable fees and expenses of the Old Indenture Trustee, the Voting Agent and the Disbursing Agent in connection with their duties in the Chapter 11 Cases.

     Section 12.02. Non-Exclusive Jurisdiction of Bankruptcy Court. Following the Effective Date, the Bankruptcy Court shall retain non-exclusive jurisdiction of the Chapter 11 Cases to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

          (a) allow, disallow, determine, liquidate or estimate any Claim or Interest, including the compromise, settlement and resolution of any request for payment of any Claim, the resolution of any Objections to the allowance of Claims or Interests and to hear and determine any other issue presented hereby or arising hereunder, including during the pendency of any appeal relating to any Objection to such Claim or Interest (to the extent permitted under applicable law);

          (b) recover all assets of the Debtors and Property of their respective Estates, wherever located;

          (c) hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes and tax benefits and similar or related matters with respect to the Debtors or the Debtors' respective Estates arising prior to the Effective Date or relating to the period of administration of the Chapter 11 Cases, including, without limitation, matters concerning federal, state and local taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

          (d) hear and determine any motions, applications, adversary proceedings, contested matters and other litigated matters pending on, Filed or commenced after the Effective Date that may be commenced by the Debtors thereafter, including proceedings with respect to the rights of the Debtors to recover Property under sections 542, 543 or 553 of the Bankruptcy Code, or to bring any Avoidance Action, or to otherwise collect to recover on account of any claim or Cause of Action that the Debtors may have; and

          (e) hear any other matter not inconsistent with the Bankruptcy Code.

     Section 12.03. Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter arising under, arising in or related to the Debtors, including with respect to the matters set forth above in Section 12.01 and Section 12.02 hereof, this Article XII shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

     Section 13.01. Binding Effect of Plan. The provisions of this Plan shall be binding upon and inure to the benefit of the Debtors, Saratoga, the Estates, the Reorganized Debtors, any Holder of any Claim or Interest treated herein or any Person named or referred to in this Plan, the Old Indenture Trustee and each of their respective heirs, executors, administrators, representatives, predecessors, successors, assigns, agents, officers and directors, and, to the fullest extent permitted under the Bankruptcy Code and other applicable law, each other Person affected by this Plan.

     Section 13.02. Withdrawal of this Plan. The Debtors and Saratoga, acting jointly, reserve the right, at any time prior to Confirmation of this Plan, to revoke or withdraw this Plan. If this Plan is revoked or withdrawn or if the Confirmation Date does not occur, this Plan shall be null and void and have no force and effect. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by the Debtors or Saratoga or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors, Saratoga or any Person in any further proceedings involving the Debtors.

     Section 13.03. Final Order. Except as otherwise expressly provided in this Plan, any requirement in this Plan for a Final Order may be waived by the Debtors and Saratoga, acting jointly, or, after the Effective Date, the Reorganized Debtors upon written notice to the Bankruptcy Court.

     Section 13.04. Modification of this Plan. The Debtors and Saratoga, acting jointly, may alter, amend or modify this Plan, including all exhibits to this Plan, in accordance with section 1127 of the Bankruptcy Code or as otherwise permitted at any time prior to the Confirmation Date. After the Confirmation Date and prior to the substantial consummation of this Plan, and in accordance with the provisions of section 1127(b) of the Bankruptcy Code and the Bankruptcy Rules, the Debtors and Saratoga and any party in interest may, so long as the treatment of Holders of Claims or Interests under this Plan is not adversely affected, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of this Plan; provided, however, prior notice of such proceedings shall be served in accordance with Bankruptcy Rules 2002 and 9014.

     Section 13.05. Business Days. If any payment or act under this Plan is required to be made or performed on a date that is not a Business Day in any particular location where performance was to occur, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, without interest, but shall be deemed to have been completed as of the required date.

     Section 13.06. Severability. Should the Bankruptcy Court determine, on or prior to the Confirmation Date, that any provision of this Plan is either illegal on its face or illegal as applied to any Claim or Interest, such provision shall be unenforceable as to all Holders of Claims or Interests or to the specific Holder of such Claim or Interest, as the case may be, as to which such provision is illegal. Unless otherwise determined by the Bankruptcy Court, such a determination of unenforceability shall in no way limit or affect the enforceability and operative effect of any other provision of this Plan. The Debtors reserve the right not to proceed with Confirmation or consummation of this Plan if any such ruling occurs.

     Section 13.07. Governing Law. EXCEPT TO THE EXTENT THAT THE BANKRUPTCY CODE OR BANKRUPTCY RULES OR OTHER FEDERAL LAWS ARE APPLICABLE, AND SUBJECT TO THE PROVISIONS OF ANY CONTRACT, INSTRUMENT, RELEASE, INDENTURE OR OTHER AGREEMENT OR DOCUMENT ENTERED INTO IN CONNECTION WITH THIS PLAN, THE CONSTRUCTION, IMPLEMENTATION AND ENFORCEMENT OF THIS PLAN AND ALL RIGHTS AND OBLIGATION ARISING UNDER THIS PLAN SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS-OF-LAW PRINCIPLES WHICH WOULD APPLY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF OHIO OR THE UNITED STATES OF AMERICA.

     Section 13.08. Dissolution of Committees. On the Effective Date, the Committees shall be automatically dissolved and all members, Professionals and agents of the Committees shall be deemed released of their duties, responsibilities and obligations, and shall be without further duties, responsibilities and authority in connection with the Debtors, the Chapter 11 Cases, this Plan or its implementation.

     Section 13.09. Payment of Statutory Fees. All U.S. Trustee's Fee Claims, as determined, if necessary, by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

     Section 13.10. Notices. Any notice required or permitted to be provided under this Plan shall be in writing and served by either (A) certified mail, return receipt requested, postage prepaid, (B) hand delivery, (C) reputable overnight delivery service, freight prepaid or (D) facsimile, to be addressed as follows:

     If to Debtors/Reorganized Debtors:

          Advanced Lighting Technologies, Inc.
          32000 Aurora Road
          Solon, Ohio  44139
          Attn.: Wayne R. Hellman, Chief Executive Officer
          facsimile:  (440) 519-0503

     With a copy to:

          Jenner & Block, LLC
          One IBM Plaza
          Chicago, Illinois 60611
          Attn.: Jeff J. Marwil
          Jerry L. Switzer, Jr.
          Peter J. Young
          facsimile:  (312) 527-0484

     If to Creditors Committee:

          GSC Partners
          500 Campus Drive, #220
          Florham Park, New Jersey  07932
          Attn.: Thomas Libassi
          facsimile:  (973) 437-1037

     With copies to:

          Stroock & Stroock & Lavan LLP
          180 Maiden Lane
          New York, New York  10038
          Attn.: Michael J. Sage
          Kristopher M. Hansen
          A. Victor Glaser
          facsimile:  (212) 806-6006

                   and

          Kaye Scholer LLC
          Three First National Plaza
          70 West Madison Street
          Suite 4100
          Chicago, Illinois 60602
          Attn:  Michael B. Solow
          Joel L. Miller
          Facsimile:  (312) 583-2360

     If to Equity Committee:

          Robert F. Spangler
          4708 Hunt Creek
          Harrisburg, Pennsylvania  17112
          facsimile:  (717) 652-1948

     With a copy to:

          Shaw, Gussis, Fishman, Glantz, Wolfson & Towbin, LLC
          1144 West Fulton Street, Suite 200
          Chicago, Illinois  60607
          Attn.: Robert M. Fishman
          Brian M. Graham
          Mark L. Radtke
          facsimile:  (312) 541-0155

     If to Old Indenture Trustee:

          The Bank of New York
          101 Barclay Street, 8 West
          New York, New York  10286
          Attn.: Gerard Facendola
          facsimile:  (212) 815-5131

     If to GE:

          General Electric Company
          c/o GE Consumer Products
          Appliance Park
          AP 2-225
          Louisville, Kentucky  40225
          Attn.: Raymond M. Burse, General Counsel
          facsimile:  (502) 452-0347

     With a copy to:

          Wyatt, Tarrant & Combs, LLP
          250 W. Main Street, Suite 1600
          Lexington, Kentucky 40502
          Attn:  Mary L. Fullington
          facsimile:  (859) 259-0649

     If to Saratoga:

          Saratoga Lighting Holdings LLC
          4th Floor
          535 Madison Avenue
          New York, NY 10022
          Attn.: Christian Oberbeck
          facsimile:  (212) 906-7800

     With a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, N.Y. 10017
          Attn:  Stephen H. Case
          facsimile:  (212) 450-4800


     If to the United States Trustee:

          Ira Bodenstein, U.S. Trustee (Region 11)
          227 West Monroe Street, Suite 3350
          Chicago, Illinois  60606
          Attn:  Roman Sukley
          facsimile:  (312) 886-5794

     Section 13.11. Filing of Additional Documents. On or before substantial consummation of this Plan, the Debtors, with the consent of Saratoga, shall issue, execute, deliver, and File with the Bankruptcy Court or record any agreements and other documents, and take any action as may be necessary or appropriate to effectuate, consummate and further evidence the terms and conditions of this Plan.

     Section 13.12. Section 1125 of the Bankruptcy Code. (a) The Debtors and Saratoga have, and upon Confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and (b) the Debtors and Saratoga (and their Affiliates, officers, directors, employees, consultants, agents, advisors, members, attorneys, accountants, financial advisors, other representatives and Professionals) have participated in good faith and in compliance with the applicable provisions of the Securities Act and the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under this Plan, and are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer, issuance, sale, or purchase of the securities offered and sold under this Plan.

     Section 13.13. Section 1146 Exemption. To the fullest extent permitted under section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under this Plan, if any, or the execution, delivery or recording of an instrument of transfer under this Plan, or the revesting, transfer or sale of any real or other Property of or to the Debtors or the Reorganized Debtors, shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, mortgage recording tax, intangible tax or similar tax.

     Section 13.14. Section 1145 Exemption. To the fullest extent permitted under section 1145 of the Bankruptcy Code, the issuance of the New Notes, the New Common Stock, the New Preferred Stock and the Management Options shall be exempt from the registration requirements of Section 5 of the Securities Act and any and all federal, state and local laws requiring the registration or licensing of an issuer, underwriter, broker or dealer in such securities.

     Section 13.15. Time. Unless otherwise specified herein, in computing any period of time prescribed or allowed by this Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day in any location where performance is to occur, in which event the period runs until the end of next succeeding day that is a Business Day. Otherwise, the provisions of Bankruptcy Rule 9006 shall apply.

     Section 13.16. No Attorneys' Fees. No attorneys' fees will be paid by the Debtors with respect to any Claim or Interest except as expressly specified herein or Allowed by a Final Order of the Bankruptcy Court.

     Section 13.17. No Injunctive Relief. No Claim or Interest shall under any circumstances be entitled to specific performance or other injunctive, equitable or other prospective relief.

     Section 13.18. Non-Voting Equity Securities. The Debtors shall comply with the provisions of section 1123(a)(6) of the Bankruptcy Code.

     Section 13.19. Continued Confidentiality Obligations. Pursuant to the terms thereof, members of, and advisors and Professionals to, any Committee, any other Holder of a Claim or Interest and their respective predecessors, successors and assigns, shall continue to be obligated and bound by the terms of any confidentiality agreement executed by them in connection with these Chapter 11 Cases or the Debtors, to the extent that such agreement, by its terms, may continue in effect after the Confirmation Date.

     Section 13.20. No Admissions or Waivers. Notwithstanding anything herein to the contrary, nothing contained in this Plan shall be deemed an admission or waiver by the Debtors with respect to any matter set forth herein, including, without limitation, liability on any Claim or Interest or the propriety of any classification of any Claim or Interest.

     Section 13.21. Entire Agreement. This Plan and Exhibits set forth the entire agreement and undertakings relating to the subject matter hereof and they supersede all prior discussions and documents. The Debtors shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein.

     Section 13.22. Waiver. The Debtors and Saratoga, acting jointly, or the Reorganized Debtors, as applicable, reserve the right to waive any of their rights under this Plan, and any conditions precedent provided for under this Plan.

     Section 13.23. Bar Date for Professionals. Applications for compensation for services rendered and reimbursement of expenses incurred by Professionals
(a) from the later of the Petition Date or the date on which retention was approved through the Effective Date or (b) at any time during the Chapter 11 Cases when such compensation is sought pursuant to sections 503(b)(3) through
(b)(5) of the Bankruptcy Code, shall be Filed no later than forty-five (45) days after the Effective Date or such later date as the Bankruptcy Court approves, and shall be served on (i) the Debtors, (ii) counsel to the Debtors, (iii) counsel to the Creditors Committee, (iv) counsel for the Equity Committee and
(v) the United States Trustee, at the addresses set forth in Section 13.10 of this Plan. Applications that are not timely Filed shall not be considered by the Court. The Reorganized Debtors may pay any Professional fees and expenses incurred after the Effective Date without any application to the Bankruptcy Court.

                              CONFIRMATION REQUEST

     The Debtors hereby request confirmation of this Plan pursuant to section 1129(a) or section 1129(b) of the Bankruptcy Code.

Dated: The Date Set Forth.
       On the Cover Page


Jeff J. Marwil (06194504)
Jerry L. Switzer, Jr. (06210229)
Peter J. Young (06278765)
Jenner & Block, LLC
One IBM Plaza
Chicago, Illinois 60611
(312) 222-9350 (312) 527-0484 (Fax)

Counsel for Debtors and Debtors-in-Possession

                                    EXHIBIT A
            To First Amended Joint Chapter 11 Plan of Reorganization

                           Management Incentive Plan


               [To be filed under separate cover at a later date.]

                                    EXHIBIT B
            To First Amended Joint Chapter 11 Plan of Reorganization

                      New ADLT Certificate of Incorporation


               [To be filed under separate cover at a later date.]

                                    EXHIBIT C
            To First Amended Joint Chapter 11 Plan of Reorganization

                                New ADLT By-Laws


               [To be filed under separate cover at a later date.]

                                    EXHIBIT D
            To First Amended Joint Chapter 11 Plan of Reorganization

                                  New Indenture


               [To be filed under separate cover at a later date.]

                                    EXHIBIT E
            To First Amended Joint Chapter 11 Plan of Reorganization


               [To be filed under separate cover at a later date.]

                                    EXHIBIT F
            To First Amended Joint Chapter 11 Plan of Reorganization

                       Form of Senior Management Contracts

               [To be filed under separate cover at a later date.]

                                    EXHIBIT G
            To First Amended Joint Chapter 11 Plan of Reorganization


               [To be filed under separate cover at a later date.]

                                    EXHIBIT H
            To First Amended Joint Chapter 11 Plan of Reorganization

                     Saratoga Management Services Agreement

               [To be filed under separate cover at a later date.]

                                    Annex B
                            to Disclosure Statement
                            -----------------------

                             Financial Projections
                             ---------------------

Advanced Lighting Technologies, Inc.
Projected Free Cash Flow
Dollars in Thousands

                                                 1Q-04    2Q-04   3Q-04    4Q-04     2004    1Q-05   2Q-05   3Q-05   4Q-05     2005
                                                 -----    -----   -----    -----     ----    -----   -----   -----   -----     ----

Recurring EBITDA                                 5,319    5,578   6,622    6,434   23,951    6,885   6,966   7,473   7,061   28,386
Less:  Capex                                    (1,341)  (1,341) (1,341)  (1,341)  (5,364)  (1,704) (1,704) (1,704) (1,704)  (6,817)
Less:  Cash Taxes                                    -        -       -     (695)    (695)       -       -       -    (870)    (870)
Change in Working Capital - Source/(Use)
   Receivables - Net                              (575)  (1,397) (1,341)  (1,739)  (5,052)  (2,061) (2,780)  2,201  (1,261)  (3,901)
   Inventory                                     2,264     (407)    (52)     (20)   1,785   (1,115)    (62)    (67)    (26)  (1,271)
   Post-Petition Payables                          536    2,560  (5,163)     896   (1,172)   1,334     435     915     108    2,792
   Prepaid Expenses                                 41       62     (87)      13       28      (42)     66     (96)     14      (58)
   Accrued Expenses                                126     (247)      -        -     (121)     558       -       -       -      558
   Interest Expense                               (647)    (659) (2,024)    (502)  (3,832)  (5,105)   (547) (5,095)   (507) (11,254)
                                                -------  ------- -------  -------  ------   ------- ------- ------- -------  -------
Free Cash Flow                                   5,721    4,148  (3,386)   3,045    9,528   (1,249)  2,373   3,627   2,816    7,567

 Classified Claims
 Class 1(a) - Miscellaneous Secured Claims           -       (7)    (20)     (20)     (47)     (20)    (20)    (20)    (19)     (79)
 Class 1(b) - Secured Claims of GE                   -        -       -        -        -        -       -       -       -        -
 Class 2 - Classified Priority Claims                -      (24)      -        -      (24)       -       -       -       -        -
 Class 3 - Old Notes                                 -        -       -        -        -        -       -       -       -        -
 Class 4 - ADLT General Unsecured                    -        -  (1,785)       -   (1,785)       -       -       -       -        -
 Class 5 - Subsidiary Debtor General Unsecured       -        -  (1,958)       -   (1,958)       -       -       -       -        -
 Class 6 - Old Preferred Stock Interests             -        -       -        -        -        -       -       -       -        -
 Class 7 - Old Common Stock Interests                -        -  (2,500)       -   (2,500)       -       -       -       -        -
 Class 8 - Old Other Interests                       -        -       -        -        -        -       -       -       -        -
 Class 9 - Subsidiary Interests                      -        -       -        -        -        -       -       -       -        -
                                                -------  ------- -------  -------  ------   ------- ------- ------- -------  -------
 Total Claims                                        -      (30) (6,264)     (20)  (6,314)     (20)    (20)    (20)    (19)     (79)
 Net Cash Flow                                   5,721    4,118  (9,650)   3,025    3,214   (1,269)  2,354   3,607   2,797    7,489

 Revolver Borrowing Capacity                     4,030   12,434   9,281   12,558   12,558   11,017  13,789  14,791  15,059   15,059
 Cash Balance                                    3,007   11,066   3,007    3,007    3,007    3,007   3,007   4,737   6,639    6,639
                                                -------  ------- -------  -------  -------  ------- ------- ------- -------  -------
 Revolver Borrowing Capacity plus Cash           7,037   23,501  12,287   15,565   15,565   14,024  16,796  19,528  21,698   21,698

                                                 Note 1 - Revolver Borrowing Capacity is based on terms and conditions anticipated to be in place at the Effective Date, assumed to be
                                                          December 31, 2003.
                                                 Note 2 - No receipts have been forecasted from the Ruud Notes,
                                                          Hexagram or Fiberstars stock. To the extent any proceeds are realized, they would have a positive effect on availability.
                                                 Note 3 - In exchange for Class 3 - Old Notes, New Notes will be received. Pursuant to the indenture, claimholders will be
                                                          receiving interest payments captured above in the Interest Expense above the Free Cash Flow

Advanced Lighting Technologies, Inc.
Projected Free Cash Flow
Dollars in Thousands

                                                 1Q-06   2Q-06   3Q-06   4Q-06     2006   1Q-07   2Q-07   3Q-07    4Q-07     2007
                                                 -----   -----   -----   -----     ----   -----   -----   -----    -----     ----

 Recurring EBITDA                                7,718   7,855   8,478   8,097   32,148   8,984   9,194   9,991    9,666   37,835
Less:  Capex                                    (1,874) (1,874) (1,874) (1,874)  (7,494) (2,151) (2,151) (2,151)  (2,151)  (8,602)
Less:  Cash Taxes                                    -       -       -    (972)    (972)      -       -       -   (2,273)  (2,273)
Change in Working Capital - Source/(Use)
   Receivables - Net                            (1,510) (3,053)  2,143  (1,405)  (3,825) (1,716) (3,336)  1,929   (1,549)  (4,672)
   Inventory                                    (1,241)    (78)    (84)    (32)  (1,435) (1,167)   (101)   (110)     (41)  (1,419)
   Post-Petition Payables                          614    (301)    624     102    1,039     725    (270)    736      114    1,306
   Prepaid Expenses                                (49)     70    (106)     16      (69)    (53)     75    (119)      18      (79)
   Accrued Expenses                                611       -       -       -      611     750       -       -        -      750
   Interest Expense                             (5,076)   (496) (5,065)   (485) (11,121) (5,053)   (473) (5,042)    (462) (11,030)
                                                ------- ------- ------- ------- -------- ------- ------- ------- -------- --------
Free Cash Flow                                    (806)  2,124   4,115   3,448    8,881     320   2,939   5,236    3,321   11,816

 Classified Claims
 Class 1(a) - Miscellaneous Secured Claims         (19)    (19)    (19)    (19)     (75)    (18)    (18)    (18)     (18)     (72)
 Class 1(b) - Secured Claims of GE                   -       -       -       -        -       -       -       -        -        -
 Class 2 - Classified Priority Claims                -       -       -       -        -       -       -       -        -        -
 Class 3 - Old Notes                                 -       -       -       -        -       -       -       -        -        -
 Class 4 - ADLT General Unsecured                    -       -       -       -        -       -       -       -        -        -
 Class 5 - Subsidiary Debtor General Unsecured       -       -       -       -        -       -       -       -        -        -
 Class 6 - Old Preferred Stock Interests             -       -       -       -        -       -       -       -        -        -
 Class 7 - Old Common Stock Interests                -       -       -       -        -       -       -       -        -        -
 Class 8 - Old Other Interests                       -       -       -       -        -       -       -       -        -        -
 Class 9 - Subsidiary Interests                      -       -       -       -        -       -       -       -        -        -
                                                ------- ------- ------- ------- -------- ------- ------- ------- -------- --------
 Total Claims                                      (19)    (19)    (19)    (19)     (75)    (18)    (18)    (18)     (18)     (72)

 Net Cash Flow                                    (826)  2,105   4,097   3,429    8,806     301   2,921   5,218    3,304   11,744

 Revolver Borrowing Capacity                    15,924  16,734  16,205  16,507   16,507  17,511  18,414  17,964   18,310   18,310
 Cash Balance                                    4,514   6,319  10,139  12,701   12,701  12,742  15,405  20,393   22,882   22,882
                                                ------- ------- ------- ------- -------- ------- ------- ------- -------- --------
 Revolver Borrowing Capacity plus Cash          20,438  23,054  26,344  29,208   29,208  30,252  33,819  38,358   41,192   41,192

                                                 1Q-08    2Q-08    3Q-08    4Q-08      2008
                                                 -----    -----    -----    -----      ----

 Recurring EBITDA                               10,108   10,418   11,443   11,187    43,155
Less:  Capex                                    (2,314)  (2,314)  (2,314)  (2,314)   (9,258)
Less:  Cash Taxes                                    -        -        -   (4,149)   (4,149)
Change in Working Capital - Source/(Use)
   Receivables - Net                            (1,305)  (3,640)   1,717   (1,727)   (4,955)
   Inventory                                    (1,252)    (127)    (137)     (52)   (1,567)
   Post-Petition Payables                        1,085     (252)     832      127     1,791
   Prepaid Expenses                                (53)      81     (133)      20       (85)
   Accrued Expenses                                812        -        -       (0)      812
   Interest Expense                             (5,030)    (450)  (5,019)    (439)  (10,939)
                                                ------- -------- -------- -------- ---------
Free Cash Flow                                   2,050    3,716    6,388    2,652    14,806

 Classified Claims
 Class 1(a) - Miscellaneous Secured Claims         (18)     (17)     (17)     (17)      (69)
 Class 1(b) - Secured Claims of GE                   -        -        -        -         -
 Class 2 - Classified Priority Claims                -        -        -        -         -
 Class 3 - Old Notes                                 -        -        -        -         -
 Class 4 - ADLT General Unsecured                    -        -        -        -         -
 Class 5 - Subsidiary Debtor General Unsecured       -        -        -        -         -
 Class 6 - Old Preferred Stock Interests             -        -        -        -         -
 Class 7 - Old Common Stock Interests                -        -        -        -         -
 Class 8 - Old Other Interests                       -        -        -        -         -
 Class 9 - Subsidiary Interests                      -        -        -        -         -
                                                ------- -------- -------- -------- ---------
 Total Claims                                      (18)     (17)     (17)     (17)      (69)
 Net Cash Flow                                   2,032    3,698    6,371    2,635    14,736
 Revolver Borrowing Capacity                    19,179   20,178   19,814   20,212    20,212
 Cash Balance                                   24,710   28,212   34,420   36,309    36,309
                                                ------- -------- -------- -------- ---------
 Revolver Borrowing Capacity plus Cash          43,889   48,390   54,234   56,521    56,521

                                    Annex C
                            to Disclosure Statement
                            -----------------------

                              Liquidation Analysis
                              --------------------

                          CONFIDENTIAL AND PROPRIETARY

                      Advanced Lighting Technologies, Inc.
       -----------------------------------------------------------------
                                 8/29/03 9:37 AM

                 Consolidated Chapter 7 Liquidation Analysis1,2
                   Projected Accounts as of December 31, 2003



                                                            Book Value
                                                            excluding
             Division                                       eliminations        % Recoverable  Liquidation Value
             --------                                       ------------        -------------  -----------------

APL                                                          32,794,991              21.4%         7,028,573
DSI                                                          36,022,681              5.0%          1,790,208
Canada                                                       13,092,530              16.8%         2,205,873
UK                                                           20,633,983              22.6%         4,660,081
Australia                                                    11,752,563              42.5%         4,994,986
Venture Marketing                                            31,922,115              24.3%         7,752,519
Venture Factory                                              52,313,143              6.4%          3,326,212
India Power Systems                                           8,102,431              15.6%         1,266,928
India Lighting                                               26,190,561              8.0%          2,102,179
Realty                                                        8,506,235              -5.6%          (479,534)
Corporate                                                   126,667,517              1.4%          1,783,080
Other Assets                                                  1,845,031              77.9%         1,436,468
                                                            -----------              -----        -----------
Total Proceeds3                                             369,843,781              10.2%        37,867,572

Proceeds from Liquidation
DIP Facility
Administrative Claims - Chapter 7 Expenses
Administrative Claims - Chapter 11 Expenses                  27,400,699             100.0%        27,400,699
Priority Tax Claims                                           1,136,027             100.0%         1,136,027
Class 1(a):  Miscellaneous Secured Claims                     2,500,000             100.0%         2,500,000
Class 1(b):  GE Secured Claims4                                 248,000             100.0%           248,000
Class 2: Classified Priority Claims                             508,000             100.0%           508,000
Class 5: Subsidiary Debtor                                    2,389,962             100.0%         2,389,962
           General Unsecured Claims                              23,500             100.0%            23,500
Classes 3 and 4:  Old Note Claims                             2,276,480             100.0%         2,276,480
                    and ADLT General Unsecured Claims       109,314,127              1.3%          1,384,904
Class 6:  Old Preferred Stock Interests                      25,221,123              0.0%                  -
Class 7:  Old Common Stock Interests                                  -              0.0%                  -


1 Assumes no additional expenses such as severance, shut down costs, environmental clean up funds, etc.
2 The debtor by debtor unconsolidated liquidation analyses are available upon request
3 Proceeds net of accrued expenses, post-petition accounts payable and secured debt at subsidiary levels
4 Accounts owed by GE to the various debtors that are being offset against the GE Secured Claims are included within the liquidation asset values